Exhibit 2.01

PURCHASE AND SALE AGREEMENT
BY AND AMONG
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,
HARTFORD LIFE, INC.,
AND
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
(solely for purposes of Sections 8.4, 8.5, 14.2, 14.3, 14.4, 14.5, 14.6, 14.7, 14.8, 14.9, 14.10,
14.11, 14.12, 14.13, 14.14 and 14.15 and to the extent applicable to such Sections, Article I)
Dated as of: September 4, 2012

Exhibit 2.01

Exhibit 2.01

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS
Section 1.1    Definitions    1
ARTICLE II
PURCHASE AND SALE
Section 2.1     Purchase and Sale; Assignment and Assumption    25
Section 2.2     Purchase Price; Ceding Commission    25

Section 2.3	Statement of Net Flows; Statement of General Account Net Settlement; Statement of Separate Accounts; Statement of Net Worth; Master
Settlement Statement    26
Section 2.4     Review of Closing Statements and Calculations    29
ARTICLE III
CLOSING
Section 3.1    Closing Date    33
Section 3.2     Payment on the Closing Date    33
Section 3.3    Reinsurance Transaction    33
Section 3.4    Buyer’s Closing Date Deliveries    34
Section 3.5    Seller’s Closing Date Deliveries    34
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER, HFSG AND THE
SELLER PARTIES
Section 4.1    Organization and Standing    36
Section 4.2    Authority; Conflicts    36
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING HRS AND THE BUSINESS
Section 5.1    Organization and Standing    37
Section 5.2    Limited Liability Company Power    38
Section 5.3    Capital Structure    38
Section 5.4    Financial Information; Business Records    39

Exhibit 2.01

Section 5.5    Investment Assets    40
Section 5.6    Actuarial Report; Reserves    41
Section 5.7     Certain Changes    42
Section 5.8    Taxes    42
Section 5.9    Seller Permits    44
Section 5.10     Ownership of Assets    44
Section 5.11     Real Property    45
Section 5.12     Environmental Matters    46
Section 5.13     Intellectual Property    46
Section 5.14     Compliance with Applicable Law, Litigation or Regulatory Action    48
Section 5.15     Material Contracts    50
Section 5.16     Material Distributors    53
Section 5.17     Mutual Fund Organizations    54
Section 5.18     Employee Benefits and Agreements    54
Section 5.19     Employees and Employee Relations    55
Section 5.20     No Brokers    56
Section 5.21     Insurance Product-Related Matters    56
Section 5.22     Facts Affecting Regulatory Approvals    61
Section 5.23     Settlement Agreement    61
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Section 6.1    Organization and Standing    62
Section 6.2    Authority; Conflicts    62
Section 6.3    Litigation or Regulatory Action    63
Section 6.4    Financial Statements    63
Section 6.5     Buyer Permits; Compliance with Applicable Law    63
Section 6.6    Availability of Funds    64
Section 6.7     No Brokers    64
Section 6.8     Facts Affecting Regulatory Approvals    64
Section 6.9    Investment Representations    64
ARTICLE VII
ACTIONS PRIOR TO THE CLOSING DATE
Section 7.1    Operations Prior to the Closing Date    64
Section 7.2     Access to Information    68
Section 7.3    Notifications    68
Section 7.4     Efforts and Actions to Cause the Closing to Occur    69
Section 7.5    Shared Contracts    72
Section 7.6    Multiparty Contracts    73
Section 7.7    Separate Accounts    73
Section 7.8     Master Assignment Agreement Pre-Closing Actions    73
Section 7.9     Real Property Arrangements    73

Exhibit 2.01

Section 7.10 Copies of Investment Asset Materials    73
ARTICLE VIII
ADDITIONAL AGREEMENTS
Section 8.1    Employee Matters    73
Section 8.2    Insurance    82
Section 8.3     Use of Seller’s Trademarks; Corporate Names    82
Section 8.4     Non-Competition    83
Section 8.5     Covenants Not to Hire Employees    86
Section 8.6     Termination of Certain Affiliate Agreements and Obligations; Certain
Assets and Liabilities of HRS    87
Section 8.7    Confidentiality    87
Section 8.8    Residual Information    88
Section 8.9     Further Action    89
Section 8.10     Ancillary Agreements    89
Section 8.11     Transfer and Maintenance of Business Records    89
Section 8.12     Post-Closing Receipts    91
Section 8.13     Waivers; Releases    91
Section 8.14     Cooperation/Integration    92
Section 8.15     Exclusivity    93
Section 8.16     Seller Confidentiality Agreements    93
Section 8.17     Resignations    93
Section 8.18     Bank Accounts    93
Section 8.19     Electronic Data Room    94
Section 8.20     Investment Assets    94
Section 8.21     Replacement Assets and Contracts.    96
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
Section 9.1    Representations and Warranties; Covenants    99
Section 9.2     Governmental Consents    99
Section 9.3    No Restraint.    99
Section 9.4     No Material Adverse Effect    100
ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
Section 10.1     Representations and Warranties; Covenants    100
Section 10.2     Governmental Consents    100
Section 10.3     No Restraint    101
Section 10.4     No Adverse Buyer Event    101

Exhibit 2.01

ARTICLE XI
INDEMNIFICATION
Section 11.1     Indemnification; Remedies    101
Section 11.2     Notice of Claim; Defense    103
Section 11.3     No Duplication; Exclusive Remedy    105
Section 11.4     Limitation on Set-off    106
Section 11.5     Mitigation    106
Section 11.6     Recovery by Indemnified Party    106
Section 11.7     Right to Indemnification    107
Section 11.8     Reserves    107
Section 11.9     Transfer or Funding of Indemnification Obligations    107
Section 11.10     Cost of Enforcement    109
ARTICLE XII
TAX MATTERS
Section 12.1     Transfer Taxes    109
Section 12.2     Tax Returns and Covenants    109
Section 12.3     Tax Characterizations of Adjustments    112
Section 12.4     Tax Indemnification and Parties’ Responsibility    112
Section 12.5     Tax Refunds    113
Section 12.6     Purchase Price Allocation    113
ARTICLE XIII
TERMINATION
Section 13.1     Termination    114
Section 13.2     Notice of Termination    115
Section 13.3     Exclusive Remedies; Effect of Termination    115
ARTICLE XIV
GENERAL PROVISIONS
Section 14.1     Survival of Representations and Warranties    116
Section 14.2     Remedies    116
Section 14.3     Governing Law    116
Section 14.4     Jurisdiction; Venue    116
Section 14.5     Jury Waiver    117
Section 14.6     Notices    117
Section 14.7     Successors and Assigns; No Third-Party Beneficiaries    119
Section 14.8     Entire Agreement; Amendments    119
Section 14.9     Interpretation    120

Exhibit 2.01

Section 14.10     HFSG Guaranty.     121
Section 14.11     Waivers    123
Section 14.12     Expenses    123
Section 14.13     Partial Invalidity    123
Section 14.14     Execution in Counterparts    124
Section 14.15     No Public Announcement    124
Section 14.16     Disclosure Schedules    124
Schedules
Schedule 1.1(a)    Acquired Assets
Schedule 1.1(b)    Assigned Leases
Schedule 1.1(c)    Assumed Liabilities
Schedule 1.1(d)    Enterprise Contracts
Schedule 1.1(e)    Excluded Assets
Schedule 1.1(f)    General Account Net Settlement Methodologies
Schedule 1.1(g)    Investment Assets
Schedule 1.1(h)    Form of Master Settlement Statement
Schedule 1.1(i)    Material Distributors
Schedule 1.1(j)    Net Flow Methodologies
Schedule 1.1(k)    Plans Discontinued or Lapsed as of December 31, 2011
Schedule 1.1(l)    Net Worth Methodologies
Schedule 1.1(m)    Other Transferred Contracts
Schedule 1.1(n)    Pro Forma Master Settlement Statement
Schedule 1.1(o)    Pro Forma Statement of General Account Net Settlement
Schedule 1.1(p)    Pro Forma Statement of Net Flows
Schedule 1.1(q)    Pro Forma Statement of Net Worth
Schedule 1.1(r)    Significant Mutual Fund Organizations

Exhibit 2.01

Schedule 1.1(s)    Significant Plans
Schedule 1.1(t)    Form of Statement of General Account Net Settlement
Schedule 1.1(u)    Form of Statement of Net Flows
Schedule 1.1(v)    Form of Statement of Net Worth
Schedule 1.1(w)    Form of Statement of Separate Accounts
Schedule 1.1(x)    Real Property Arrangements
Schedule 1.1(y)    Transferred Information Technology Contracts
Schedule 3.3(b)    Selection of Investment Assets Methodologies
Schedule 8.11(a)    Business Records Principles
Schedule 9.2    Required Regulatory Consents
Exhibits
Exhibit A    Form of Administrative Services Agreement
Exhibit B    Form of Hold Harmless and Indemnification Agreement
Exhibit C    Form of Intercompany Agreement
Exhibit D    Form of Master Assignment Agreement
Exhibit E    Form of Patent Assignment
Exhibit F    Form of Patent License Agreement
Exhibit G    Form of Reinsurance Agreement
Exhibit H    Form of Services Agreement
Exhibit I    Form of Software License Agreement
Exhibit J    Form of Trademark Assignment
Exhibit K    Form of Trademark License Agreement
Exhibit L    Form of Transition Services Agreement

Exhibit 2.01

Exhibit M    Form of Transitional Trademark License Agreement
Exhibit N    Form of Trust Agreement
Exhibit O    Form of Bill of Sale
Exhibit P    Form of Assignment and Assumption Agreement
Seller Disclosure Schedule Business Disclosure Schedule Buyer Disclosure Schedule

Exhibit 2.01

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT, dated as of September 4, 2012 (this “Agreement”), is by and among MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a mutual life insurance company domiciled in the Commonwealth of Massachusetts (“Buyer”), HARTFORD LIFE, INC., a Delaware corporation (“Seller”), and, solely for purposes of Sections 8.4, 8.5, 14.2, 14.3, 14.4, 14.5, 14.6, 14.7, 14.8, 14.9, 14.10, 14.11, 14.12, 14.13, 14.14 and 14.15 and to the extent applicable to such Sections, Article I, of this Agreement, THE HARTFORD FINANCIAL SERVICES GROUP, INC., a Delaware corporation (“HFSG”).
PRELIMINARY STATEMENT:
WHEREAS, Seller operates, indirectly through its Affiliates, the Business;
WHEREAS, Seller indirectly owns one hundred percent (100%) of the issued and outstanding Equity Interest of Hartford Retirement Services, LLC (“HRS”) (such Equity Interest, the “Transferred Equity Interests”); and
WHEREAS, Seller desires to sell and assign, or cause to be sold and assigned, to Buyer, and Buyer desires to purchase and assume, or cause to be purchased and assumed, from Seller, certain assets and liabilities comprising the Business, by means of certain reinsurance and administration arrangements and a transfer of the Transferred Equity Interests, the Acquired Assets and the Assumed Liabilities, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.
“2012 Bonus Pool” has the meaning specified in Section 8.1(g)(i).
“401(k) Programs” means retirement programs that relate to employee benefit plans described in Section 401(k) of the Code.
“403(b) Programs” means retirement programs that relate to tax deferred annuities and other employee benefit plans or arrangements described in Section 403(b) of the Code.
“457 Programs” means retirement programs that relate to deferred compensation arrangements described in Section 457 of the Code.
“Accounting Firm” has the meaning specified in Section 2.4(f)(i).

Exhibit 2.01

“Acquired Assets” means all of Seller’s and its Affiliates’ (other than HRS’) right, title and interest in, to or under the following assets, properties, Contracts and rights: (a) the assets, properties and rights that are set forth on Schedule 1.1(a) and (b) the Transferred Contracts, in each case, excluding (i) the Excluded Assets and (ii) the Ancillary Agreement Covered Contracts; provided, however, that Acquired Assets shall include any asset, property, Contract or right which becomes an Acquired Asset following the Closing in accordance with Section 8.21.
“Acquired Business” has the meaning specified in Section 8.4(c)(iv). “Acquisition Proposal” has the meaning specified in Section 8.15.
“Action” means any claim, litigation, action, suit, investigation, inquiry, hearing, charge, complaint, demand, arbitration or proceeding by or before any Governmental Body.
“Actuarial Report” has the meaning specified in Section 5.6(a).
“Adjusted Net Worth” means the amount set forth on the line item “Adjusted Net Worth” reflected on the Pro Forma Master Settlement Statement, the Estimated Master Settlement Statement, the Closing Master Settlement Statement or the Final Master Settlement Statement, as applicable.
“Adjustment Dispute” has the meaning specified in Section 2.4(f).
“Administrative Services Agreement” means the Administrative Services Agreement between Cedant and Buyer, substantially in the form attached hereto as Exhibit A.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means the relevant Person has possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, it being understood that in no event shall any investment fund sponsored or advised by Seller or its Affiliates be deemed an Affiliate of Seller. For purposes of Sections 2.4, 8.4 and 8.5, references to Affiliates shall not include any stockholder of HFSG or of any successor entity to HFSG.
“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.
“Agreement” has the meaning specified in the first paragraph of this Agreement. “Allocable Amount” has the meaning specified in Section 12.6(a).
“Allocation Schedule” has the meaning specified in Section 12.6(a). “Alternate Bidder” has the meaning specified in Section 8.15.

Exhibit 2.01

“Ancillary Agreement Covered Contracts” means the following Contracts to which Seller or any of its Affiliates is a party: (a) the Covered Insurance Policies; (b) the Mutual Fund Agreements; (c) the Distribution Contracts; and (d) Contracts with any Plan sponsor, Plan trustee or non-affiliated third-party administrator acting on behalf of a Plan.
“Ancillary Agreements” means the Reinsurance Agreement, the Administrative Services Agreement, the Bill of Sale, the Trust Agreement, the Assignment and Assumption Agreement, the Transition Services Agreement, the Trademark Assignment, the Transitional Trademark License Agreement, the Trademark License Agreement, the Patent Assignment, the Patent License Agreement, the Software License Agreement, the Initial Leases, the Sublease Agreements, the Assignment of Lease Agreements, the Real Property Licenses (if any), the Hold Harmless and Indemnification Agreement, the Master Assignment Agreement, the Services Agreement and the Intercompany Agreement.
“Applicable Law” means any law, treaty, convention, code, statute, ordinance, directive, rule, regulation, common law, decree, agency requirement, Governmental Permit or Governmental Order of, or any Regulatory Agreement with, any Governmental Body applicable to the Person, place or situation in question.
“Assigned Leases” means the real property leases of Seller and its Affiliates that are set forth on Schedule 1.1(b), including all amendments, extensions, renewals, guaranties and other agreements with respect to such leases.
“Assignment and Assumption Agreement” has the meaning specified in Section
2.1(d).
“Assignment of Lease Agreements” has the meaning specified in Schedule 1.1(x).
“Assumed Liabilities” means the Liabilities of Seller and its Affiliates (other than HRS) that are set forth on Schedule 1.1(c) solely to the extent related to or arising from the Business, other than, for the avoidance of doubt, (a) the Excluded Liabilities and (b) the Reinsured Liabilities, which, in the case of this clause (b), shall be subject to the terms, conditions and limitations of the Reinsurance Agreement.
“Bill of Sale” has the meaning specified in Section 2.1(d).
“Business” means (a) the business operated by HRS as conducted as of the date hereof and (b) Seller’s and its Affiliates’ business of selling, marketing, underwriting, issuing, insuring and administering the Business Products and Services; provided that “Business” shall not include: (i) the business of managing investments for 401(k) Programs, 403(b) Programs, 457 Programs or other retirement benefit programs and their sponsors (other than any recordkeeping services provided by HFSG’s Retirement Plans Group in connection therewith); (ii) any issuers of any securities or other assets held by any Separate Account or custodial account for the benefit of Plan participants, including the Hartford mutual fund platform; (iii) HFIC’s Investment and Savings Plan or any other Employee Benefit Plan offered by Seller and its Affiliates for their respective employees and any services provided with respect thereto (other than the HFIC Individual Retirement Account Plan for Employees and any services provided with respect thereto); or (iv) the business of selling, marketing and administering any individual

Exhibit 2.01

or group life or disability insurance products offered by HFSG’s Group Benefits Division, including to participants, beneficiaries or sponsors of 401(k) Programs, 403(b) Programs, 457 Programs or other similar retirement benefit programs.
“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to be closed.
“Business Disclosure Schedule” has the meaning specified in Article V.
“Business Employees” means, collectively, (a) those individuals employed by Seller or any of its Affiliates who are providing substantial services to the Business as of the date hereof (exclusive, subject to clause (c) of this sentence, of individuals designated by Seller or its Affiliates as an individual in employment tiers 1 through 3), as listed in Section 8.1(a)(i) of the Business Disclosure Schedule, (b)those individuals who, subsequent to the date hereof, start to provide substantial services to the Business and (c) provided that they are actively employed by Seller or any of its Affiliates on the Closing Date, such additional individuals who may be mutually agreed by Buyer and Seller prior to the Closing. An individual shall be deemed to provide “substantial services” if such individual provides services to the Business for at least eighty percent (80%) of the total business time during which he or she provides services to Seller or any of its Affiliates. For the avoidance of doubt, “Business Employees” shall include Inactive Business Employees.
“Business Premises” means the premises that are the subject of any of the Assigned Leases or Sublease Agreements, excluding, for the avoidance of doubt, any Excluded Business Premises.
“Business Products and Services” means the following products and services: (a) bundled, semi-bundled and unbundled retirement plan program services, including the 401(k) Programs, 403(b) Programs, 457 Programs, Individual Retirement Accounts and similar bundled, semi-bundled and unbundled retirement plan programs, to and for employee plan sponsors, including the administrative, recordkeeping, actuarial and consulting services provided by Cedant, HRS or other Affiliates of Seller for defined contribution retirement plans, non-qualified deferred compensation plans and defined benefit plans; (b)the Covered Insurance Policies; and (c) any other products or services provided by Cedant, HRS or other Affiliates of Seller pursuant to the Ancillary Agreement Covered Contracts. For the avoidance of doubt, a retirement plan program is “bundled” or “semi-bundled” if (i) recordkeeping services or other administrative or optional services and (ii) investment alternatives are being provided by Cedant, HRS or other Affiliates of Seller in connection therewith.
“Business Records” means originals or copies of (a) all books and records, data and information (in each case, in any form or medium) in the possession or control of Seller or its Affiliates to the extent relating to the assets, liabilities, properties, business, conduct and operations of HRS, the Investment Assets deposited to the Trust Account at the Closing pursuant to Section 3.3(b) or the Acquired Assets and Assumed Liabilities, including all Governmental Permits held by HRS, all organizational, corporate and ownership records of HRS and, with respect to each Transferred Employee, (i) census data (including full name, job title, start date,

Exhibit 2.01

service time, regularly scheduled hours, regular work week, part-time or full-time status, designation of exempt or non-exempt status, annual salary, hourly rate (if applicable), bonus opportunity, benefit plan enrollment (other than medical and dental plan enrollment, to the extent Seller and its Affiliates are prohibited or restricted from providing such information under Applicable Law), tier, work address, work phone, home address, state of residence), Form I-9 and job description, and (ii) for each such employee who is on a formal flexible work arrangement or is on a leave of absence, a statement of the terms (e.g., days and/or hours off) of such flexible work arrangement or the dates, type (e.g., military, medical, personal) and, if available, expected return to work date of such leave of absence, as applicable, and whether such employee has any licenses in connection with his or her work and the expiration date of such licenses and (b) to the extent relating to the Business, all customer lists, lists of Plan participants, insurance contract forms, administrative and pricing manuals, marketing materials, claim records, litigation and arbitration files, sales records, underwriting records, accounting records and work papers and actuarial reports and analyses (in each case, in any form or medium) in the possession or control of Seller or its Affiliates; provided, that “Business Records” shall not include any such item to the extent such item constitutes Excluded Business Records.
“Business Records Plan” has the meaning specified in Section 8.11(a). “Buyer” has the meaning specified in the first paragraph of this Agreement.
“Buyer Annual Statutory Statements” has the meaning specified in Section 6.4. “Buyer Disclosure Schedule” has the meaning specified in Article VI.
“Buyer Indemnified Persons” has the meaning specified in Section 11.1(a).
“Buyer Party” means each Affiliate of Buyer (other than HRS) that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Ancillary Agreements.
“Buyer Permit” has the meaning specified in Section 6.5.
“Buyer Quarterly Statements” has the meaning specified in Section 6.4. “Buyer Releasor” has the meaning specified in Section 8.13(b).
“Buyer Specified Representations” has the meaning specified in Section 10.1(b). “Buyer Statutory Statements” has the meaning specified in Section 6.4. “Cedant” means HLIC.
“Cedant Annual Statutory Statements” has the meaning specified in Section
5.4(b).
“Cedant Quarterly Statements” has the meaning specified in Section 5.4(b).

Exhibit 2.01

“Cedant Statutory Statements” has the meaning specified in Section 5.4(b).
“Ceding Commission” means an amount equal to (a) four hundred million dollars ($400,000,000); minus (b) if the Net Flows with respect to the Government Business from and after January 1, 2012 until the Effective Time are less than negative five hundred million dollars ($(500,000,000)), an amount equal to the lesser of (i) the product obtained by multiplying (A) the amount by which such Net Flows are less than negative five hundred million dollars ($(500,000,000)) by (B) one and one-quarter percent (1.25%) and (ii) six million two hundred fifty thousand dollars ($6,250,000); minus (c) if the Net Flows with respect to the Non-Government Business from and after January 1, 2012 until the Effective Time are less than negative one billion five hundred million dollars ($(1,500,000,000)), an amount equal to the lesser of (i) the product obtained by multiplying (A) the amount by which such Net Flows are less than negative one billion five hundred million dollars ($(1,500,000,000)) by (B) three percent (3.00%) and (ii) forty-five million dollars ($45,000,000).
“Change of Control” of a Person (the “COC Person”) means the occurrence of one of the following events: (a) if any Person shall acquire beneficial ownership of more than fifty percent (50%) of the voting securities of such COC Person then issued and outstanding, (b) the consummation of a merger, consolidation, share exchange or other business combination of such COC Person into or with another Person in which the equityholders of such COC Person immediately prior to the consummation of such transaction shall own less than fifty percent (50%) of the voting securities of the surviving Person (or the parent of the surviving Person where the surviving Person is wholly owned by the parent Person) immediately following the consummation of such transaction or (c) the consummation of the sale, transfer, lease or other disposition (but not including a transfer, lease or other disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of such COC Person.
“Claim Notice” has the meaning specified in Section 11.2(a).
“Closing” has the meaning specified in Section 3.1.
“Closing Date” has the meaning specified in Section 3.1.
“Closing FMV Calculation” has the meaning specified in Section 2.3(b)(iv).
“Closing Master Settlement Statement” has the meaning specified in Section
2.3(b)(v).
“Closing Statement of General Account Net Settlement” has the meaning specified in Section 2.3(b)(ii).
“Closing Statement of Net Flows” has the meaning specified in Section 2.3(b)(i). “Closing Statement of Net Worth” has the meaning specified in Section 2.3(b)(iii).
“Closing Statement of Separate Accounts” has the meaning specified in Section
2.3(a)(iii).

Exhibit 2.01

“Closing Statements” has the meaning specified in Section 2.3(c).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985,
as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Comparable Position” means, with respect to any Business Employee, employment with Buyer or one of its Affiliates in a position with the same or similar duties (exclusive of reporting relationships) as those applicable to such Business Employee’s employment with Seller or its Affiliates immediately prior to the Closing Date, with the same base salary as provided immediately prior to the Closing Date, with target bonus and long-term incentive compensation opportunity (determined without regard to equity-based compensation) provided to similarly situated employees of Buyer and its Affiliates from time to time, and with employee benefits (which shall include medical, dental, life, disability and 401(k) benefits) that are substantially as favorable in the aggregate as those provided to the Business Employee immediately prior to the Closing Date pursuant to the Employee Benefit Plans listed on Section 5.18(a) of the Business Disclosure Schedule (determined without regard to any equity-based or pension benefits), in each case, in a location no more than fifty (50) miles from the Business Employee’s principal work location immediately prior to the Closing Date; provided that the target bonus opportunity offered by Buyer to any Business Employee shall not be less than (a) such Business Employee’s target bonus opportunity immediately prior to the Closing Date, minus (b) three percent (3%) of such Business Employee’s base salary immediately prior to the Closing Date.
“Compensation” means all commissions, expense allowances, benefit credits and other fees or amounts payable or remittable to Distributors in connection with the Business.
“Competing Business” has the meaning specified in Section 8.4(a).
“Confidentiality Agreement” means that certain letter agreement, dated May 4, 2012, between HFSG and Buyer.
“Contract” means any contract, agreement, purchase order, license, note, bond, mortgage, indenture, commitment, undertaking, lease or other instrument or obligation or arrangement, whether written or oral.
“Copyleft License” means any Software license that, by its terms, (a) requires that the licensed Software, or other Software that uses, links to, is derived from, or is otherwise based on the licensed Software, be distributed or otherwise made available in source code form; (b) requires the licensee to license any other Software or Intellectual Property Rights of the licensee; or (c) imposes or results in any other requirements or restrictions on the licensee with respect to any other Software or Intellectual Property Rights of the licensee. Copyleft Licenses include licenses such as (by way of example only) the GNU General Public License and GNU Lesser General Public License (or any license that is a variant of or derived from any such license).
“Copyrights” has the meaning specified in the definition of “Intellectual Property
Rights.”

Exhibit 2.01

“Covered Insurance Policies” has the meaning specified in the Reinsurance
Agreement.
“Data Privacy Laws” has the meaning specified in Section 5.13(e).
“De Minimis Claim” has the meaning specified in Section 11.1(c)(ii)(A).
“Disclosure Schedule” means the Seller Disclosure Schedule, the Business Disclosure Schedule or the Buyer Disclosure Schedule, as applicable.
“Disqualified Investment Asset” has the meaning specified in Section 8.20(f).
“Distribution Contracts” means Contracts between Seller or its Affiliates, on the one hand, and a Distributor, on the other hand, pursuant to which such Distributor markets or sells the Business Products and Services.
“Distributor” means any broker, broker-dealer, insurance agent, producer, distributor or other Person (in each case, other than any employee of Seller or its Affiliates) who markets or sells the Business Products and Services.
“Effective Hire Date” has the meaning specified in Section 8.1(a).
“Effective Time” means 11:59:59 p.m., New York City time, on the Closing Date. “Eligible Assets” has the meaning specified in the Reinsurance Agreement.
“Employee Benefit Plans” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each stock option or other equity based, bonus, longterm incentive, deferred compensation or severance plan, arrangement or agreement, in each case: (a) that is maintained, contributed to or required to be contributed to by Seller or its Affiliates or any Person that, together with Seller or its Affiliates, is treated as a single employer under Section 414(b), (c) or (m) of the Code and in which there exists any Liability with respect to Business Employees or former employees who would be Business Employees if they were currently employed by Seller or its Affiliates, or (b) in respect of which HRS has or could have any Liability, contingent or otherwise, with respect to the employees of Seller or its Affiliates.
“Encumbrance” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, option, conditional sale or other title retention agreement, defect in title, right-of-way, easement, encroachment, claim, lien (including environmental and Tax liens), assessment, lease, judgment, license or charge of any kind.
“Enforceability Exceptions” has the meaning specified in Section 4.2(a).
“Enterprise Contract” means any Shared Contract of the type set forth on Schedule 1.1(d).
“Environmental Claim” means any claim, action, cause of action, suit, proceeding, order, or written demand or notice by any Person alleging actual or potential Liability (including

Exhibit 2.01

actual or potential Liability for investigatory costs, cleanup or cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Laws” means all Applicable Laws relating to pollution, protection of human health from exposure to Materials of Environmental Concern or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including Laws relating to (a) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (b) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, (c) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, (d) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, (e) the preservation of the environment or mitigation of adverse effects on or to human health or the environment or (f) emissions or control of greenhouse gases.
“Equity Interest” means any capital stock, partnership interests, membership interest, unit interest, beneficial interest or other type of equity or ownership interest in a Person or any securities convertible or redeemable into, or exercisable or exchangeable for, any capital stock, partnership interests, membership interest, unit interest, beneficial interest or other type of equity or ownership interest in a Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as
amended.
“Estimated Master Settlement Statement” has the meaning specified in Section
2.3(a)(vi).
“Estimated Premium Increase” has the meaning specified in Section 11.6(a).
“Estimated Statement of General Account Net Settlement” has the meaning specified in Section 2.3(a)(ii).
“Estimated Statement of Net Flows” has the meaning specified in Section
2.3(a)(i).
“Estimated Statement of Net Worth” has the meaning specified in Section
2.3(a)(iv).
“Examination Reports” has the meaning specified in Section 5.14(e). “Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” means all of Seller’s and its Affiliates’ right, title and interest in, to or under the following assets, properties, Contracts and rights: (a) the assets, properties and

Exhibit 2.01

rights that are set forth on Schedule 1.1(e); (b) the Excluded Contracts; (c) Governmental Permits (other than those held by HRS); (d) any Tax refunds or credits (or rights thereto) that are attributable to the Business or HRS in respect of Pre-Closing Tax Periods (or portions thereof); (e) any real property owned by Seller and its Affiliates (other than the real property that is the subject of Schedule 1.1(x)); (f) the Excluded Business Records; and (g) any assets, properties or rights included within the definition of “Acquired Assets” that are disposed of in the Ordinary Course of Business prior to the Closing Date; provided, however, that any asset, property, Contract or right which becomes an Acquired Asset or Transferred Contract following the Closing in accordance with Section 8.21 shall cease to be an Excluded Asset at such time.
“Excluded Business Premises” has the meaning specified in Schedule 1.1(x).
“Excluded Business Records” means any items that would otherwise constitute Business Records to the extent that any such item: (a) is prohibited or restricted from being transferred or disclosed under any Applicable Law; provided that Seller shall (i) notify Buyer in writing upon identifying any such item, (ii) reasonably consult with Buyer in determining whether such item may be transferred or disclosed to Buyer without contravening Applicable Law and (iii) use its reasonable best efforts to enable such item to be transferred to Buyer without contravening Applicable Law; (b) is subject to the attorney-client privilege, the work product immunity or any other applicable legal privilege or similar doctrine available to Seller and its Affiliates (other than HRS), it being understood that Seller shall (i) notify Buyer in writing upon identifying any such item, (ii) reasonably consult with Buyer in determining whether such item may be transferred or disclosed to Buyer without jeopardizing privilege and (iii) use its reasonable best efforts to enable any such item to be transferred to Buyer without so jeopardizing privilege, including by entering into a customary joint defense agreement or common interest agreement with Buyer; (c) is part of the personnel files or related records of any Business Employee, other than the information described in clauses (a)(i) and (ii) of the definition of Business Records; (d) relates to Taxes of Seller or its Affiliates or is part of any Tax Return of Seller or its Affiliates, except to the extent solely related to HRS; (e) is part of the trading and clearing records maintained by HSD; (f) is part of any internal Investment Asset approval memoranda, internal Investment Asset review, internal Investment Asset valuation or evaluation or other materials prepared by Seller or its Affiliates in connection with underwriting, evaluating or approving any Investment Asset, it being understood that, subject to clause (g), any materials prepared by third parties that were created in connection with and included in any of the foregoing shall not constitute “Excluded Business Records” for purposes of this clause (f); (g) is part of any report prepared by any third party in connection with the servicing of any Real Estate Loan, other than any servicing report with respect to any Real Estate Loan prepared during the twelve (12) month period preceding the date hereof and any such servicing reports received following the date hereof; or (h) relates to the Excluded Assets or the Excluded Liabilities.
“Excluded Contracts” means Contracts included within the definition of “Transferred Contracts” that: (a) are terminated on or prior to the Closing Date pursuant to Section 8.6(a); or (b) are terminated in the Ordinary Course of Business prior to the Closing Date.
“Excluded Environmental Liabilities” means any and all Liabilities under Environmental Laws existing as of the Effective Time or arising out of or relating to events, acts

Exhibit 2.01

or omissions occurring, or disclosures made, prior to the Effective Time, relating to the pre-Closing operations of, and any assets (other than the Investment Assets deposited into the Trust Account at Closing pursuant to Section 3.3(b)) or properties owned, leased or operated by, HRS or any of its pre-Closing Affiliates. For the avoidance of doubt, any Liability under Environmental Laws arising out of or relating to events, acts or omissions occurring, or disclosures made, following the Effective Time in connection with the management, operation or conduct of the Business by Buyer and its Affiliates (including HRS) (other than any action pursuant to Section 11.5) shall not be an Excluded Environmental Liability, even if such event, act, omission or disclosure is consistent with the practices and procedures followed by Seller and its Affiliates (including HRS) prior to the Effective Time.
“Excluded Liabilities” means: (a) any and all Liabilities of HRS either (i) existing as of the Effective Time or (ii) arising out of or relating to events, acts or omissions occurring, or disclosures made, prior to the Effective Time, except, in each case, to the extent that any such Liability is specifically recorded as a liability on the Final Master Settlement Statement and up to the amount so recorded thereon; (b)any and all Liabilities of Seller and any of its Affiliates (other than HRS), including any Liabilities arising out of or relating to (i) the Excluded Assets or (ii) events, acts or omissions occurring, or disclosures made, prior to the Effective Time, whether relating to the Business or otherwise, other than any such Liabilities expressly assumed by Buyer or any Buyer Party pursuant to the express terms and conditions of this Agreement or any Ancillary Agreement; (c) Excluded Environmental Liabilities; and (d) Pre-Closing Taxes. For the avoidance of doubt, (A) any Liability arising out of or relating to the Investment Assets deposited to the Trust Account at Closing pursuant to Section 3.3(b) shall not be an Excluded Liability; and (B) any Liability arising out of or relating to events, acts or omissions occurring, or disclosures made, following the Effective Time in connection with the management, operation or conduct of the Business by Buyer and its Affiliates (including HRS) (other than any action pursuant to Section 11.5) shall not be an Excluded Liability under clause (a)(ii) or (b)(ii) above, even if such event, act, omission or disclosure is consistent with the practices and procedures followed by Seller and its Affiliates (including HRS) prior to the Effective Time.
“Expenses” means any reasonable and documented out-of-pocket expenses incurred in connection with defending or asserting any Action incidental to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable and documented fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).
“Fair Market Value” means fair market value, as determined in accordance with the General Account Net Settlement Methodologies.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Seller from three (3) federal funds brokers of recognized standing selected by it.

Exhibit 2.01

“Final Allocation” has the meaning specified in Section 12.6(a).
“Final FMV Calculation” has the meaning specified in Section 2.4(g).
“Final Master Settlement Statement” has the meaning specified in Section 2.4(g).
“Final Statement of General Account Net Settlement” has the meaning specified in Section 2.4(g).
“Final Statement of Net Flows” has the meaning specified in Section 2.4(g).
“Final Statement of Net Worth” has the meaning specified in Section 2.4(g).
“FINRA” means the Financial Industry Regulatory Authority, its predecessor, the National Association of Securities Dealers, Inc., and any successor thereto.
“Fixtures and Equipment” means fixtures, furniture, furnishing, machinery and other equipment and other interests in tangible personal property, excluding in all cases Information Technology and any Intellectual Property Rights covering, embodied in or connected to any of the foregoing.
“GAAP” means, with respect to any entity and any financial statements, United States generally accepted accounting principles, consistently applied by such entity, as in effect at the date of such financial statements.
“General Account Net Settlement Methodologies” means the methodologies, procedures, judgments, assumptions and estimates described on Schedule 1.1(f).
“Government Business” means the Business, solely as it relates to selling, marketing, underwriting, issuing, insuring and administering 457 Programs, including with respect to Covered Insurance Policies for governmental Plan sponsors.
“Governmental Body” means any foreign, federal, state, local or other governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court or entity or any instrumentality thereof or any self-regulatory body or arbitral body or arbitrator.
“Governmental Consent” means any approval, authorization, consent, order, license, permission, permit or qualification of, or exemption, waiver or other action by, or filing or registration with or notification to, any Governmental Body.
“Governmental Order” means any judgment, order, writ, injunction, stipulation, determination, award or decree entered by or with any Governmental Body.
“Governmental Permit” means any qualification, license, franchise, permit, variance, exemption, privilege, immunity, order, approval, registration or other authorization from a Governmental Body.

Exhibit 2.01

“HFIC” means Hartford Fire Insurance Company.
“HFSG” has the meaning specified in the first paragraph of this Agreement. “HLIC” means Hartford Life Insurance Company.
“Hold Harmless and Indemnification Agreement” means the Hold Harmless and Indemnification Agreement between HFIC and Buyer, substantially in the form attached hereto as Exhibit B.
“HRS” has the meaning specified in the recitals.
“HRS Owned Intellectual Property” has the meaning specified in Section 5.13(a). “HRS Releasee” has the meaning specified in Section 8.13(a).
“HSD” means Hartford Securities Distribution Company, Inc.
“Inactive Business Employee” means any Business Employee who is on an approved paid or unpaid leave of absence, such as a military, maternity or medical leave of absence, or leave under the Family and Medical Leave Act, on the Closing Date; provided that, except as otherwise provided by Applicable Law, in order to be considered an Inactive Business Employee, any Business Employee who is on a paid or unpaid leave of absence other than military leave must be released to return to active employment within one (1) year of the Closing Date.
“Indebtedness” means, with respect to a Person, (a) all indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services (other than trade payables, other expense accruals and deferred compensation items arising in the Ordinary Course of Business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or are required to be, in accordance with GAAP or SAP, as applicable, recorded as capital leases, (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) any Liability of others described in clauses (a) through (f) above that the Person has guaranteed or that is otherwise its legal liability and (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by a Person, even though the Person may not have assumed or become liable for the payment of such indebtedness, and including in clauses (a) through (h) above any accrued and unpaid interest or penalties thereon.
“Indemnified Party” has the meaning specified in Section 11.2(a).
“Indemnifying Party” has the meaning specified in Section 11.2(a).

Exhibit 2.01

“Information Technology” means Software and any tangible or digital computer systems (including computers, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware), data or information subscription or access agreements, and telecommunications systems.
“Initial Ceding Commission” has the meaning specified in Section 2.2(b). “Initial Leases” has the meaning specified on Schedule 1.1(x).
“Initial Purchase Price” has the meaning specified in Section 2.2(a).
“Intellectual Property Rights” means all United States and foreign (a) patents, patent applications, provisional patent applications, including any and all divisions, continuations, continuations-in-part, divisionals, re-examinations, extensions and reissues thereof (“Patents”); (b) trademarks, trade names, trade dress, logos, service marks, domain names and design rights (including registrations and applications therefor) and any goodwill associated therewith, any and all common law rights therein, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing (“Trademarks”); (c) copyrightable works and copyrights, whether or not registered, and registrations and applications for registration thereof (“Copyrights”); (d) Trade Secrets; and (e) all rights and remedies against past, present and future infringement, misappropriation or other violation of any of the foregoing; provided that the rights described in the foregoing clauses (a) through (e) shall not include rights in Software.
“Intercompany Agreement” means the Intercompany Services Agreement between HLIC and HSD, in substantially the form attached hereto as Exhibit C.
“Intercompany Payables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by HRS, on the one hand, to Seller or any of its Affiliates (other than HRS), on the other hand.
“Intercompany Receivables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are receivable by HRS, on the one hand, from Seller or any of its Affiliates (other than HRS), on the other hand.
“Investment Asset Transfer Documents” has the meaning specified in Section
8.20(d).
“Investment Assets” means the investment assets of Cedant set forth on Schedule 1.1(g), as adjusted from time to time in accordance with Section 8.20.
“Investment Assets List” has the meaning specified in Section 2.3(a)(v).
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investment Guidelines” means the investment guidelines set forth on Exhibit C to the Reinsurance Agreement.

Exhibit 2.01

“Knowledge of Buyer” means, as to a particular matter, the actual knowledge of any of the individuals listed in Section 1.1(a) of the Buyer Disclosure Schedule after reasonable inquiry.
“Knowledge of Seller” means, as to a particular matter, the actual knowledge of any of the individuals listed in Section 1.1(a) of the Seller Disclosure Schedule after reasonable inquiry.
“Liabilities” means any and all debts, liabilities, expenses, commitments and obligations of any kind, character or description, whether direct or indirect, fixed or unfixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or unasserted, known or unknown, disputed or undisputed, joint or several, secured or unsecured, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP or SAP to be reflected in financial statements or disclosed in the notes thereto.
“Losses” means any and all losses, costs, charges, settlement payments, awards, judgments, fines, penalties, damages, Expenses, liabilities, claims or deficiencies of any kind; provided, that Losses shall only include special, indirect, incidental, consequential or opportunity cost damages or lost profits to the extent that any such damages or lost profits are (a) payable to a third party not affiliated with the relevant Indemnified Party or (b) reasonably foreseeable; provided, further, that Losses shall not include punitive or exemplary damages, other than such damages that are payable to a third party not affiliated with the relevant Indemnified Party. For purposes of this definition, “reasonably foreseeable” shall be determined solely by reference to the conduct of the Business as currently conducted and shall not take into account any current or future plans for the expansion, reduction, modification, improvement or alteration of the Business following the Closing, regardless of whether any such plans are communicated to or otherwise known by Seller or its Affiliates.
“Master Assignment Agreement” means the Master Assignment Agreement among HLIC, HSD, Buyer, an Affiliate of Buyer which is not a broker-dealer to be identified by Buyer, an Affiliate of Buyer which is a broker-dealer to be identified by Buyer and HRS, in substantially the form attached hereto as Exhibit D.
“Master Settlement Statement” means a master settlement statement prepared, as of a given date, (a) in the format of the Master Settlement Statement attached as Schedule 1.1(h) and (b) in accordance with the Net Flow Methodologies, the General Account Net Settlement Methodologies and the Net Worth Methodologies.
“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of HRS and the Business, taken as a whole; provided that any adverse effect to the extent arising from any of the following shall not be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur: (i) any failure, in and of itself, of the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the facts and circumstances underlying any such failure shall not be excluded pursuant to

Exhibit 2.01

this clause (i) in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (ii) the identity of Buyer; (iii) conditions generally affecting the United States retirement products and services industry or United States annuity industry; (iv) changes in the securities or capital markets generally, or the occurrence of other events or developments affecting economic, business or regulatory conditions in the United States generally; (v) political conditions (including the commencement or continuation of a war, armed hostilities, acts of terrorism or any other calamity) or natural disasters (including hurricanes, earthquakes or floods); (vi) any change or prospective change in accounting requirements or principles (including SAP and GAAP) and any change or prospective change in Applicable Law or the enforcement or interpretation thereof; or (vii) the taking of any action required by the terms of this Agreement; provided that notwithstanding the foregoing, with respect to clauses (iii), (iv), (v) and (vi) above, any such fact, circumstance, change, effect or event shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur solely to the extent such fact, circumstance, change, effect or event disproportionately adversely affects HRS and the Business, taken as a whole, compared to the business of other participants in the industries in which the Business operates; or (b) a fact, circumstance, change, effect or event that would prohibit or materially impair or delay the ability of Seller and the Seller Parties, as the case may be, to perform their material obligations under this Agreement and the Ancillary Agreements, including consummation of the transactions contemplated hereby or thereby.
“Material Contract” has the meaning specified in Section 5.15(a).
“Material Distributor” means each of the Distributors listed on Schedule 1.1(i).
“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances for which Liability can be imposed under any Environmental Law.
“Milestone Employees” has the meaning specified in Section 8.1(j)(i)(A).
“Multiparty Contract” means any Contract to which (a) HRS, (b) Seller or any of its Affiliates (other than HRS), and (c) a third party are each a party thereto or by which their respective properties or assets are subject or bound, other than any Ancillary Agreement Covered Contract.
“Mutual Fund Agreement” means any Contract between Seller and its Affiliates, on the one hand, and any mutual fund organization, on the other hand, providing for the use of such organization’s mutual funds as investment options and the payment to Seller or its Affiliates of distribution services fees, administrative services fees, shareholder services fees or other payments related to the offering of such mutual funds as investment options in connection with the Business.
“Net Flow Methodologies” means the methodologies, procedures, judgments, assumptions and estimates described on Schedule 1.1(j).

Exhibit 2.01

“Net Flows” means, with respect to the Government Business or the Non-Government Business, as applicable, for any period, an amount equal to (a) the net flows in respect of assets under management for Plans (including assets under management related to Covered Insurance Policies) with respect thereto for the specified period (excluding any such net flows attributable to discontinuance or lapse notifications with respect to the Plans set forth on Schedule 1.1(k)), minus (b) an amount equal to the aggregate assets under management for Plans (including assets under management related to Covered Insurance Policies) with respect thereto as of the last day of such specified period that are the subject of outstanding written discontinuance or lapse notifications as of such date (other than, solely for purposes of the Closing Statements, any such discontinuance or lapse notifications that have been rescinded in writing in accordance with the terms of the applicable Plan’s Covered Insurance Policy or other Contract with Seller or its Affiliates on or prior to the ninetieth (90th) day following the Closing Date, but only to the extent so rescinded). “Net Flows” shall be determined in accordance with the Net Flow Methodologies.
“Net Settlement Amount” means the amount set forth on the line item “Net Settlement Amount” reflected on the Pro Forma Master Settlement Statement, the Estimated Master Settlement Statement, the Closing Master Settlement Statement or the Final Master Settlement Statement, as applicable.
“Net Transfer Amount” means the amount set forth on the line item “Net Transfer Amount” reflected on the Pro Forma Master Settlement Statement, the Estimated Master Settlement Statement, the Closing Master Settlement Statement or the Final Master Settlement Statement, as applicable, which amount shall be equal to the Net Settlement Amount less the Ceding Commission, in each case, as reflected in the applicable statement.
“Net Worth Methodologies” means the methodologies, procedures, judgments, assumptions and estimates described on Schedule 1.1(l).
“Non-Government Business” means the Business, other than the Government
Business.
“Notice of Disagreement” has the meaning specified in Section 2.4(a). “Obligations” has the meaning specified in Section 14.10(a).
“Offer of Employment” has the meaning specified in Section 8.1(a).
“One Year Simsbury Lease” has the meaning specified in Schedule 1.1(x). “One Year Simsbury Space” has the meaning specified in Schedule 1.1(x). “One Year Windsor Lease” has the meaning specified in Schedule 1.1(x). “One Year Windsor Space” has the meaning specified in Schedule 1.1(x).
“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person, consistent with past practice, and that does not and would not

Exhibit 2.01

require the approval of the board of directors, board of managers, managing member or similar governing body of such Person and, with respect to HRS, the sole member of HRS, in each case, pursuant to Applicable Law or the governing documents of such Person or based on past practice.
“Other Transferred Contracts” means the Contracts set forth on Schedule 1.1(m). “Owned Intellectual Property” has the meaning specified in Section 5.13(a).
“Party” means each of Buyer, Seller and, solely for purposes of Sections 8.4, 8.5, 14.2, 14.3, 14.4, 14.5, 14.6, 14.7, 14.8, 14.9, 14.10, 14.11, 14.12, 14.13, 14.14 and 14.15 and to the extent applicable to such Sections, Article I, HFSG.
“Patent Assignment” means the Patent Assignment between Buyer and HFIC, in substantially the form attached hereto as Exhibit E.
“Patent License Agreement” means the Patent License Agreement between Buyer and HFIC, in substantially the form attached hereto as Exhibit F.
“Patents” has the meaning specified in the definition of “Intellectual Property
Rights.”
“Permitted Acquisition” has the meaning specified in Section 8.4(c)(iv).
“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) liens of landlords, carriers, warehousemen, mechanics, repairmen and materialmen and other like liens imposed by Applicable Law and arising in the Ordinary Course of Business for sums not yet due and payable or that are being contested in good faith by appropriate proceedings, (c) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business, (e) defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not detracting in any material respect from the value of real property or interfering in any material respect with the ordinary conduct of the Business, (f) Encumbrances that have been placed by any landlord’s financing sources on real property over which Seller and/or its Affiliates have a leasehold interest, (g) zoning, building and other generally applicable land use restrictions, (h) liens resulting from any facts or circumstances relating to Buyer or its Affiliates and (i) liens incurred or deposits made to a Governmental Body in connection with any Governmental Permit.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body or other entity.
“Plan” means any employee plan or program sponsored or maintained by any employee plan sponsor in connection with the Business.

Exhibit 2.01

“Policy Forms” has the meaning specified in Section 5.21(a).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Pre-Closing Taxes” means all liability for Taxes (a) of HRS or of Seller or its Affiliates (other than HRS) in respect of the Business or the Acquired Assets for Pre-Closing Tax Periods, (b) resulting by reason of any joint and several liability of HRS pursuant to Treasury Regulations Section 1.1502-6 or any analogous Applicable Law (including any comparable state, local or foreign Tax law) or by reason of HRS having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (c) resulting by reason of HRS ceasing to be a member of the Affiliated Group that includes Seller and (d) for Pre-Closing Tax Periods incurred by Seller or its Affiliates (including HRS) as a result of being a transferee or successor under any indemnification agreement, Tax Sharing Arrangement or Tax assumption agreement or by operation of law with respect to such period.
“Pro Forma Master Settlement Statement” means the Pro Forma Master Settlement Statement attached as Schedule 1.1(n), which was prepared, as of June 30, 2012, in accordance with the Net Flow Methodologies, the General Account Net Settlement Methodologies and the Net Worth Methodologies.
“Pro Forma Statement of General Account Net Settlement” means the Pro Forma Statement of General Account Net Settlement attached as Schedule 1.1(o), which was prepared, as of June 30, 2012, in accordance with the General Account Net Settlement Methodologies.
“Pro Forma Statement of Net Flows” means the Pro Forma Statement of Net Flows attached as Schedule 1.1(p), which was prepared, as of June 30, 2012, in accordance with the Net Flow Methodologies.
“Pro Forma Statement of Net Worth” means the Pro Forma Statement of Net Worth attached as Schedule 1.1(q), which was prepared, as of June 30, 2012, in accordance with the Net Worth Methodologies.
“Property Taxes” has the meaning specified in Section 12.2(c).
“Purchase Price” has the meaning specified in Section 2.2(a).
“Purchase Price Adjustment Amount” has the meaning specified in Section 2.3(d). “Real Estate Leases” has the meaning specified in Section 5.11(a).
“Real Estate Loan” has the meaning specified in Section 5.5(b).
“Real Estate Loan Documents” has the meaning specified in Section 5.5(b). “Real Estate Loan Transfer” has the meaning specified in Section 8.20(e). “Real Property License” has the meaning specified in Schedule 1.1(x).

Exhibit 2.01

Exhibit 2.01

“Reference Date Financial Statements” has the meaning specified in Section
5.4(a).
“Regulatory Agreement” means any written agreement, consent agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or any order by, or any supervisory letter from, any Governmental Body.
“Reinsurance Agreement” means the Reinsurance Agreement between Cedant and Buyer, in substantially the form attached hereto as Exhibit G.
“Reinsurance Settlement Adjustment Amount” has the meaning specified in Section 2.3(e) .
“Reinsured Liabilities” has the meaning specified in the Reinsurance Agreement.
“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.
“Required Balance” has the meaning specified in the Reinsurance Agreement.
“Residual Information” means skills, information or know-how retained in the unaided memory of personnel (without conscious memorization or subsequent reference to any material which is written or stored in electronic or physical form) who have had access to information of a Party or its Affiliates prior to the Closing Date.
“SAP” means, with respect to any insurance or reinsurance company and any statutory financial statements, the statutory accounting practices prescribed or permitted in writing by the insurance regulatory authorities of the jurisdiction in which such company is domiciled (other than accounting practices permitted for use by a particular insurance company, but that are not generally prescribed or permitted for use by other similarly situated insurance companies), consistently applied by such company, as in effect on the date of such statutory financial statements.
“SEC” means the United States Securities and Exchange Commission. “Secondment Period” has the meaning specified in Section 8.1(j)(i)(A). “Securities Act” means the Securities Act of 1933, as amended.
“Securities Documents” means, with respect to each Investment Asset, to the extent in the possession or control of Seller and its Affiliates, (a) all prospectuses, private placement memoranda or other offering documents, (b) all notes, bonds or other instruments evidencing ownership thereof, (c) all indentures, trust agreements or other documents governing the terms or holdings thereof, and (d) all financial statements, compliance certificates and other documents delivered by the issuer of any such security.
“Seller” has the meaning specified in the first paragraph of this Agreement.

Exhibit 2.01

“Seller Annual Incentive Plan” means HFSG’s 2012 Annual Incentive Plan. “Seller Confidentiality Agreement” has the meaning specified in Section 8.15. “Seller Disclosure Schedule” has the meaning specified in Article IV.
“Seller Indemnified Persons” has the meaning specified in Section 11.1(b). “Seller Name and Marks” has the meaning specified in Section 8.3(a).
“Seller Party” means each Affiliate of Seller (excluding HRS) that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Ancillary Agreements.
“Seller Permits” has the meaning specified in Section 5.9(a). “Seller Releasee” has the meaning specified in Section 8.13(b). “Seller Releasor” has the meaning specified in Section 8.13(a).
“Seller Sales Incentive Plan” means any incentive compensation plan based on sales results (including any discretionary portion of such plan) sponsored by Seller or its Affiliates applicable to a Business Employee and identified in Section 5.18(a) of the Business Disclosure Schedule.
“Seller Severance Plan” means the severance pay plan and practices of Seller or its Affiliates applicable to a Business Employee, as set forth in Section 8.1(e).

“Seller Specified Representations” has the meaning specified in Section 9.1(b). “Separate Account” has the meaning specified in the Reinsurance Agreement.
“Separate Account Liabilities” has the meaning specified in the Reinsurance
Agreement.
“Separate Account Statement” has the meaning specified in Section 5.4(c). “Service Agreement Forms” has the meaning specified in Section 5.21(a).
“Services Agreement” means the Amended and Restated Intercompany Services Agreement between HRS and HSD, in substantially the form attached hereto as Exhibit H.
“Settlement Agreement” has the meaning specified in Section 5.23.
“Shared Contracts” means, other than Ancillary Agreement Covered Contracts and Multiparty Contracts, (a) Contracts pursuant to which Seller or one or more of its Affiliates provides to a non-affiliated third party both material services or benefits in respect of the Business and other services or benefits not in respect of the Business and (b)Contracts pursuant to which a non-affiliated third party provides material services or benefits to Seller or one or

Exhibit 2.01

more of its Affiliates in respect of both the Business and other services or benefits not in respect of the Business.
“Significant Mutual Fund Organization” means each of the mutual fund organizations listed on Schedule 1.1(r).
“Significant Plan” means each of the Plans listed on Schedule 1.1(s). “Simsbury” has the meaning specified on Schedule 1.1(x).
“Software” means all computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, user interfaces, in any form or format, however fixed, and all associated documentation.
“Software License Agreement” means the Software License Agreement between Buyer and HFIC, in substantially the form attached hereto as Exhibit I.
“Specified Representations” has the meaning specified in Section 11.1(c)(i).
“Statement of General Account Net Settlement” means a general account net settlement statement prepared, as of a given date, (a) in the format of the Statement of General Account Net Settlement attached as Schedule 1.1(t) and (b) in accordance with the General Account Net Settlement Methodologies.
“Statement of Net Flows” means a statement of Net Flows prepared, as of a given date, (a) in the format of the Statement of Net Flows attached as Schedule 1.1(u) and (b) in accordance with the Net Flow Methodologies.
“Statement of Net Worth” means a statement of net worth statement prepared, as of a given date, (a) in the format of the Statement of Net Worth attached as Schedule 1.1(v) and (b) in accordance with the Net Worth Methodologies.
“Statement of Separate Accounts” means a separate account statement prepared, as of a given date, (i) in the format of the Separate Account Statement attached as Schedule 1.1(w) and (ii) in accordance with the General Account Net Settlement Methodologies.
“Statutory Book Value” has the meaning specified in the Reinsurance Agreement.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Straddle Tax Return” means any Tax Return relating to a Straddle Period. “Sublease Agreements” has the meaning specified in Schedule 1.1(x).
“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding Equity Interest

Exhibit 2.01

having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Equity Interest of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly beneficially owned or controlled by such Person; it being understood that in no event shall any investment fund sponsored or advised by Seller or its Affiliates be deemed a Subsidiary of Seller.
“Tax” (and, with correlative meaning, “Taxes”) means any and all federal, state, county, local or foreign tax (including Transfer Taxes), charge, fee, levy, impost, duty or other assessment, including income, gross receipts, premium, retaliatory, real property, personal property, sales, use, license, excise, franchise, employment, social security (or similar), disability, payroll, profit, withholding, recording, severance, documentary, stamp duty, title or registration, occupation, windfall profits, guaranty fund assessment, alternative or add-on minimum, ad valorem, estimated, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, and any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person, imposed or required to be withheld by any Tax Authority, or imposed as a result of any indemnification agreement or Tax Sharing Arrangement, including, in all cases, any estimated payments or prepayments relating thereto and any interest, penalties and additions imposed thereon or with respect thereto, whether disputed or not.
“Tax Authority” means any Governmental Body having jurisdiction over the assessment, determination, collection, administration or other imposition of any Taxes.
“Tax Benefit” has the meaning specified in Section 12.4(d). “Tax Cost” has the meaning specified in Section 12.4(d).
“Tax Return” means any return, report (including declarations, disclosures, schedules, estimates and information returns or statements), claim for refund or statement, including any schedules or attachments thereto or amendments thereof and other information required to be supplied to a Tax Authority relating to Taxes.
“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax Liabilities or payment for Tax benefits between or among members of any group of corporations filing Tax Returns that files, will file or has filed Tax Returns on a combined, consolidated or unitary basis.
“Termination Date” has the meaning specified in Section 13.1(e). “Third-Party Claim” has the meaning specified in Section 11.2(a).
“Third-Party Consent” means any approval, authorization, agreement, consent, non-objection, license or permission of, or waiver or other action by, any non-affiliated third party (other than a Governmental Body).

Exhibit 2.01

“Towers Watson” has the meaning specified in Section 5.6(a).
“Trade Secrets” means trade secrets as defined by the Connecticut Uniform Trade Secret Act, Conn. Genl. Stat. Secs. 35-50 et seq.
“Trademark Assignment” means the Trademark Assignment between Buyer and HFIC, in substantially the form attached hereto as Exhibit J.
“Trademark License Agreement” means the Hartford Trademark License Agreement between HFIC and Buyer, in substantially the form attached hereto as Exhibit K.
“Trademarks” has the meaning specified in the definition of “Intellectual Property
Rights.”
“Transfer Taxes” means all stamp, transfer, recordation, documentary, goods and services, harmonized sales, sales and use, value added, registration and other similar Taxes and fees (including any interest, penalties and additions imposed with respect thereto, whether disputed or not).
“Transferred Contracts” means: (a) the Assigned Leases; (b) the Transferred Information Technology Contracts; and (c) the Other Transferred Contracts; provided that Transferred Contracts shall not include (i) any Excluded Contracts or (ii) any Ancillary Agreement Covered Contracts; provided, however, that Transferred Contracts shall include any Contract transferred or assigned to Buyer following the Closing in accordance with Section 8.21(a)(iii).
“Transferred Employee” has the meaning specified in Section 8.1(a). “Transferred Equity Interests” has the meaning specified in the recitals.
“Transferred Information Technology Contracts” means the Contracts set forth on Schedule 1.1(y), pursuant to which Seller or its Affiliates (other than HRS) license or sublicense Software or lease or sublease other Information Technology from non-affiliated third parties.
“Transferred Owned Intellectual Property” has the meaning specified in Schedule
1.1(a).
“Transition Period Business Employees” has the meaning specified in Section
8.1(a).
“Transition Services Agreement” means the Transition Services Agreement between HFIC and Buyer, in substantially the form attached hereto as Exhibit L.
“Transitional Trademark License Agreement” means the Hartford Transitional Trade Name and Trademark License Agreement between HFIC and Buyer, in substantially the form attached hereto as Exhibit M.

Exhibit 2.01

“Treasury Regulations” means the Treasury Regulations (including temporary regulations) promulgated by the United States Department of the Treasury with respect to the Code or other United States federal Tax statutes.
“Trust Account” has the meaning specified in the Trust Agreement.
“Trust Agreement” means the Reserve Trust Agreement among Cedant, Buyer and the Trustee, in substantially the form attached hereto as Exhibit N.
“Trustee” has the meaning specified in the Trust Agreement. “Windsor” has the meaning specified on Schedule 1.1(x).
ARTICLE II
PURCHASE AND SALE
Section 2.1 Purchase and Sale; Assignment and Assumption. On the terms and subject to the conditions set forth in this Agreement, at the Closing:
(a)    Seller shall cause Hartford Financial Services, LLC, its indirect wholly owned Subsidiary, to sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Hartford Financial Services, LLC, all of its right, title and interest in and to the Transferred Equity Interests, free and clear of all Encumbrances;
(b)    Seller shall, and shall cause its Affiliates to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller and its Affiliates, all of Seller’s and such Affiliates’ right, title and interest in and to the Acquired Assets (subject to Section 8.11(a)), free and clear of all Encumbrances, except for any Permitted Encumbrances on the Assigned Leases, the Fixtures and Equipment set forth on Schedule 1.1(a) or the tangible Information Technology set forth on Schedule 1.1(a);
(c)    Seller shall, and shall cause its Affiliates to, assign to Buyer, and Buyer shall assume, the Assumed Liabilities; and
(d)    Buyer and Seller shall execute and deliver a bill of sale in substantially the form attached hereto as Exhibit O (the “Bill of Sale”) and an assignment and assumption agreement in substantially the form attached hereto as Exhibit P (the “Assignment and Assumption Agreement”) and such other documents and instruments as may be necessary in order to effect the conveyance of the Acquired Assets to Buyer and Buyer’s assumption of the Assumed Liabilities as contemplated hereby.
Section 2.2 Purchase Price; Ceding Commission.
(a) The aggregate consideration for the Transferred Equity Interests, Assumed Liabilities and the Acquired Assets shall be an amount in cash equal to the Adjusted

Exhibit 2.01

Net Worth, as determined by reference to the Estimated Master Settlement Statement (the “Initial Purchase Price”), which consideration, if positive, shall be payable by Buyer to Seller, or, if negative, shall be payable by Seller to Buyer, in each case, at the Closing by wire transfer of immediately available funds to an account or accounts designated by the Party to whom such amounts are payable in writing at least three (3) Business Days prior to the Closing Date. The Initial Purchase Price shall be subject to adjustment after the Closing in accordance with Section 2.3 and Section 2.4 (as so adjusted, the “Purchase Price”). The Parties acknowledge and agree that the payment of the Initial Purchase Price by Buyer to Seller shall be for the account, credit and benefit of Hartford Financial Services, LLC in the case of the Transferred Equity Interests and Seller or the applicable Seller Affiliate, as applicable, in the case of the transfer of an Assumed Liability or Acquired Asset.
(b) The aggregate ceding commission payable by Buyer to Cedant in consideration for the transactions contemplated by the Reinsurance Agreement shall be equal to the Ceding Commission determined by reference to the Estimated Master Settlement Statement (the “Initial Ceding Commission”), which amount shall be paid as a deduction from the amount otherwise payable by Cedant at Closing in accordance with Section 3.3(b). The Initial Ceding Commission shall be subject to adjustment after the Closing in accordance with Section 2.3 and Section 2.4. Notwithstanding anything to the contrary in this Agreement or the Reinsurance Agreement, the Parties hereby acknowledge that no portion of the Ceding Commission is being allocated to the Covered Insurance Policy, dated as of March 1, 1982, issued by Cedant to HFIC for the benefit of certain employees of Seller and its Affiliates.
Section 2.3    Statement of Net Flows; Statement of General Account Net
Settlement; Statement of Separate Accounts; Statement of Net Worth; Master Settlement Statement.
(a) Seller shall cause to be prepared and delivered to Buyer at least seven (7) Business Days prior to the Closing Date:
(i)    a Statement of Net Flows setting forth Seller’s good faith estimate of the Net Flows with respect to the Government Business and the Net Flows with respect to the Non-Government Business, in each case during the period from and after January 1, 2012 through the Effective Time (such statement, the “Estimated Statement of Net Flows”);
(ii)    a Statement of General Account Net Settlement setting forth Seller’s good faith estimate of the Ceding Commission, Net Settlement Amount and Net Transfer Amount, in each case, as of the Effective Time (such statement, the “Estimated Statement of General Account Net Settlement”);
(iii)    a Statement of Separate Accounts setting forth (A) a complete and accurate list of all Separate Accounts and the assets held in each such Separate Account and (B) Seller’s good faith estimate of (1) the statutory carrying value of the assets held in each Separate Account and (2) the Separate Account Liabilities of each Separate Account, in each case, as of the Effective Time (such statement, the “Closing Statement of Separate Accounts”);

Exhibit 2.01

(iv)    a Statement of Net Worth setting forth Seller’s good faith estimate of the Adjusted Net Worth as of the Effective Time (such statement, the “Estimated Statement of Net Worth”);
(v)    a list of the Investment Assets to be deposited on the Closing Date by Cedant, on behalf of Buyer, to the Trust Account pursuant to Section 3.1(a) of the Reinsurance Agreement, including the Fair Market Value thereof, determined as of the close of business (New York City time) on the last day of the calendar month immediately preceding the month in which the Closing Date occurs (the “Investment Assets List”);
(vi)    a Master Settlement Statement including the calculations contained in the Estimated Statement of Net Flows, the Estimated Statement of General Account Net Settlement and the Estimated Statement of Net Worth and the Fair Market Value of the Investment Assets set forth on the Investment Assets List (such statement, the “Estimated Master Settlement Statement”); and
(vii)    a certificate of the Chief Executive Officer, Chief Financial Officer, Controller or Chief Accounting Officer of Seller, or such other executive officer of Seller whose primary responsibility relates to financial matters, certifying that (A) the Estimated Statement of Net Flows was prepared, as of the Effective Time, (1) in the format of the Pro Forma Statement of Net Flows and (2) in accordance with the Net Flow Methodologies, (B) the Estimated Statement of General Account Net Settlement was prepared, as of the Effective Time, (1) in the format of the Pro Forma Statement of General Account Net Settlement and (2) in accordance with the General Account Net Settlement Methodologies, (C) the Closing Statement of Separate Accounts was prepared, as of the Effective Time, (1) in the format of the Separate Account Statement and (2) in accordance with the General Account Net Settlement Methodologies, (D) the Estimated Statement of Net Worth was prepared, as of the Effective Time, (1) in the format of the Pro Forma Statement of Net Worth and (2) in accordance with the Net Worth Methodologies, and (E) the Estimated Master Settlement Statement was prepared, as of the Effective Time, (1) in the format of the Pro Forma Master Settlement Statement and (2) in accordance with the Net Flow Methodologies, the General Account Net Settlement Methodologies and the Net Worth Methodologies.
(b) On or before the date that is one hundred and eighty (180) days following the Closing Date, Buyer shall cause to be prepared and delivered to Seller:
(i) a Statement of Net Flows setting forth Buyer’s calculation of the Net Flows with respect to the Government Business and the Net Flows with respect to the Non-Government Business, in each case during the period from and after January 1, 2012 through the Effective Time (such statement, the “Closing Statement of Net Flows”);

Exhibit 2.01

(ii)    a Statement of General Account Net Settlement setting forth Buyer’s calculation of the Ceding Commission, Net Settlement Amount and Net Transfer Amount, in each case as of the Effective Time (such statement, the “Closing Statement of General Account Net Settlement”);
(iii)    a Statement of Net Worth setting forth Buyer’s calculation of the Adjusted Net Worth as of the Effective Time (such statement, the “Closing Statement of Net Worth”);
(iv)    a calculation of the Fair Market Value of Investment Assets that were deposited on the Closing Date by Cedant, on behalf of Buyer, to the Trust Account pursuant to Section 3.1(a) of the Reinsurance Agreement, determined as of the close of business (New York City time) on the Closing Date (the “Closing FMV Calculation”); and
(v)    a Master Settlement Statement including the calculations contained in the Closing Statement of Net Flows, the Closing Statement of General Account Net Settlement, the Closing Statement of Net Worth and the Closing FMV Calculation (such statement, the “Closing Master Settlement Statement”).
(c)    After the Closing Date and until any disputes with respect to the Closing Statement of Net Flows, Closing Statement of General Account Net Settlement, Closing Statement of Net Worth, Closing FMV Calculation and Closing Master Settlement Statement (collectively, the “Closing Statements”) are finally resolved in accordance with this Section 2.3 and Section 2.4, Buyer shall provide Seller and its Representatives, upon the prior written request of Seller, reasonable access to Buyer’s work papers and any work papers of Buyer’s independent accountants, in each case, to the extent used in the preparation of the Closing Statements, and Buyer shall make reasonably available to Seller and its Representatives relevant Buyer personnel responsible for the preparation of the Closing Statements, in each case, to the extent reasonably necessary for, and for the sole purpose of, assisting in Seller’s review of the Closing Statements; provided that the independent accountants of Buyer shall not be obligated to make any work papers available to Seller unless and until Seller has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.
(d)    The “Purchase Price Adjustment Amount” shall be an amount equal to (i) the Adjusted Net Worth determined by reference to the Final Master Settlement Statement (after any disputes with respect thereto have been finally resolved in accordance with this Section 2.3 and Section 2.4) minus (ii) the Initial Purchase Price. For the avoidance of doubt, the Purchase Price Adjustment Amount may be either positive or negative.
(e)    The “Reinsurance Settlement Adjustment Amount” shall be an amount equal to (i) the Net Transfer Amount determined by reference to the Final Master Settlement Statement (after any disputes with respect thereto have been finally resolved in accordance with this Section 2.3 and Section 2.4) minus (ii) the Fair Market Value of Investment Assets that were deposited on the Closing Date by Cedant, on behalf of Buyer, to the Trust

Exhibit 2.01

Account pursuant to Section 3.1(a) of the Reinsurance Agreement, determined as of the close of business (New York City time) on the Closing Date as reflected in the Final Master Settlement Statement (after any disputes with respect thereto have been finally resolved in accordance with this Section 2.3 and Section 2.4). For the avoidance of doubt, the Reinsurance Settlement Adjustment Amount may be either positive or negative.
(f) Within five (5) Business Days following the applicable date of final determination of the Final Master Settlement Statement in accordance with Section 2.4:
(i)    if the Purchase Price Adjustment Amount is a positive amount, then Buyer shall cause an amount in cash equal to the Purchase Price Adjustment Amount, plus interest thereon from the Closing Date to the date of payment at the Federal Funds Rate, to be paid to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller in writing at least three (3) Business Days prior to the date of such payment;
(ii)    if the Purchase Price Adjustment Amount is a negative amount, then Seller shall cause an amount in cash equal to the absolute value of the Purchase Price Adjustment Amount, plus interest thereon from the Closing Date to the date of payment at the Federal Funds Rate, to be paid to Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer in writing at least three (3) Business Days prior to the date of such payment;
(iii)    if the Reinsurance Settlement Adjustment Amount is a positive amount, then Seller shall cause Cedant to transfer to Buyer cash in an amount equal to the Reinsurance Settlement Adjustment Amount, plus interest thereon from the Closing Date to the date of payment at the Federal Funds Rate, by wire transfer of immediately available funds to an account or accounts designated by Buyer in writing at least three (3) Business Days prior to the date of such payment; and
(iv)    if the Reinsurance Settlement Adjustment Amount is a negative amount, then Buyer shall transfer to Cedant cash in an amount equal to the absolute value of the Reinsurance Settlement Adjustment Amount, plus interest thereon from the Closing Date to the date of payment at the Federal Funds Rate, by wire transfer of immediately available funds to an account or accounts designated by Seller in writing at least three (3) Business Days prior to the date of such payment.
Section 2.4 Review of Closing Statements and Calculations.
(a) If Seller has any objection to any of the Closing Statements, Seller shall deliver a written statement of its objection (the “Notice of Disagreement”) to Buyer within sixty (60) days of receipt thereof. The Notice of Disagreement shall only set forth objections based on (i) manifest arithmetic error, (ii) in the case of the Closing Statement of Net Flows, such Closing Statement of Net Flows not being prepared (A) in the format of the Pro Forma Statement of Net Flows and (B) in accordance with the Net Flow Methodologies, (iii) in the case

Exhibit 2.01

of the Closing Statement of Net Worth, such Closing Statement of Net Worth not being prepared (A) in the format of the Pro Forma Statement of Net Worth and (B) in accordance with the Net Worth Methodologies, (iv) in the case of the Closing Statement of General Account Net Settlement, such Closing Statement of General Account Net Settlement not being prepared (A) in the format of the Pro Forma Statement of General Account Net Settlement and (B) in accordance with the General Account Net Settlement Methodologies, (v) in the case of the Closing FMV Calculation, the Fair Market Value of Investment Assets that were deposited on the Closing Date by Cedant, on behalf of Buyer, to the Trust Account pursuant to Section 3.1(a) of the Reinsurance Agreement, determined as of the close of business (New York City time) on the Closing Date, not being determined in accordance with the General Account Net Settlement Methodologies, or (vi) in the case of the Closing Master Settlement Statement, such Closing Master Settlement Statement not being prepared (A) in the format of the Pro Forma Master Settlement Statement and (B) in accordance with the Net Flow Methodologies, the General Account Net Settlement Methodologies and the Net Worth Methodologies.
(b)    The Notice of Disagreement shall set forth in reasonable detail (i) the particular line item or items to which Seller is objecting, (ii) the specific dollar amount proposed by Seller for each such line item or items, (iii) a description of the basis for each of Seller’s objection(s) and (iv) the corresponding adjustment(s) to the applicable Closing Statement that Seller requests to be made.
(c)    Seller shall only be entitled to object to the Closing Statements on the bases allowed in Section 2.4(a) and shall be conclusively deemed to have accepted the Closing Statements except as and to the extent that Seller has objected thereto in accordance with Section 2.4(a) and Section 2.4(b).
(d)    The Parties shall resolve any disagreements or disputes related to or arising from the Closing Statements in the manner provided by Section 2.4(a) and Section 2.4(b), and no such dispute shall be referred to dispute resolution as provided under Section 14.4.
(e)    Buyer and Seller shall cooperate in good faith to resolve any objections identified in the Notice of Disagreement. If any or all of the objections are resolved between Buyer and Seller, the resolution of those objections, as applicable, shall be final and binding upon Buyer and Seller.
(f)    To the extent that, for any reason, Buyer and Seller are unable to reach a final resolution on any of Seller’s objections in the Notice of Disagreement within thirty (30) days after Buyer has received Seller’s Notice of Disagreement, either Buyer or Seller may submit any unresolved objections still in dispute (the “Adjustment Dispute”) to binding and final arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in force, except as modified herein.
(i) The arbitration shall be conducted by a jointly selected internationally recognized accounting firm that is not the auditor or independent accounting firm of any of the parties or their respective Affiliates and is otherwise independent and impartial (the “Accounting Firm”), which firm shall, within ten (10) days of the Accounting Firm’s selection by Buyer and Seller, or as soon as

Exhibit 2.01

practicable thereafter, select an independent and impartial partner from such Accounting Firm, who is a certified public accountant, to act as the sole arbitrator. If Buyer and Seller are unable for any reason to select such Accounting Firm within fifteen (15) days after the date of dispatch of the request for arbitration pursuant to Section 2.4(f), or if such Accounting Firm is unable for any reason to select an independent and impartial partner to serve as sole arbitrator within fifteen (15) days of its selection by Buyer and Seller, either Buyer or Seller may request the American Arbitration Association to appoint, within ten (10) days from the date of such request or as soon as practicable thereafter, a partner in an internationally recognized accounting firm, who is a certified public accountant, that is not the auditor or independent accounting firm of any of the parties or their respective Affiliates, and is independent and impartial, to act as sole arbitrator.
(ii)    Within ten (10) days of the appointment of the Accounting Firm, Buyer and Seller shall each provide the Accounting Firm with a copy of the Closing Statements (as modified by any adjustments agreed to by the parties) and shall each deliver to the Accounting Firm the Notice of Disagreement together with a copy of the Closing Statement or Closing Statements, as applicable, marked to indicate those line items that remain in dispute, and any additional supporting materials or documents that such Party elects to provide.
(iii)    Buyer and Seller agree to enter into an engagement letter with the Accounting Firm. The Accounting Firm’s review and award shall be limited to matters properly objected to by Seller in the Notice of Disagreement and shall determine, in the manner provided in Section 2.4(a) and Section 2.4(b), whether and to what extent (if any) the Closing Statements require adjustment. With respect to each disputed line item, the Accounting Firm shall select an amount within the range of amounts advocated by Seller in the Notice of Disagreement and Buyer in the applicable Closing Statement.
(iv)    The arbitration shall be held, and the award shall be rendered, in New York, New York.
(v)    Buyer and Seller agree that the Adjustment Dispute, and any arbitration arising thereunder, shall be confidential, and Buyer and Seller agree, on behalf of themselves and their respective Representatives, not to disclose to any third party the existence or status of the arbitration and all information made known and documents produced in the arbitration not otherwise in the public domain, and all awards arising from the arbitration, except and to the extent that disclosure is required by Applicable Law or is required to protect or pursue a legal right.
(vi)    Buyer and Seller shall reasonably cooperate with, and provide information and documentation, including any accountants’ work papers, to assist the Accounting Firm; provided that the independent accountants of Buyer and Seller shall not be obligated to make any work papers available to the Accounting Firm unless and until the Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable

Exhibit 2.01

to such independent accountants. Any information and documentation provided by Buyer or Seller to the Accounting Firm shall concurrently be provided to the other Party to the extent not already so provided; provided that Buyer or Seller, as applicable, shall not be obligated to make accountants’ work papers available to the other Party unless and until the other Party has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to the applicable accounting firm. Neither Buyer nor Seller shall disclose to the Accounting Firm, and the Accounting Firm shall not consider for any purpose, any settlement discussions or settlement offer made by Buyer or Seller with respect to any objection under this Section 2.4, unless otherwise agreed in writing by Buyer and Seller.
(vii)    The Accounting Firm’s award shall include a reasonably detailed accounting of any required change to the Closing Statements. Buyer and Seller shall use their reasonable best efforts to cause the Accounting Firm to provide its determination within thirty (30) days after its appointment, and otherwise as soon as practicable. The award of the Accounting Firm, which shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq., as amended, shall be set forth in writing and shall be final and binding upon Buyer and Seller and may be enforced in the federal or state courts located within the State of New York as well as any other court of competent jurisdiction; provided, however, that within five (5) Business Days after the transmittal of the Accounting Firm’s award, Buyer or Seller may request in writing to the Accounting Firm, with a copy thereof provided to the other Party in accordance with Section 14.6, that the Accounting Firm correct solely any clerical, typographical or arithmetic errors in such award. The other Party shall have five (5) Business Days to respond to the Accounting Firm in writing to the request, with a copy thereof provided to the other Party in accordance with Section 14.6. The Accounting Firm shall dispose of the request, if no response was received during such five (5) Business Day period from the other Party, within seven (7) Business Days after receiving such request or, if such a response was received during such period, within three (3) Business Days of its receipt of such a response.
(viii)    Buyer, on the one hand, and Seller, on the other hand, shall each bear the respective fees and costs incurred by it in connection with the matters set forth in this Section 2.4, except that the fees and disbursements of the Accounting Firm shall be paid by Buyer or Seller in proportion to those matters submitted to the Accounting Firm that are resolved against Buyer or Seller, as applicable, as such fees and disbursements are allocated by the Accounting Firm pursuant to the foregoing.
(g) The “Final Statement of Net Flows,” “Final Statement of Net Worth,” “Final Statement of General Account Net Settlement,” “Final FMV Calculation” and “Final Master Settlement Statement” shall mean the Closing Statement of Net Flows, Closing Statement of Net Worth, Closing Statement of General Account Net Settlement, Closing FMV Calculation and Closing Master Settlement Statement, respectively, in each case together with any revisions thereto made pursuant to this Section 2.4, including, if necessary, the determination of the Accounting Firm.

Exhibit 2.01

ARTICLE III
CLOSING
Section 3.1    Closing Date. The closing of the transactions contemplated by this
Agreement (the “Closing”) shall take place at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, NY 10019 at 10:00 a.m., New York City time, on the last Business Day of the month in which the last of the conditions set forth in Article IX and Article X has been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing); provided, however, that if the last of the conditions set forth in Article IX and Article X (excluding conditions that, by their terms, cannot be satisfied until the Closing) are satisfied or waived on a day that is within the last three (3) Business Days of a month-end, then the Closing shall occur on the last Business Day of the immediately following month; provided further that, on such date, all of the conditions set forth in Article IX and Article X continue to be and are satisfied or waived. Notwithstanding the foregoing, the Closing may take place at such other time and place as may be agreed upon by Buyer and Seller, subject to the satisfaction or waiver of the conditions set forth in Article IX and Article X. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.” The transactions contemplated hereby shall be deemed to have been consummated and become effective for all purposes as of the Effective Time.
Section 3.2    Payment on the Closing Date. Pursuant to Section 2.2(a), at the
Closing, Buyer or Seller, as applicable, shall pay to the other Party the Initial Purchase Price by wire transfer of immediately available funds to an account or accounts designated by such other Party in writing at least three (3) Business Days prior to the Closing Date.
Section 3.3    Reinsurance Transaction.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) Buyer shall, and Seller shall cause Cedant to, enter into the Reinsurance Agreement, the Trust Agreement and the Administrative Services Agreement and (ii) Buyer shall establish the Trust Account with the Trustee pursuant to the Trust Agreement, naming Cedant as sole beneficiary thereof.
(b)    In connection with and at the Closing, in accordance with the Reinsurance Agreement, Seller shall cause Cedant to deposit, on behalf of Buyer, to the Trust Account Investment Assets, which shall be selected in the manner described in Schedule 3.3(b), with an estimated Fair Market Value equal to the Net Transfer Amount determined by reference to the Estimated Statement of General Account Net Settlement. The Investment Assets deposited by Cedant shall, at the time so deposited, be free and clear of all Encumbrances, other than Encumbrances created by the Trust Agreement or arising from acts of Buyer or its Affiliates or the Trustee.
(c)    To the extent that the estimated Fair Market Value of the Investment Assets deposited or required to be deposited on the Closing Date to the Trust Account pursuant to Section 3.3(b) is less than the Required Balance as of the Closing Date, Buyer shall, on the

Exhibit 2.01

Closing Date, deposit Eligible Assets with a Statutory Book Value equal to such deficiency to the Trust Account.
Section 3.4    Buyer’s Closing Date Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:
(a)    the certificate contemplated by Section 10.1(c), duly executed by a duly authorized officer of Buyer;
(b)    if the Initial Purchase Price is payable by Seller pursuant to Section 2.2(a), an executed cross receipt for the Initial Purchase Price paid at the Closing pursuant to Section 3.2;
(c)    original counterparts of each Ancillary Agreement to which Buyer or any Buyer Party is a party, each duly executed on behalf of Buyer or such Buyer Party;
(d)    evidence that the Governmental Consents referenced in Section 10.2 that were to be made or obtained by Buyer or its Affiliates have been so made or obtained, as applicable; and
(e)    all such other documents, agreements, instruments, writings and certificates as Seller may reasonably request and as are necessary for Buyer or its Affiliates, as the case may be, to satisfy their respective obligations hereunder.
Section 3.5    Seller’s Closing Date Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:
(a)    the certificate contemplated by Section 9.1(c), duly executed by a duly authorized officer of Seller;
(b)    one or more certificates representing all of the Transferred Equity Interests duly endorsed in blank or accompanied by an instrument of transfer duly endorsed in blank, with all appropriate Tax transfer stamps affixed;
(c)    the Investment Asset Transfer Documents and the Securities Documents;
(d)    the Real Estate Loan Documents and the other documents, allonges, endorsements and instruments described in Section 8.20(e);
(e)    if the Initial Purchase Price is payable by Buyer pursuant to Section 2.2(a), an executed cross receipt for the Initial Purchase Price paid at the Closing pursuant to Section 3.2;
(f)    original counterparts of each Ancillary Agreement to which Seller, HRS or any Seller Party is a party, each duly executed on behalf of Seller, HRS or such Seller Party;

Exhibit 2.01

(g)    evidence that the Governmental Consents referenced in Section 9.2 that were to be made or obtained by Seller or its Affiliates have been so made or obtained, as applicable;
(h)    duly executed letters of resignation of each of the managers of HRS identified by Buyer to Seller in writing at least five (5) Business Days prior to the Closing Date, effective as of the Closing;
(i)    copies of any amendments to the Multiparty Contracts and other documentation required to be obtained by Seller or its Affiliates pursuant to Section 7.6;
(j)    copies of any Seller Confidentiality Agreements being assigned to Buyer or HRS pursuant to Section 8.16;
(k)    evidence of the termination of all intercompany Contracts pursuant to Section 8.6(a);
(l)    evidence that all Intercompany Payables and Intercompany Receivables have been settled, discharged, offset or paid in full pursuant to Section 8.6(b);
(m)    the Business Records that are required to be delivered to Buyer at the Closing in accordance with Section 8.11(a);
(n)    a FIRPTA affidavit, in form and substance reasonably satisfactory to Buyer, pursuant to Section 1445(b)(2) of the Code and Treasury Regulations Section 1.1445- 2(b)(2) certifying that, as of the Closing Date, Seller is not a “foreign person;” and
(o)    all such other documents, agreements, instruments, writings and certificates as Buyer may reasonably request and as are necessary for Seller or its Affiliates, as the case may be, to satisfy their respective obligations hereunder.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER, HFSG AND THE
SELLER PARTIES
Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by Seller to Buyer prior to entering into this Agreement (the “Seller Disclosure Schedule”) (it being understood that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosed with respect to another enumerated section or subsection of the Seller Disclosure Schedule to which the relevance of such item is reasonably apparent on its face; provided, however, that the disclosure set forth in Sections 5.7(b), 7.1(a), 7.1(a)(xxv) and 7.8 of the Business Disclosure Schedule shall not be deemed disclosed with respect to any other section or subsection of the Business Disclosure Schedule unless expressly disclosed in such other section or subsection of the Business Disclosure Schedule), Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

Exhibit 2.01

Section 4.1    Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. HFSG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller Party is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
Section 4.2    Authority; Conflicts.
(a)    Each of Seller, HFSG and each Seller Party has the full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Seller, HFSG and each Seller Party have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of Seller, HFSG and each Seller Party and, in the case of HFSG, no action by its stockholders is required in connection with the execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Seller, HFSG and each Seller Party. Hartford Financial Services, LLC has duly and validly obtained all required board and member approvals necessary to transfer the Transferred Equity Interests to Buyer at the Closing. This Agreement has been duly and validly authorized, executed and delivered by Seller and HFSG, and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Seller and HFSG, enforceable in accordance with its terms, and each of the Ancillary Agreements to which Seller or any Seller Party is or will be a party has been duly and validly authorized by Seller or such Seller Party and, upon execution and delivery by Seller or such Seller Party, will be (assuming the valid authorization, execution and delivery by the other party or parties thereto who are not Affiliates of Seller) a legal, valid and binding obligation of Seller or such Seller Party enforceable in accordance with its terms, subject in each case to bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and to general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law) (such exceptions, the “Enforceability Exceptions”).
(b)    The execution and delivery by Seller, HFSG or any Seller Party of this Agreement or any of the Ancillary Agreements, the performance and consummation by Seller, HFSG or any Seller Party of the transactions contemplated hereby or thereby or compliance by Seller, HFSG or any Seller Party with or fulfillment by Seller, HFSG or any Seller Party of the terms, conditions and provisions hereof or thereof will not, with or without the giving of notice or passage of time or both:
(i) assuming that the Governmental Consents set forth on Section 4.2(b)(iii)(A) of the Seller Disclosure Schedule are made or obtained, as applicable, result in a breach or violation of the terms, conditions or provisions of (A) the charter, bylaws, certificate of formation or other applicable organizational documents of Seller, HFSG, HRS or any Seller Party or any effective resolution of any of their respective directors or shareholders or members, as applicable, or

Exhibit 2.01

(B) any Applicable Law affecting Seller, HFSG, HRS or any Seller Party or any of their respective properties or assets;
(ii)    result in a breach or violation, in any material respect, of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance on the Equity Interests of HRS or any of the Acquired Assets or Investment Assets under, any (A) Material Contract, Transferred Contract or any other material Contract to which HRS is a party or by which any of its properties or assets is subject or bound, or (B) any other Contract to which Seller, HFSG or any Seller Party is a party or by which any of their respective properties or assets is subject or bound, except, in the case of this clause (B), for any such breaches, violations, creations or losses that, individually or in the aggregate, would not be reasonably expected to prohibit or materially impair or delay the ability of Seller, HFSG or any of the Seller Parties to perform its material obligations under this Agreement and the Ancillary Agreements; or
(iii)    require any (A) Governmental Consent or (B) Third-Party Consent (other than any Third-Party Consents required in connection with the transactions contemplated by the Transition Services Agreement) to be made or obtained, as applicable, by Seller or its Affiliates, except for those Governmental Consents set forth on Section 4.2(b)(iii)(A) of the Seller Disclosure Schedule and those Third-Party Consents set forth on Section 4.2(b)(iii)(B) of the Seller Disclosure Schedule.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING HRS AND THE BUSINESS
Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by Seller to Buyer prior to entering into this Agreement (the “Business Disclosure Schedule”) (it being understood that (a) disclosure of any item in any section or subsection of the Business Disclosure Schedule shall be deemed disclosed with respect to another enumerated section or subsection of the Business Disclosure Schedule to which the relevance of such item is reasonably apparent on its face and (b) if any section or subsection of the Business Disclosure Schedule contains a cross-reference to a second section or subsection of the Business Disclosure Schedule which itself contains a cross-reference to a third section or subsection of the Business Disclosure Schedule, the matters set forth in such third section or subsection shall not be deemed disclosed with respect to such first section or subsection unless stated in full therein), Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
Section 5.1    Organization and Standing. HRS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Exhibit 2.01

Section 5.2 Limited Liability Company Power.
(a)    HRS has all requisite limited liability company power and authority to carry on its business as presently conducted and as conducted as of the Closing. HRS is duly qualified or licensed as a foreign entity to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the conduct of its business makes such qualification necessary. HRS (i) is not the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency, bankruptcy or similar proceeding and (ii) has not received any written notice from any Governmental Body or other Person threatening to seek to initiate any such proceeding.
(b)    True, accurate and complete copies of the certificate of formation, limited liability company agreement (and other organizational documents), in each case, as amended through the date of this Agreement, of HRS have been made available to Buyer prior to the date hereof.
Section 5.3    Capital Structure.
(a)    Hartford Financial Services, LLC, a Delaware limited liability company that is an indirect, wholly owned Subsidiary of Seller, is the sole record and beneficial owner of the Transferred Equity Interests and has good and valid title to the Transferred Equity Interests, free and clear of any Encumbrance. Seller, through Hartford Financial Services, LLC, has the full and unrestricted power to sell, assign, transfer and deliver the Transferred Equity Interests to Buyer in accordance with the terms and conditions of this Agreement and, at the Closing, assuming Buyer has the requisite power and authority to be the lawful owner of the Transferred Equity Interests, good and valid title to the Transferred Equity Interests will pass to Buyer, free and clear of any Encumbrance other than those arising solely from acts of Buyer or its Affiliates.
(b)    The Transferred Equity Interests have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights or in violation of any Applicable Law, Contract or organizational document of HRS. Other than this Agreement, there are no preemptive or other outstanding rights, options, calls, puts, tag-alongs, drag-alongs, warrants, conversion rights or voting trusts, membership agreements, proxies or other rights, agreements or commitments of any character relating to any Equity Interest of HRS, or debt securities or other securities that are convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Equity Interest of HRS, and no such securities or obligations evidencing such rights are outstanding. There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any Equity Interest of HRS. There are no bonds, debentures, notes or other Indebtedness of HRS having voting rights. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations and commitments of HRS.
(c)    HRS (i) does not have any Subsidiaries, (ii) does not own, directly or indirectly, any Equity Interest in any Person or have any direct or indirect equity or ownership

Exhibit 2.01

interest in any business and (iii) is not a member of or participant in any partnership, joint venture or other entity.
Section 5.4    Financial Information; Business Records.
(a)    Section 5.4(a) of the Business Disclosure Schedule sets forth (i) the unaudited balance sheets of the Business as of June 30, 2012 and December 31, 2011, in each case, including pro forma adjustments to reflect the transactions contemplated hereby and by the Ancillary Agreements, and the related unaudited statements of operations of the Business for the period ended June 30, 2012 and the year ended December 31, 2011, and (ii) the unaudited balance sheets of HRS as of June 30, 2012 and December 31, 2011, and the related unaudited statements of operations of HRS for the period ended June 30, 2012 and the year ended December 31, 2011 (collectively, the “Reference Date Financial Statements”). The Reference Date Financial Statements have been derived from the Business Records (and, to the extent applicable, the Excluded Business Records) and have been prepared in accordance with GAAP, as modified by the principles and methodologies specified in Section 5.4(a) of the Business Disclosure Schedule, subject in the case of June 30, 2012 financial statements to normal recurring year-end adjustments that are not material in amount or effect, and fairly present, in all material respects, the financial condition and the results of operations of the Business or HRS, as applicable, as of the respective dates thereof and for the periods indicated therein.
(b)    Prior to the date hereof, Seller has made available to Buyer true, accurate and complete copies of the following statutory financial statements, in each case, as filed with the Connecticut Insurance Department, together with the exhibits, schedules and notes thereto and any affirmations, certifications or opinions filed therewith: (i) the unaudited annual statutory financial statements of Cedant as of and for the years ended December 31, 2010 and December 31, 2011; (ii) the audited annual statutory financial statements of Cedant as of and for the years ended December 31, 2010 and December 31, 2011 (the statements referenced in (i) and (ii), the “Cedant Annual Statutory Statements”); and (iii) the unaudited quarterly statutory financial statements of Cedant as of and for the quarters ended March 31, 2012 and June 30, 2012 (the “Cedant Quarterly Statements” and, collectively with the Cedant Annual Statutory Statements, the “Cedant Statutory Statements”). The Cedant Statutory Statements (A) have been derived from the Business Records (and, to the extent applicable, the Excluded Business Records), (B) have been prepared in accordance with SAP (subject, in the case of the Cedant Quarterly Statements, to normal recurring year-end adjustments that are not material in amount or effect), and (C) fairly present, in all material respects, the statutory financial position, results of operations, changes in statutory surplus and cash flows of Cedant as of the respective dates of, and for the periods referred to in, the Cedant Statutory Statements. No material deficiency has been asserted by any Governmental Body with respect to any Cedant Statutory Statements that remains unresolved prior to the date hereof.
(c)    Section 5.4(c) of the Business Disclosure Schedule sets forth a true and complete list of all Separate Accounts, the assets held in each such Separate Account and the statutory carrying value thereof, in each case, as of June 30, 2012 (the “Separate Account Statement”).

Exhibit 2.01

(d)    There are no policy loans associated with the Covered Insurance Policies.
(e)    The Business Records and those Excluded Business Records relating to the Business have been maintained in all material respects in accordance with Applicable Law and Seller’s or its applicable Affiliates’ policies and procedures.
(f)    To the extent related to the Business, Seller and its applicable Affiliates maintain proper and adequate internal accounting controls that provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of such Person’s financial statements and to maintain accountability for such Person’s assets; (iii) access to such Person’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of such Person’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(g)    None of HRS or any of its Representatives or, to the extent related to the Business, Seller or its applicable Affiliates (other than HRS) or any of their respective Representatives, has received any written non-frivolous complaint, allegation, assertion or claim regarding the accounting, reserving or auditing practices, procedures, methodologies or methods used in connection with the Business or their respective internal accounting controls, in each case, that has not been remedied as of the date of this Agreement.
Section 5.5    Investment Assets.
(a)    Cedant holds good and valid title to the Investment Assets, free and clear of all Encumbrances, other than interests of nominees, custodians or similar intermediaries. As of July 31, 2012, none of the Investment Assets are in default in the payment of principal or interest or dividends.
(b)    Section 5.5(b) of the Business Disclosure Schedule sets forth a true and complete list as of the date hereof of all commercial mortgage loans, mezzanine loans and B notes or interests in commercial mortgage loans, mezzanine loans and B notes that are included in the Investment Assets (each, a “Real Estate Loan”). Seller has made available to Buyer prior to the date hereof (or, with respect to clause (v) below only, prior to the Closing Date), to the extent in the possession of Seller or its Affiliates, true and complete copies of (i) all loan documents delivered by or on behalf of the related borrower in connection with the closing of each Real Estate Loan, including, to the extent applicable, copies of any notes and allonges, the originals of which are in the possession of Seller, copies of any mortgage or deed of trust, security agreement, third party inspection report, survey and title insurance policy (but excluding in any event (A) any internal loan approval memoranda, internal loan reviews, internal loan valuations or evaluations or other materials prepared by Seller or its Affiliates in connection with underwriting, evaluating or approving any Real Estate Loan, other than, subject to clause (B), any materials prepared by third parties that were created in connection with and included in any of the foregoing, and (B) any report prepared by any third party in connection with the servicing of any Real Estate Loan, other than any servicing report with respect to any Real Estate Loan

Exhibit 2.01

prepared during the twelve (12) month period preceding the date hereof), together with any supplements, modifications or amendments thereto, (ii) the most recently received rent rolls and property operating and financial statements with respect to each Real Estate Loan, (iii) all applicable servicing, pooling, intercreditor, participation and/or co-lender or similar agreements relating to each Real Estate Loan, (iv) any written notices received or given by or on behalf of Seller or its Affiliates providing notice of the occurrence of any event of default with respect to any Real Estate Loan and (v) without duplication of any items in clause (iv) above, all material correspondence files relating to each Real Estate Loan, including all correspondence with the borrower and servicer(s) under each Real Estate Loan and, if applicable, other lenders or holders of any interest in any structured loan or “debt stack” of which a Real Estate Loan is a part (such documents referred to in the foregoing clauses (i) - (v), the “Real Estate Loan Documents”). The Real Estate Loans are fully drawn with no obligations on behalf of the holder thereof for future advances. Neither Seller nor any of its Affiliates has received written notice of any Action challenging the perfection of the mortgage or other lien securing the repayment of any of the Real Estate Loans.
(c)    As of July 31, 2012, no payment of principal or interest is more than fifteen (15) days past due with respect to any Real Estate Loan. Seller and its Affiliates have not given any written notices with respect to any Real Estate Loans providing notice of the occurrence of any default in the payment of principal or interest thereon, or any other event of default with respect thereto, in each case, which remains uncured.
(d)    Seller has made available to Buyer prior to the date hereof, to the extent in the possession or control of Seller and its Affiliates, with respect to all Investment Assets that are securities, (i) all prospectuses, private placement memoranda or other offering documents and (ii) all indentures, trust agreements or other documents governing the terms or holdings thereof, other than, in the case of this clause (ii), with respect to securities that are traded on an exchange or cleared through a registered clearing agency such as DTC, Euroclear or Clearstream.
(e)    From July 1, 2012 through and including the date of this Agreement, Seller and its Affiliates have conducted asset and liability management with respect to the Business consistent with the asset and liability management practices and procedures followed by Seller and its Affiliates from January 1, 2012 through and including June 30, 2012 with respect to the Business, including the objective of maintaining investment assets equal to or in excess of insurance liabilities at all times.
Section 5.6    Actuarial Report; Reserves.
(a) Seller has made available to Buyer prior to the date hereof a true, accurate and complete copy of the “Actuarial Appraisal of Retirement Plans Group as of December 31, 2011” prepared by Towers Watson Pennsylvania Inc. (“Towers Watson”), together with all attachments, opinions, certifications, addenda, supplements and modifications thereto (collectively, the “Actuarial Report”). The factual information and data furnished by Seller and its Affiliates in connection with the preparation of the Actuarial Report was complete and accurate in all material respects and was derived from the Business Records (and, to the extent applicable, the Excluded Business Records), in each case, as of the date provided. In

Exhibit 2.01

connection with the preparation of the Actuarial Report, Seller provided to Towers Watson a representative sample of Covered Insurance Policies in force that was accurate in all material respects as of the date provided.
(b)    Section 5.6(b) of the Business Disclosure Schedule lists all actuarial reports that (i) were prepared since January 1, 2009 (other than the Actuarial Report), (ii) relate in whole or in part to the Business and (iii) were prepared by external actuaries or, to the extent made available to any Governmental Body, by internal actuaries. Seller has made available to Buyer prior to the date hereof true, accurate and complete copies of all such actuarial reports to the extent related to the Business, together with all attachments, opinions, certifications, addenda, supplements and modifications thereto.
(c)    The reserves, provisions for losses and other liability amounts in respect of Covered Insurance Policies set forth on the Pro Forma Statement of General Account Net Settlement (i) were computed in all material respects in accordance with generally accepted actuarial standards consistently applied, (ii) met the requirements of the insurance law of the State of Connecticut and (iii) were computed on the basis of assumptions consistent with those used in computing the corresponding items in the statutory annual statements of Cedant as of and for the period ended December 31, 2011, in each case, except as otherwise noted in the Pro Forma Statement of General Account Net Settlement.
Section 5.7    Certain Changes.
(a)    Since December 31, 2011, there has not occurred any fact, circumstance, change, effect or event that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Since December 31, 2011 to the date of this Agreement, the Business has been conducted in the Ordinary Course of Business.
Section 5.8    Taxes.
(a)    HRS has duly and timely (including all applicable extensions) filed or participated in the filing of all Tax Returns required to have been filed by or with respect to HRS (all such Tax Returns being true, correct and complete in all material respects as they relate to HRS).
(b)    Seller has duly and timely (including all applicable extensions) filed or participated in the filing of all Tax Returns required to have been filed in respect of the Acquired Assets and the Business (all such Tax Returns being true, correct and complete in all respects as they relate to the Acquired Assets and the Business), except where the failure to file any such Tax Returns has not had, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    All Taxes, whether or not shown as owing on any Tax Returns that have been filed relating to periods ending on or before the Closing Date owed by HRS or in respect of the Business or the Acquired Assets have been paid.

Exhibit 2.01

(d)    No written waiver of any statute of limitations or assessment of Taxes in respect of any Tax Returns of HRS, or Tax Returns in respect of the Business or the Acquired Assets, is currently in effect.
(e)    There is no Action pending (i) for which HRS has been notified in writing in respect of any Tax for which HRS may be liable or (ii) in respect of the Business or the Acquired Assets for which Seller has been notified in writing in respect of any Tax for which Seller may be liable.
(f)    All deficiencies asserted in writing or assessments made in writing as a result of any examination of the Tax Returns described in subsections (a) and (b) of this Section 5.8 by a Tax Authority have been paid in full, and no other audits or investigations by any Tax Authority relating to any such Tax Returns are in progress, except those that are being contested in good faith through appropriate proceedings and for which adequate reserves are being maintained.
(g)    There is no written claim pending from any Tax Authority in any jurisdiction (i) where HRS does not file Tax Returns that HRS is or may be subject to taxation by that jurisdiction or (ii) where Seller does not file Tax Returns in respect of the Business or the Acquired Assets that the Business or the Acquired Assets is or may be subject to taxation by that jurisdiction.
(h)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the Acquired Assets or upon any of the assets of HRS.
(i)    HRS is not and has not been a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4.
(j)    Other than the Tax Allocation Agreement, dated December 31, 2009, among HRS, HFSG and certain of its Affiliates, HRS is not a party to any Tax Sharing Arrangement.
(k)    Seller, in respect of HRS, is not required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.
(l)    HRS, or Seller in respect of HRS, has adequate accruals and reserves on the financial statements of HRS, or Seller in respect of HRS, for all Taxes payable by HRS, or Seller in respect of HRS, for all taxable periods and portions thereof through the date of such financial statements.

Exhibit 2.01

(m)    There are no (i) Tax rulings, technical advice memoranda, requests for rulings, closing agreements or similar agreements or rulings (including any request for permission with respect to a change in any accounting method) in effect with any Tax Authority relating to HRS, or Seller in respect of HRS, or (ii) powers of attorney that are currently in effect or have been granted by or with respect to HRS, or Seller in respect of HRS, with respect to any matter relating to Taxes.
(n)    HRS has at all times since its formation been a “disregarded entity” for U.S. federal income tax purposes. No election has been filed by or on behalf of HRS to cause it to be treated as an association taxable as a corporation for U.S. federal income tax purposes.
Section 5.9    Seller Permits.
(a)    Seller and its Affiliates (including HRS) presently hold and maintain in full force and effect (i) all Governmental Permits that are necessary to conduct the Business as presently conducted and to own or use their respective assets and properties, in the case of Seller and its Affiliates other than HRS, as such assets and properties are presently owned and used in connection with the Business, and (ii) all material Governmental Permits necessary to use or occupy the Business Premises, in the case of Seller and its Affiliates other than HRS, as such Business Premises are presently used or occupied in connection with the Business (the Governmental Permits described in the preceding clauses (i) and (ii) to be collectively referred to herein as the “Seller Permits”). Seller and its Affiliates (including HRS) are in compliance, in all material respects, with the terms and conditions of the Seller Permits.
(b)    A true and complete list of all Seller Permits presently held by HRS or, to the extent related to the Business, Seller or its Affiliates (other than HRS), is set forth in Section 5.9(b) of the Business Disclosure Schedule. None of Seller or its Affiliates (including HRS) has received, at any time since January 1, 2009, any written notice or other written communication from any Governmental Body regarding (i) any actual or alleged violation of, or failure to comply with, any term or requirement of any Seller Permit or (ii) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, or any Action to declare invalid, any Seller Permit, in each case, that has not been remedied as of the date of this Agreement. All applications required to have been filed for the renewal of Seller Permits have been duly filed on a timely basis with, and the applicable fees paid to, the appropriate Governmental Body, or the applicable Seller Permit nevertheless has been renewed, re-issued or otherwise resolved without material adverse consequence to the Business, and all other filings (and payment of fees in connection therewith) required to have been made with respect to each Seller Permit have been duly made on a timely basis with the appropriate Governmental Body, or if not filed on a timely basis, the lapse did not cause a material adverse consequence to the Business.
Section 5.10 Ownership of Assets.
(a) Immediately following the Closing, after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, Buyer and its Affiliates will own, possess, license, lease, or otherwise have control of, access to, or rights to

Exhibit 2.01

use all assets (including pursuant to Contracts) necessary to conduct the Business, in all material respects, as presently conducted.
(b)    Seller or one or more of its Affiliates holds good, valid and marketable title to, or has valid leases, licenses or rights to use, all tangible Acquired Assets, in each case, free and clear of any Encumbrances, except for Permitted Encumbrances, other than assets and property that are disposed of between the date of this Agreement and the Closing Date in the Ordinary Course of Business.
(c)    Section 5.10(c) of the Business Disclosure Schedule sets forth a true and complete list of all tangible Information Technology included in the Acquired Assets, which for the avoidance of doubt, shall not include Software.
Section 5.11 Real Property.
(a)    Section 5.11(a) of the Business Disclosure Schedule sets forth a true and complete list of all leases and subleases, including all amendments, extensions, renewals, guaranties and other agreements with respect to such leases or subleases, for real property that will be subleased by Buyer or its Affiliates as of the Closing Date pursuant to a Sublease Agreement (the “Real Estate Leases”), including the date and parties to each such Real Estate Lease and the address of the leased real property. Schedule 1.1(b) sets forth a true and complete list of all Assigned Leases, including the date and parties to each such Assigned Lease and the address of the leased real property. Seller or an Affiliate thereof, as applicable, has a valid and enforceable leasehold interest in each Assigned Lease and each Real Estate Lease, subject to any Permitted Encumbrances, and each Assigned Lease and each Real Estate Lease is in full force and effect and enforceable by Seller or its Affiliates, as applicable, in accordance with its terms, subject to the Enforceability Exceptions. True, accurate and complete copies of each Assigned Lease and Real Estate Lease have been made available to Buyer prior to the date hereof. Each of Seller and its Affiliates, and to the Knowledge of Seller, each other party to each Assigned Lease and Real Estate Lease, is in compliance in all material respects with such Assigned Lease or Real Estate Lease. Neither Seller nor any of its Affiliates, and to the Knowledge of Seller, no other party to any Assigned Lease or Real Estate Lease, is in breach in any material respect of such Assigned Lease or Real Estate Lease or in default thereunder, and neither Seller nor any of its Affiliates has received notice that it is in breach in any material respect or has defaulted under any Assigned Lease or Real Estate Lease. Neither Seller nor any of its Affiliates has assigned its interest in any Assigned Lease or any Real Estate Lease.
(b)    HRS does not own or lease, and has never owned, any real property and does not hold any option to acquire or lease any real property.
(c)    There are no subleases, licenses, concessions or other agreements, written or oral, granting to any third party or parties the right of use or occupancy of any of the space (i) leased by Seller or its Affiliates under any Assigned Lease, (ii) leased by Seller or its Affiliates and used by HRS under any Real Estate Lease or (iii) owned by Seller or its Affiliates and used by HRS.

Exhibit 2.01

Section 5.12 Environmental Matters.
(a)    HRS and, to the extent related to the Business or the Acquired Assets, Seller and each of its Affiliates (other than HRS) are in compliance in all material respects with all applicable Environmental Laws (which compliance includes the possession by HRS of all permits and other governmental authorizations required under applicable Environmental Laws and compliance, in all material respects, with the terms and conditions thereof). Neither Seller nor any of its Affiliates (including HRS) has received any written notice, whether from a Governmental Body, citizens group, employee or other Person, that alleges that HRS or, to the extent related to the Acquired Assets, Seller or any of its Affiliates (other than HRS) is not in such compliance.
(b)    There is no Environmental Claim pending or, to the Knowledge of Seller, threatened against (i) HRS or any of its properties or assets or (ii) Seller or its Affiliates (other than HRS) to the extent material and related to the Real Estate Leases or the Assigned Leases.
(c)    To the Knowledge of Seller, there are no past or present events, circumstances, conditions or incidents relating to compliance with Environmental Laws or the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that form, or are reasonably expected to form, the basis of an Environmental Claim against, or otherwise result in any material Liabilities under Environmental Law to, (A) HRS or any Person whose Liability for any Environmental Claim HRS has retained or assumed either contractually or by operation of law or (B) Seller or its Affiliates (other than HRS) to the extent material and related to the Acquired Assets.
(d)    Seller has made available to Buyer prior to the date hereof all material assessments, reports, data, results of investigations, audits or other materials or information in the possession of Seller and its Affiliates (including HRS) regarding environmental matters pertaining to (i) the environmental condition of the Acquired Assets, (ii) any real property which is the subject of any Assigned Lease, Real Estate Lease or Real Estate Loan or (iii) the compliance (or noncompliance) by HRS or, to the extent related to the Acquired Assets or the Investment Assets, Seller or its Affiliates (other than HRS) with any Environmental Laws.
Section 5.13 Intellectual Property.
(a)    Section 5.13(a) of the Business Disclosure Schedule contains a true and complete list of all registrations and applications for registrations of Intellectual Property Rights that are owned by HRS (“HRS Owned Intellectual Property”) and all registrations and applications for registration of Intellectual Property Rights that are either (i) included in the Transferred Owned Intellectual Property or (ii) licensed by Seller or its Affiliates to Buyer pursuant to the Trademark License Agreement or the Transitional Trademark License Agreement (collectively, including HRS Owned Intellectual Property, “Owned Intellectual Property”).
(b)    To the Knowledge of Seller: (i) the Business does not infringe or violate any Intellectual Property Rights of any non-affiliated third party, and (ii) there is no

Exhibit 2.01

pending or threatened Action before any Governmental Body alleging that the Business infringes or violates the Intellectual Property Rights of any non-affiliated third party or challenging the ownership, validity or enforceability of the Owned Intellectual Property. To the Knowledge of Seller, no Person is engaging in any activity that infringes upon, misappropriates or violates the Owned Intellectual Property and that would reasonably be expected to adversely affect the Business in any material respect.
(c)    Seller or an Affiliate of Seller is the sole and exclusive beneficial owner of the HRS Owned Intellectual Property and the Transferred Owned Intellectual Property. To the Knowledge of Seller, all HRS Owned Intellectual Property and Transferred Owned Intellectual Property consisting of registered Trademarks or issued Patents is subsisting, valid and enforceable. To the Knowledge of Seller, Seller has not received any written notice from any Person challenging the validity or enforceability of any unregistered Trademark included in the Acquired Assets.
(d)    To the Knowledge of Seller, there has not been any disclosure of any material Trade Secret used in the Business to any Person in a manner that has resulted or is likely to result in the loss of trade secret protection or other rights in and to such information.
(e)    Seller and its Affiliates (including HRS) have implemented and currently have in place policies and procedures designed to comply with Applicable Laws relating to privacy, data protection and the collection and use of personal information collected, used or held for use by Seller and its Affiliates in the Business (“Data Privacy Laws”). In connection with the Business, there are no Actions pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates (including HRS) alleging a violation of any Person’s privacy or personal information or data rights under Data Privacy Laws, and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Data Privacy Laws.
(f)    The consummation of the transactions contemplated by this Agreement will not in itself result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, HRS’ right to own, use or hold for use any of the material Intellectual Property Rights as owned, used or held for use in connection with the Business.
(g)    With respect to the Software (i) owned by HRS or (ii) owned by Seller and its Affiliates and that either is included in the Acquired Assets or will be licensed to Buyer pursuant to the Software License Agreement: (A) there is no pending or threatened Action before any Governmental Body challenging the ownership thereof or the validity or enforceability of Seller’s and its Affiliates’ Patent, Trademark, Copyright or Trade Secret rights therein; (B) to the Knowledge of Seller, no Person is engaging in any activity that infringes upon, misappropriates or violates Seller’s and its Affiliates’ Patent, Trademark, Copyright or Trade Secret rights in such Software; (C) Seller or an Affiliate of Seller is the sole and exclusive beneficial owner thereof; (D) the consummation of the transactions contemplated by this Agreement will not in itself result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, HRS’ right to own, use or hold for use any such Software; (E) to the Knowledge of Seller, no such Software

Exhibit 2.01

contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software, other than ordinary security features; and (F) to the Knowledge of Seller, neither Seller nor any of its Affiliates has distributed, used or modified any Software licensed pursuant to a Copyleft License in any manner that would require such Software to be disclosed or distributed in source code form or made available at no charge in any way that adversely affects the Business in any material respect. Neither Seller nor any Affiliate of Seller (including HRS) has delivered, licensed or made available, and neither Seller nor any Affiliate of Seller (including HRS) has any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Software owned by HRS to any escrow agent or other Person who is not, as of the date hereof, an employee of Seller or any of its Affiliates (including HRS).
(h)    To the Knowledge of Seller: (i) the Business does not infringe or violate any Patent, Trademark, Copyright or Trade Secret rights of any non-affiliated third party in any Software; and (ii) there is no pending or threatened Action before any Governmental Body alleging that the Business infringes or violates the Patent, Trademark, Copyright or Trade Secret rights of any non-affiliated third party in any Software.
(i)    With respect to (i) the Software owned by HRS, (ii) the Software owned by Seller and its Affiliates and that either is included in the Acquired Assets or will be licensed to Buyer pursuant to the Software License Agreement and (iii) the Information Technology included in the Acquired Assets, no capital expenditures are necessary to complete pending development or deployment projects other than capital expenditures that are not reasonably anticipated to exceed one hundred thousand dollars ($100,000) in the aggregate.
(j)    Other than the Patents included in the Acquired Assets, Seller and its Affiliates own no Patents that read on the products or services sold or distributed by the Business.
Section 5.14 Compliance with Applicable Law, Litigation or Regulatory Action.
(a) HRS is in compliance in all material respects with each Applicable Law that is applicable to it or the conduct or operation of its business or ownership or use of any of its assets or properties, and is not restricted under Securities and Exchange Commission Rule 206(4)-5 and similar “pay-to-play” laws from engaging in or receiving compensation for carrying on any portion of the Business. To the extent related to the Business, Seller and its Affiliates (other than HRS) are in compliance in all material respects with each Applicable Law, and are not restricted under Securities and Exchange Commission Rule 206(4)-5 and similar “pay-to-play” laws from engaging in or receiving compensation for carrying on any portion of the Business. Since January 1, 2009, HRS has not received any written notification or, to the Knowledge of Seller, oral notification of any asserted past or present failure to comply with Applicable Law that has not been remedied as of the date of this Agreement. Since January 1, 2009, to the extent related to the Business, none of Seller or its Affiliates (other than HRS) has received any written notification or, to the Knowledge of Seller, oral notification of any asserted past or present failure to comply with Applicable Law that has not been remedied as of the date of this Agreement. To the Knowledge of Seller, HRS has not violated or failed to comply with any Applicable Law that may be reasonably expected to result in any penalty, fine, loss of compensation from government contracts, suspension, restriction or loss of any Seller Permit or other adverse or remedial action that would interfere with the conduct of its business as presently conducted.

Exhibit 2.01

To the Knowledge of Seller, to the extent related to the Business, none of Seller or its Affiliates (other than HRS) has violated or failed to comply with any Applicable Law that may be reasonably expected to result in any penalty, fine, suspension, loss of compensation from government contracts, restriction or loss of any Seller Permit or other adverse or remedial action that would interfere with the conduct of the Business as presently conducted.
(b)    There are no material Actions pending or, to the Knowledge of Seller, threatened against (i) HRS, any of its properties or assets or any Acquired Assets or (ii) to the extent related to the Business, Seller or its Affiliates (other than HRS) or any of their respective properties or assets.
(c)    Section 5.14(c) of the Business Disclosure Schedule sets forth a true and complete list of all material Actions pending as of the date hereof that were commenced by any of (i) HRS or (ii) to the extent related to the Business, Seller or its Affiliates (other than HRS).
(d)    Neither Seller nor any of its Affiliates is subject to any outstanding Governmental Order or Regulatory Agreement, in each case, relating to the Business or HRS, nor has Seller or any of its Affiliates been advised in writing since January 1, 2009 by any Governmental Body that it is considering issuing or requesting any such Governmental Order or Regulatory Agreement relating to the Business or HRS.
(e)    Seller has made available to Buyer prior to the date hereof true, accurate and complete copies of all reports or findings (or all relevant or applicable portions thereof) related to HRS or the Business from any audits, examinations or investigations (including the reports or findings from any financial, market conduct and similar examinations, or drafts of such reports or findings if the final report or findings are not yet available) performed with respect to HRS or the Business by or on behalf of any Governmental Body since January 1, 2009 (the “Examination Reports”), together with all material written correspondence or written responses relating thereto. All material deficiencies or violations that have been asserted by or on behalf of any Governmental Body in any such Examination Report, to the extent related to HRS or the Business, have been resolved prior to the date of this Agreement to the satisfaction of the Governmental Body that noted such deficiencies or violations. No audits, examinations or investigations are currently being performed or, to the Knowledge of Seller, are scheduled to be performed on HRS or with respect to the Business by any Governmental Body.
(f)    Seller and its Affiliates and any of their respective officers and employees who are required to be registered or licensed as (i) a broker-dealer or (ii) a registered principal, registered representative or insurance agent with any Governmental Body in connection with the Business are duly registered or licensed as such, or are in the process of being registered or licensed as such within the time periods required by Applicable Law, except, in each case, for any failures to be so registered or licensed that would not reasonably be expected, individually or in the aggregate, to be material to the Business.

Exhibit 2.01

(g)    HSD: (i) is conducting the Business in compliance in all material respects with all Applicable Laws; (ii) is in compliance with all Seller Permits necessary to permit it to conduct the Business as presently conducted by HSD; (iii) has timely filed all material applications, registrations, declarations, reports, notices, forms and other documents (and all amendments or supplements thereto) required to be filed with the SEC, FINRA, any clearing agency (as defined in Section 3(a)(23) of the Exchange Act) or any other Governmental Body to permit it to conduct the Business as presently conducted by HSD, and such filings are in full force and effect in all material respects and were prepared in all material respects in accordance with Applicable Law, and all material fees and assessments due and payable in connection therewith have been paid in a timely manner; and (iv) is not and, to the Knowledge of Seller, none of HSD’s “associated persons” are, subject to a “statutory disqualification” (as such terms are defined in the Exchange Act), and there is no investigation (A) pending or, to the Knowledge of Seller, threatened against HSD, or (B) to the Knowledge of Seller, pending or threatened against any of HSD’s associated persons, in each case, whether formal or informal, that would reasonably be expected to result in a statutory disqualification or that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of HSD under Section 15, Section 15B or Section 15C of the Exchange Act.
(h)    Seller and its Affiliates (other than HRS), in each case, to the extent related to the Business, and HRS have in place a written anti-money laundering program and a written customer identification program in compliance in all material respects with Applicable Law, and each of Seller and each of its Affiliates (including HRS) are in compliance in all material respects with the terms of such programs.
Section 5.15 Material Contracts.
(a) Section 5.15(a) of the Business Disclosure Schedule contains a true and complete list of each Material Contract as of the date hereof. For the purposes of this Agreement, each of the following Contracts to which HRS, or, to the extent relating to the Business, Seller or any of its Affiliates (other than HRS) is a party shall be deemed to constitute a “Material Contract”:
(i)    with respect to (x) each Significant Plan, each Contract relating to such Significant Plan for the provision of administrative services, recordkeeping services or other similar services by Seller or its Affiliates to any Significant Plan and (y) each Significant Plan that does not receive benefits under a Covered Insurance Policy, (A) each Contract pursuant to which a securities account is established for such Significant Plan with Seller or its Affiliates and (B) each Contract for the provision of custodial services related to such securities account;
(ii)    each Mutual Fund Agreement with a Significant Mutual Fund Organization;
(iii)    each Distribution Contract to which a Material Distributor is a party;

Exhibit 2.01

(iv)    any Contract pursuant to which a non-affiliated third party licenses (as licensor or licensee) Intellectual Property Rights (other than Intellectual Property Rights in Information Technology) to or from Seller or its Affiliates (including HRS) (A) involving aggregate payments in connection with the Business in the twelve (12) months ended December 31, 2011 in excess of two hundred and fifty thousand dollars ($250,000) or (B) with respect to any Contract entered into on or after November 1, 2011, involving aggregate payments in connection with the Business in any six (6) month period during 2012 in excess of one hundred and twenty five thousand dollars ($125,000);
(v)    any Contract pursuant to which a non-affiliated third party licenses (as licensor or licensee) Information Technology to or from Seller or its Affiliates (including HRS) (other than any such agreement for off-the-shelf, commercially available Software that has not been customized by or on behalf of Seller or its Affiliates) (A) involving aggregate payments in connection with the Business in the twelve (12) months ended December 31, 2011 in excess of two hundred and fifty thousand dollars ($250,000) or (B) with respect to any Contract entered into on or after November 1, 2011, involving aggregate payments in connection with the Business in any six (6) month period during 2012 in excess of one hundred and twenty five thousand dollars ($125,000);
(vi)    any Contract pursuant to which Seller or its Affiliates (including HRS) is restricted in its rights to use, enforce or register any material Intellectual Property Rights in connection with the Business;
(vii)    any Shared Contract (other than any Enterprise Contracts) (A) involving aggregate payments in connection with the Business in the twelve (12) months ended December 31, 2011 in excess of two hundred and fifty thousand dollars ($250,000) or (B) with respect to any Contract entered into on or after November 1, 2011, involving aggregate payments in connection with the Business in any six (6) month period during 2012 in excess of one hundred and twenty five thousand dollars ($125,000);
(viii)    any Transferred Contract (A) involving aggregate payments in connection with the Business in the twelve (12) months ended December 31, 2011 in excess of two hundred and fifty thousand dollars ($250,000) or (B) with respect to any Contract entered into on or after November 1, 2011, involving aggregate payments in connection with the Business in any six (6) month period during 2012 in excess of one hundred and twenty five thousand dollars ($125,000);
(ix)    any Multiparty Contract (A) involving aggregate payments in connection with the Business in the twelve (12) months ended December 31, 2011 in excess of two hundred and fifty thousand dollars ($250,000) or (B) with respect to any Contract entered into on or after November 1, 2011, involving aggregate payments in connection with the Business in any six (6) month

Exhibit 2.01

period during 2012 in excess of one hundred and twenty five thousand dollars ($125,000);
(x)    any Contract (other than Ancillary Agreement Covered Contracts) with a third party that (A) calls for the payment by or on behalf of HRS or the Business in excess of two hundred and fifty thousand dollars ($250,000) during the remaining term thereof, or the delivery by HRS or the Business of goods or services with a fair market value in excess of two hundred and fifty thousand dollars ($250,000), during the remaining term thereof or (B) provides for HRS or the Business to receive any payments in excess of, or any property with a fair market value in excess of, two hundred and fifty thousand dollars ($250,000) during the remaining term thereof;
(xi)    any Contract whereby HRS is or may become obligated to assume, grant, guarantee, endorse or otherwise becomes responsible for, the Liabilities of any other Person or make any loans, advances or capital contributions to, or investments in, any other Person;
(xii)    any Contract whereby HRS has granted a power of attorney;
(xiii)    any Contract that involves Indebtedness in respect of HRS;
(xiv)    any limited liability company, partnership, joint venture or other similar Contract relating to the formation, creation, operation, management or control of any partnership or joint venture in respect of the Business or HRS;
(xv)    any Contract providing for the acquisition or disposition of any asset or property of HRS or any asset or property that presently constitutes, or at the Closing would constitute, part of the Business (whether by merger, sale or purchase of stock, sale or purchase of assets, bulk reinsurance or otherwise), other than (A) any such Contract entered into in the Ordinary Course of Business and (B) Contracts providing for the acquisition or disposition of any Investment Assets;
(xvi)    any employment or consulting Contract with any Business Employee;
(xvii)    any Contract for the provision of personal services to the Business by consultants who are natural persons;
(xviii)    any Contract containing any covenant or provision that would prohibit HRS from engaging in any line or type of business, soliciting customers on behalf of Buyer or competing with or obtaining goods or services from any Person;

Exhibit 2.01

(xix)    any Transferred Contract or Contract of HRS including a “most favored nation” or comparable right in favor of any Person other than, after giving effect to the Closing, Buyer or its Affiliates (including HRS);
(xx)    any Transferred Contract or Contract of HRS that has an unexpired term exceeding one (1) year and that may not be canceled upon ninety (90) days’ or less notice without any liability, penalty or premium;
(xxi)    any reinsurance, retrocession or similar Contract to which Cedant is a party (either as a ceding company or assuming company) covering risks included within the Business or under which Cedant has any existing rights, obligations or Liabilities related to the Business; and
(xxii)    any Contract that contains a commitment or obligation to enter into any of the foregoing;
provided that no Covered Insurance Policies, Assigned Leases or any other lease agreements or sublease agreements for real property shall be considered to be “Material Contracts” hereunder.
(b) Seller has made available to Buyer prior to the date hereof a true, accurate and complete copy of each Material Contract, including all amendments and supplements thereto and assignments and extensions thereof. Seller or each applicable Affiliate of Seller has performed in all material respects all obligations required to be performed by it to date under each Material Contract to which it is a party, and there has been no violation or breach in any material respect of, or default under, or claim of such violation, breach or default, by it or, to the Knowledge of Seller, by any other party thereto, under any provision thereof, and no event has occurred which, with or without notice, the passage of time or both, would constitute such a violation or breach in any material respect or default by it, or, to the Knowledge of Seller, any other party thereto, under any provision thereof or that would permit modification, acceleration, suspension or termination of any Material Contract by any party thereto. Each Material Contract is a legal, valid and binding obligation of each of Seller or each applicable Affiliate of Seller that is a party thereto, and, to the Knowledge of Seller, is a legal, valid and binding obligation of each other party thereto, and is in full force and effect and enforceable by Seller or each applicable Affiliate of Seller that is a party thereto against each other party thereto in accordance with its terms, subject to the Enforceability Exceptions. Neither Seller nor any of its Affiliates has received any written notice of a cancellation or termination of or an intent to cancel or terminate any Material Contract.
Section 5.16 Material Distributors.
(a) Each Distribution Contract with any Material Distributor that is a broker-dealer includes a provision or provisions requiring that such Material Distributor complies in all material respects with all Applicable Laws relating to the offer or sale of shares, units or equity interests in investment funds or other investment entities in connection with its activities relating to the Business. Seller and its applicable Affiliates do not have any plan or

Exhibit 2.01

program for the payment of compensation to any Distributor, except for commissions and trail Compensation.
(b) Since March 31, 2012, no Material Distributor has notified Seller or its applicable Affiliates in writing of its intent to terminate its relationship with Seller or its applicable Affiliates with respect to the Business.
Section 5.17 Mutual Fund Organizations. Other than as expressly set forth in the applicable Mutual Fund Agreement, there are no fees paid to Seller or its Affiliates or other business arrangements that benefit Seller or its Affiliates that are a condition of or inducement for inclusion of any mutual fund as an investment option for Plan sponsors to make available to Plan participants.
Section 5.18 Employee Benefits and Agreements.
(a)    None of the Employee Benefit Plans is sponsored by HRS. Section 5.18(a) of the Business Disclosure Schedule lists (i) all material Employee Benefit Plans, (ii) all Seller Sales Incentive Plans and (iii) all retention agreements covering any Business Employee, including the aggregate amount that could become payable pursuant to such retention agreements on each of September 30, 2012, March 31, 2013 and September 30, 2013.
(b)    None of Buyer nor any of its Affiliates will, as a result of the transactions contemplated by this Agreement, assume by operation of Applicable Law or otherwise (i) any Liability with respect to (w) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (x) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (y) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (z) any employee benefit plan, program or arrangement that provides for medical, life insurance or other welfare-type benefits after termination of employment (other than as required to avoid an excise Tax under Section 4980B of the Code or other similar Applicable Law), or (ii) except as provided for in Section 8.1, any Employee Benefit Plan.
(c)    Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Applicable Law. There are no pending or, to the Knowledge of Seller, threatened claims by, against or on behalf of any of the Employee Benefit Plans or otherwise involving any Employee Benefit Plan (other than routine claims for benefits), except as would not give rise to any Liability of Buyer or any of its Affiliates, including, after the Closing, HRS.
(d)    Except as contemplated by this Agreement, no Employee Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement, alone or together with any other event, could reasonably be expected to
(i)    result in severance pay or any increase in severance pay of any Business Employee, or
(ii)    accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under,

Exhibit 2.01

or result in any other material obligation pursuant to, any of the Employee Benefit Plans in respect of any Business Employee.
(e)    Each Employee Benefit Plan from which Buyer or its Affiliates will accept direct rollovers that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification and, to the Knowledge of Seller, no event has occurred that is reasonably expected to result in disqualification of such Employee Benefit Plan.
(f)    Each Employee Benefit Plan is exempt from, or complies in form and has been operated in compliance in all material respects with, the requirements of Section 409A of the Code, except as would not give rise to any Liability of Buyer or any of its Affiliates including, after the Closing HRS.
(g)    The transactions contemplated by this Agreement, whether alone or together with any other event, will not give rise to any payment or benefit whose value is not deductible in whole or part by reason of Section 280G of the Code for which Buyer or any of its Affiliates could have Liability.
Section 5.19 Employees and Employee Relations.
(a)    HRS has no, and since January 1, 2009 has not had any, employees.
(b)    (i) There are no collective bargaining agreements, labor agreements, work rules or practices or any other labor-related agreements or arrangements with any labor union or labor organization to which Seller or its Affiliates (including HRS) are parties with respect to any Business Employees and (ii) to the Knowledge of Seller, (A) there are no formal organizational campaigns, petitions or other material unionization activities seeking recognition of a bargaining unit in the Business, (B) there are no material strikes, lockouts, slowdowns or work stoppages pending or, to the Knowledge of Seller, threatened with respect to any Business Employees and (C) no strike, lockout, slowdown or work stoppage with respect to any Business Employees has occurred within the three (3) years preceding the date of this Agreement.
(c)    There are no actual or, to the Knowledge of Seller, threatened material arbitrations, material written grievances or material labor disputes involving any labor union or labor organization against or affecting the Business.
(d)    Seller and its Affiliates are in compliance in all material respects with all Applicable Laws respecting employment and employment practices relating to the Business, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance relating to the Business.
(e)    Since January 1, 2009, to the extent related to the Business, Seller and its Affiliates have not received: (i) written notice of any unfair labor practice charge or complaint pending or threatened against them before the National Labor Relations Board or any other similar Governmental Body responsible for labor relations, (ii) written notice of any charge

Exhibit 2.01

or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Body responsible for the prevention of unlawful employment practices, (iii) written notice of the intent of any Governmental Body responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or written notice that such investigation is in progress, or (iv) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former Business Employee or any applicant for employment as a Business Employee alleging breach of any express or implied contract of employment, any Applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in the case of each of (i) through (iv), that has not been resolved as of the date of this Agreement.
(f)    To the Knowledge of Seller, no Business Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation (i) to a former employer of any such employee relating (A) to the right of any such employee to be employed by Seller or its Affiliates or (B) to the knowledge or use of trade secrets or proprietary information or (ii) to Seller or its Affiliates.
(g)    Seller and its Affiliates are in compliance in all material respects with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs relating to the Business.
(h)    HRS is not (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required by federal law to maintain an affirmative action plan relating to the Business.
(i)    No Business Employee requires a “green card” or other similar employment authorization document under Applicable Law to perform work as of the Closing Date.
(j)    Seller and its Affiliates have properly classified each Distributor as an independent contractor, and not an employee, for all purposes and have properly withheld and paid all applicable Taxes (if any) and made all required filings in connection with services provided by, and compensation paid to, such Distributors.
Section 5.20 No Brokers. Except with respect to the fees of Greenhill & Co., LLC and Goldman, Sachs & Co., for which Seller or an Affiliate of Seller (other than HRS) is solely responsible, neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or any Ancillary Agreement.
Section 5.21 Insurance Product-Related Matters.
(a) To the extent required under Applicable Law, all policy forms and certificates used in the Business, and all amendments, endorsements and riders thereto

Exhibit 2.01

(collectively, “Policy Forms”), and all applications, brochures and marketing materials pertaining thereto, have been, in all material respects, approved by all applicable Governmental Bodies or filed with and not objected to by such Governmental Bodies within the period provided by Applicable Law for objection. All Policy Forms complied, in all material respects, with Applicable Law when issued. All Policy Forms currently being issued, and substantially all Policy Forms on which Covered Insurance Policies in force on the date of this Agreement were issued, as well as the forms of any Contracts pursuant to which administrative services, recordkeeping services or other similar services are provided by Seller or its Affiliates to Plans in connection with any Covered Insurance Policy (collectively, “Service Agreement Forms”), have been made available to Buyer prior to the date hereof. Each Covered Insurance Policy in force on the date of this Agreement conforms in all material respects to one of the Policy Forms, and each Contract in force on the date of this Agreement pursuant to which administrative services, recordkeeping services or other similar services are provided by Seller or its Affiliates to Plans in connection with any Covered Insurance Policy conforms in all material respects to one of the Service Agreement Forms so provided.
(b)    All benefits claimed by any Person, and all cash, values, charges and other amounts required to have been paid, under any Covered Insurance Policy have, in all material respects, since January 1, 2009, been paid (or provision for payment thereof has been made) in accordance with the terms of the Covered Insurance Policy under which they arose and with all Applicable Laws, and any such payments were not delinquent in any material respect, except for any such claim for benefits for which Cedant reasonably believes or believed that there is a reasonable basis to contest payment and is taking such action.
(c)    Each Covered Insurance Policy that is provided under or in connection with any Plan subject to ERISA, to the extent supported by assets of the Cedant’s general account, is a “guaranteed benefit policy” within the meaning of Section 401(b)(2) of ERISA.
(d)    Each of the Separate Accounts of Cedant has been duly and validly established under, and maintained in accordance with, Applicable Law, and that portion of the assets of each Separate Account equal to the reserves and other contract liabilities with respect to each such Separate Account is not chargeable with Liabilities arising out of any other business that Cedant may conduct. Each Separate Account has been operated and is presently operating in compliance in all material respects with Applicable Law and applicable Seller Permits.
(e)    Each private placement memorandum, prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, relating to any Separate Account (other than Separate Accounts required to be registered under the Securities Act with the SEC), as of their respective mailing dates or dates of use, (i) complied in all material respects with Applicable Law and (ii) did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading that could reasonably be expected to result in any Liability to any contract holder of a Covered Insurance Policy or any Plan participant. No examinations, investigations, inspections and formal or informal inquiries, including periodic regulatory examinations of the Separate Accounts’ affairs and condition, civil investigative demands and market conduct

Exhibit 2.01

examinations, by any Governmental Body are being conducted as of the date hereof. No notice has been received from, and, to the Knowledge of Seller, no investigation, inquiry or review is pending or threatened by, any Governmental Body that has jurisdiction over the Separate Accounts with respect to any alleged (i) violation in any material respect by Cedant of any Applicable Law in connection with the operation of the business of the Separate Accounts or (ii) failure to have, or any threatened revocation of, any Governmental Consent required in connection with the operation of the business of the Separate Accounts.
(f)    (i) Each Separate Account that is not registered with the SEC as an “investment company” (as such term is defined in the Investment Company Act) is not required to be registered in reliance on Section 3(c)(11) of the Investment Company Act; (ii) each Separate Account that is required to be registered with the SEC as a unit investment trust, management investment company or otherwise under the Investment Company Act is so registered and each such registration is in full force and effect; (iii) each registered Separate Account has been operated and is presently operating in compliance in all material respects with the Investment Company Act and with applicable regulations, rules, releases and orders of the SEC; (iv) interests in each registered Separate Account or the variable contracts through which such interests are issued have been sold pursuant to an effective registration statement filed under the Securities Act and any applicable state securities laws; (v) no registration statement pertaining to any registered Separate Account, at the time such registration statement became effective, contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading that could reasonably be expected to result in any Liability to any contract holder of a Covered Insurance Policy or any Plan participant; (vi) each prospectus or statement of additional information, as amended or supplemented, relating to any registered Separate Account and all supplemental advertising material, sales brochures and sales literature relating to any registered Separate Account, as of their respective mailing dates or dates of use, (A) complied in all material respects with Applicable Law and (B) did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading that could reasonably be expected to result in any Liability to any contract holder of a Covered Insurance Policy or any Plan participant; and (vii) all material advertising or marketing materials relating to each Separate Account that were required to be filed with any Governmental Body have been or will be timely filed therewith.
(g)    Cedant has filed and/or amended all reports and registration statements pertaining to the Covered Insurance Policies funded by the Separate Accounts to the extent required by Applicable Laws. Cedant has obtained all exemptive relief necessary or appropriate for the operation of the Separate Accounts that are registered under the Securities Act as contemplated by and described in the applicable registration statement filed with the SEC. Any exemptive orders upon which the Separate Accounts operate or rely are in full force and effect and the Separate Accounts have complied and are in compliance with the terms of and conditions of such orders.
(h)    Cedant and each of its registered Separate Accounts complies, in all material respects, with all applicable provisions of Section 26 of the Investment Company Act. Cedant and its Separate Accounts, as financial intermediaries under Rule 22c-2 of the Investment

Exhibit 2.01

Company Act, have systems and procedures in place whereby Cedant and its Separate Accounts can fulfill obligations under the shareholder information agreements entered into with underlying funds.
(i)    There are no reinsurance, retrocession or other similar Contracts under which any risks under any Covered Insurance Policy have been or are being ceded or reinsured.
(j)    The Tax treatment under the Code of each Covered Insurance Policy is not less favorable to the purchaser, policyholder, other holder, owner or beneficiary thereof, than the Tax treatment under the Code (i) that was purported to apply in materials provided at the time of issuance, exchange, modification or purchase or (ii) for which such Covered Insurance Policy was treated as qualifying at the time of issuance, assumption, exchange, modification or purchase. For purposes of this Section 5.21(j), the provisions of the Code relating to the Tax treatment of such Covered Insurance Policies shall include, but not be limited to, Sections 401, 403(a), 403(b), 408 and 457 of the Code.
(k)    Neither Seller nor any of its Affiliates acknowledge or accept, under the terms of any Contracts related to the Business, the status of, or responsibility as, a “fiduciary” (as such term is defined under Section 3(21)(A) of ERISA or any parallel provision of the Code) with respect to any Plan or Covered Insurance Policy. Neither Seller nor any of its Affiliates acknowledge or accept, under the terms of any Contracts related to the Business, the status of, or responsibility as, a “fiduciary” (as such term is defined under any applicable state law similar to ERISA) with respect to any Plan that is a “governmental plan” (as defined under Section 3(32) of ERISA) or a “church plan” (as defined under Section 3(33) of ERISA), or a Covered Insurance Policy.
(l)    Each Covered Insurance Policy that was represented to the purchaser, policyholder, other holder, owner or beneficiary thereof as satisfying the requirements of Section 401, 403(a), 403(b), 408 or 457 or any other applicable Section of the Code contains (and has contained since issuance) all of the provisions required for qualification under such Sections of the Code, has been administered by Seller or its Affiliates, as the case may be, in accordance with the requirements of such Sections of the Code, and satisfies the requirements of such Sections of the Code. Other than representations relating to the issuance or existence of favorable opinions or advisory letters described in Section 5.21(s), neither Seller nor any of its Affiliates has represented to the sponsor of any Plan that such Plan or any of its constituent documents, other than a Covered Insurance Policy, satisfies the requirements of Section 401, 403(a), 403(b), 408 or 457 or any other applicable Section of the Code, or has acknowledged or assumed, under the terms of any Contracts related to the Business, responsibility for ensuring that a Plan or any of its constituent documents, other than a Covered Insurance Policy, satisfies the requirements under any such Sections of the Code.
(m)    The Covered Insurance Policies that are provided under or in connection with any Plan have been administered by Seller or its Affiliates and otherwise are in compliance with the requirements of ERISA and the Code, as applicable to such Covered Insurance Policies. Without limitation of the foregoing, neither Seller nor any of its Affiliates has engaged in any non-exempt prohibited transaction described in Section 406 of ERISA or
Section 4975 of the Code in connection with any Covered Insurance Policies and, except for such transactions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Seller nor any of its Affiliates has otherwise engaged in any non-exempt

Exhibit 2.01

prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code in connection with any Plans. In addition, if and to the extent that Seller or any of its Affiliates has, or has had, any fiduciary duties under Section 404 of ERISA or comparable provisions of applicable state law with respect to any Covered Insurance Policies, neither Seller nor any of its Affiliates has failed to satisfy such fiduciary duties to the extent applicable to the Covered Insurance Policies and, except for such failures that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Seller nor any of its Affiliates has otherwise failed to satisfy any fiduciary duties with respect to any Plans imposed on Seller or any of its Affiliates under Section 404 of ERISA or comparable provisions of applicable state late. The transactions contemplated by this Agreement and the Ancillary Agreements will not, with respect to Seller or its Affiliates, as the case may be, constitute or result in any non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code.
(n)    The systems and procedures utilized by Seller and its Affiliates in administering the Business are reasonably designed to prevent (to the extent that Seller or any of its Affiliates are obligated or responsible therefor) non-exempt prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code or violations of Section 404 of ERISA.
(o)    Seller and its Affiliates have (i) complied in all material respects with all Applicable Laws relating to reporting, withholding, and disclosure requirements under the Code and ERISA that are applicable to the Covered Insurance Policies or that are applicable to Seller and its Affiliates as a result of providing services in connection with any Covered Insurance Policies or Plans, (ii) in all material respects, duly and timely withheld from amounts due and payable by each of Seller and its Affiliates to any purchaser, policyholder, other holder, owner or beneficiary thereof, and paid over to appropriate Tax Authorities, all amounts required to be withheld and paid over, and (iii) in particular, but without limitation, have reported distributions under such Covered Insurance Policies in compliance in all material respects with all applicable requirements of the Code, Treasury Regulations and forms or guidance issued by the Internal Revenue Service or United States Department of the Treasury.
(p)    Neither Seller nor any of its Affiliates has entered into any settlement agreement, closing agreement or other agreement, nor is involved in any discussions or negotiations with the Internal Revenue Service or any other Tax Authority regarding such agreements, with respect to any potential failure of any Covered Insurance Policy or Plan to meet the requirements of Section 401, 403(a), 403(b), 408 or 457 or any other applicable Section of the Code, as applicable to such Covered Insurance Policies or Plan. In addition, neither Seller nor any of its Affiliates is a party to or has received notice of any pending federal, state, local or foreign audit or other administrative or judicial action with regard to the Tax treatment of any Covered Insurance Policies or any Plan maintained in connection with any Covered Insurance Policy, or of any claims by the purchasers of the Covered Insurance Policies regarding the Tax treatment of the Covered Insurance Policies or the plan or arrangement in connection with which such Covered Insurance Policies were issued. Neither Seller nor any of its Affiliates is aware of any rulings, requests for rulings or requests for waivers with respect to any potential or actual failure of any Covered Insurance Policy or Plan to meet any applicable requirements of the Code (including the requirements of Section 401, 403(a), 403(b), 408 or 457).

Exhibit 2.01

(q)    Neither Seller nor any of its Affiliates is a party to any “hold harmless,” Tax Sharing Arrangement or Tax indemnification agreement regarding the Tax qualification or treatment of any Covered Insurance Policy (whether developed by, administered by, or reinsured with any unrelated party).
(r)    None of the Covered Insurance Policies were issued, marketed, or sold by Seller or its Affiliates as life insurance policies intended to qualify as such under Section 7702 of the Code or as contracts that provide for annuity benefits intended to be taxed to the policyholder pursuant to Section 72(s) of the Code.
(s)    All master and prototype plans and volume submitter plans that are intended to be qualified under Section 401(a) of the Code and are marketed, sold or issued in connection with the Business are the subject of a favorable opinion or advisory letter, as applicable, from the Internal Revenue Service in accordance with Revenue Procedure 2007-44 or as otherwise applicable to confirm that such plans comply with “EGGTRA” (as defined in Revenue Procedure 2007-44). All required amendments to such master and prototype plans and volume submitter plans, all required opinion letters and determination letters, all required notices and other communications, and any required amendments and/or supplements thereto have been timely submitted to all adopting employers required to receive such plan documentation and communications.
Section 5.22 Facts Affecting Regulatory Approvals. As of the date hereof, neither Seller nor any of its Affiliates has received written notification from any Governmental Body that such Governmental Body would oppose the transactions contemplated hereby or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.
Section 5.23 Settlement Agreement. Seller and its Affiliates are in compliance with their respective obligations under the Settlement Agreement and Release (the “Settlement Agreement”), dated February 11, 2010, relating to a class action filed against HFSG, HLIC and Neuberger Berman Management, Inc. by Phones Plus, Inc., as sponsor and plan administrator of the Phones Plus Retirement Savings Plan, captioned Phones Plus, Inc., et al. v. Hartford Life Insurance Co., et al., Civ. No. 3:06-cv-01835 (D. Conn.), including the timely implementation of the structural changes to the Business described in Section IV of the Settlement Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by Buyer to Seller prior to entering into this Agreement (the “Buyer Disclosure Schedule”) (it being understood that disclosure of any item in any section or subsection of the Buyer Disclosure Schedule shall be deemed disclosed with respect to another enumerated section or subsection of the Buyer Disclosure Schedule to which the relevance of

Exhibit 2.01

such item is reasonably apparent on its face), Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:
Section 6.1    Organization and Standing. Buyer is a mutual life insurance company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each Buyer Party is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
Section 6.2    Authority; Conflicts.
(a)    Each of Buyer and each Buyer Party has the full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Buyer and each Buyer Party have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of Buyer and each Buyer Party. This Agreement has been duly and validly authorized, executed and delivered by Buyer, and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, and each of the Ancillary Agreements to which Buyer or any Buyer Party is or will be a party has been duly and validly authorized by Buyer or such Buyer Party and, upon execution and delivery by Buyer or such Buyer Party, will be (assuming the valid authorization, execution and delivery by the other party or parties thereto who are not Affiliates of Buyer) a legal, valid and binding obligation of Buyer or such Buyer Party enforceable in accordance with its terms, subject in each case to the Enforceability Exceptions.
(b)    The execution and delivery by Buyer or any Buyer Party of this Agreement or any of the Ancillary Agreements, the consummation by Buyer or any Buyer Party of the transactions contemplated hereby or thereby or compliance by Buyer or any Buyer Party with or fulfillment by Buyer or any Buyer Party of the terms, conditions and provisions hereof or thereof will not, with or without the giving of notice or passage of time or both:
(i)    assuming that the Governmental Consents set forth on Section 6.2(b)(iii)(A) of the Buyer Disclosure Schedule are made or obtained, as applicable, result in a breach or violation of the terms, conditions or provisions of (A) the charter, bylaws, certificate of formation or other applicable organizational documents of Buyer or any Buyer Party or any effective resolution of any of their respective directors or shareholders or (B) any Applicable Law affecting Buyer or any Buyer Party or any of their respective properties or assets;
(ii)    result in a breach or violation, in any material respect, of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance under any Contract to which Buyer or any Buyer Party is party or by which any of

Exhibit 2.01

their respective properties or assets are subject or bound, except for any such breaches, violations, creations or losses that, individually or in the aggregate, would not reasonably be expected to prohibit or materially impair or delay the ability of Buyer and any of the Buyer Parties to perform its material obligations under this Agreement and the Ancillary Agreements; or
(iii) require any (A) Governmental Consent or (B) Third-Party Consent (other than any Third-Party Consents required in connection with the transactions contemplated by the Transition Services Agreement) to be made or obtained, as applicable, by Buyer or its Affiliates, except for those Governmental Consents set forth on Section 6.2(b)(iii)(A) of the Buyer Disclosure Schedule.
Section 6.3    Litigation or Regulatory Action. As of the date hereof, there are no material Actions pending or, to the Knowledge of Buyer, threatened against Buyer or its Affiliates that seek to enjoin or impede, or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise prohibiting, the transactions contemplated by this Agreement or any of the Ancillary Agreements.
Section 6.4 Financial Statements. Prior to the date hereof, Buyer has made available to Seller true, accurate and complete copies of the following statutory financial statements, in each case, as filed with the Massachusetts Division of Insurance, together with the exhibits, schedules and notes thereto and any affirmations, certifications or opinions filed therewith: (a) the unaudited annual statutory financial statements of Buyer as of and for the years ended December 31, 2010 and December 31, 2011; (b) the audited annual statutory financial statements of Buyer as of and for the years ended December 31, 2010 and December 31, 2011 (the statements referenced in (a) and (b), the “Buyer Annual Statutory Statements”); and (c) the unaudited quarterly statutory financial statements of Buyer as of and for the quarters ended March 31, 2012 and June 30, 2012 (the “Buyer Quarterly Statements” and, collectively with the Buyer Annual Statutory Statements, the “Buyer Statutory Statements”). The Buyer Statutory Statements (i) have been prepared in accordance with SAP (subject, in the case of the Buyer Quarterly Statements, to normal recurring year-end adjustments that are not material in amount or effect), and (ii) fairly present, in all material respects, the statutory financial position, results of operations, changes in statutory surplus and cash flows of Buyer as at the respective dates of, and for the periods referred to in, the Buyer Statutory Statements. No material deficiency has been asserted by any Governmental Body with respect to any Buyer Statutory Statements that remains unresolved prior to the date hereof.
Section 6.5 Buyer Permits; Compliance with Applicable Law. Buyer and each Buyer Party presently holds and maintains in full force and effect all material Governmental Permits that are necessary to conduct their respective businesses as presently conducted and that will be required to perform their respective material obligations under this Agreement and each Ancillary Agreement (each, a “Buyer Permit”), including all insurance licenses required for Buyer to reinsure the Covered Insurance Policies under the Reinsurance Agreement. Buyer and each Buyer Party is (a) in compliance in all material respects with all Applicable Laws and (b) in compliance with the terms of all applicable Buyer Permits, except, in each case for any noncompliance that, individually or in the aggregate, would not reasonably be expected to prevent it from performing its respective material obligations under this Agreement and the Ancillary

Exhibit 2.01

Agreements. No Buyer Permit is subject to any pending or, to the Knowledge of Buyer, threatened administrative or judicial proceeding to revoke, cancel, suspend, modify or declare such Buyer Permit invalid in any material respect, except for any such revocation, cancellation, suspension, modification or declaration that, individually or in the aggregate, would not reasonably be expected to prevent it from performing its respective material obligations under this Agreement and the Ancillary Agreements.
Section 6.6    Availability of Funds. Buyer has, and will have as of the Closing, sufficient funds or investment assets available on an unconditional basis for Buyer to pay the Purchase Price pursuant to Section 3.2 and make the deposit contemplated by Section 3.3(c). Buyer acknowledges and agrees that the obligations of Buyer and the Buyer Parties to effect the transactions contemplated by this Agreement and the Ancillary Agreements are not conditioned upon the availability to Buyer or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.
Section 6.7 No Brokers. Except with respect to the fees of Barclays Capital Inc., for which Buyer or an Affiliate thereof is solely responsible, neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or any Ancillary Agreement.
Section 6.8 Facts Affecting Regulatory Approvals. As of the date hereof, neither Buyer nor any of its Affiliates has received written notification from any Governmental Body that such Governmental Body would oppose the transactions contemplated hereby or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.
Section 6.9    Investment Representations. Buyer is acquiring the Transferred
Equity Interests for its own account, for investment and without any intention of distributing such interests in violation of the Securities Act or any applicable state securities law.
ARTICLE VII
ACTIONS PRIOR TO THE CLOSING DATE Section 7.1    Operations Prior to the Closing Date.
(a) From the date of this Agreement to the Closing Date, except as otherwise expressly required by this Agreement or any Ancillary Agreement, for matters identified on Section 7.1(a) of the Business Disclosure Schedule or with the prior written approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed), Seller (x) shall, and shall cause its Affiliates to, operate and carry on the Business in the Ordinary Course of Business, including using reasonable best efforts to (A) preserve the relationships and goodwill of the Business and HRS with Governmental Bodies, employees, policyholders, contractholders, beneficiaries, customers, Distributors, mutual fund organizations and others having business relations with the Business and (B) keep available the services of the Business Employees and (y) shall not, and shall cause its Affiliates not to:

Exhibit 2.01

(i)    permit any change or amendment (whether by merger, consolidation or otherwise) to the organizational documents of HRS;
(ii)    sell, transfer, pledge, dispose of or encumber any Equity Interest in HRS or permit HRS to issue Equity Interests or securities of HRS or grant options, warrants, calls or other rights to purchase or otherwise acquire any Equity Interest or securities of HRS;
(iii)    effect any recapitalization, reclassification or other change in the capitalization of HRS;
(iv)    (A) declare, set aside or pay any non-cash dividends, or make any other non-cash distributions, in respect of any Equity Interest or other securities of HRS or (B) declare, set aside or pay any cash dividends or make any cash distributions in respect of any Equity Interest or other securities of HRS except, solely in the case of this clause (B), (1) in compliance with Applicable Law and all Contracts to which HRS is a party and (2) following written notice by Seller to Buyer of its intention to take such action at least three (3) Business Days prior to the declaration, setting aside or payment of any such cash dividends or making of any such cash distributions;
(v)    repurchase, redeem, repay or otherwise acquire any Equity Interest or other securities of HRS;
(vi)    make any capital contribution or investment in HRS;
(vii)    permit HRS to incur any Indebtedness or permit HRS to assume, grant, guarantee, endorse or otherwise become responsible for, the Liabilities of any other Person or make any loans, advances or capital contributions to, or investments in, any other Person, in each case, other than intercompany obligations in the Ordinary Course of Business that will be settled at or prior to the Closing in accordance with Section 8.6(b);
(viii)    enter into, or amend or modify any material terms or conditions of, or waive any rights under, any Material Contract (or any Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract), or consent to the termination of (other than at its stated expiry date) any Material Contract;
(ix)    institute any new or increase or accelerate the vesting or payment of any amounts or benefits under any Employee Benefit Plan, other than (A) as required by the terms of any such Employee Benefit Plan in effect on the date hereof or Applicable Law, (B) such actions that do not affect any Business Employees, or (C) such actions in the Ordinary Course of Business that apply to substantially all similarly situated employees of Seller and its Affiliates;
(x)    increase the base salary, incentive compensation or benefits of any Business Employee, other than changes for Business Employees

Exhibit 2.01

below the Assistant Vice President level in the Ordinary Course of Business or changes made pursuant to contractual commitments in effect on the date hereof;
(xi)    hire any Business Employee with a title of Assistant Vice President or more senior or, other than in the Ordinary Course of Business, terminate the employment of any Business Employee having a title of Assistant Vice President or more senior, other than for cause;
(xii)    settle or compromise any Action relating to the Business or otherwise against HRS, other than any such settlement or compromise that is solely a monetary settlement; provided that Seller promptly provides Buyer with reasonable notice prior to any such settlement or compromise;
(xiii)    waive any claim or rights of, or cancel any debts to, HRS or, to the extent related to the Business, Seller or its Affiliates (other than HRS), in each case, other than in the Ordinary Course of Business;
(xiv)    pay, discharge, compromise or satisfy any Assumed Liabilities, other than (A) payment, discharge, compromise or satisfaction in the Ordinary Course of Business or (B) payment, discharge or satisfaction in accordance with the terms of the Assumed Liabilities to the extent specifically recorded as a liability in the Reference Date Financial Statements;
(xv)    voluntarily subject any Acquired Asset or the assets of HRS to any Encumbrance or voluntarily permit or suffer such to exist, other than, in each case, Permitted Encumbrances;
(xvi)    (A) acquire or dispose of any asset or property of HRS or any asset or property that presently constitutes, or at Closing would constitute, part of the Acquired Assets, other than in the Ordinary Course of Business, or (B) make any capital expenditure with respect to any such asset or property for which the aggregate consideration paid or payable in any individual transaction is in excess of fifty thousand dollars ($50,000) or in the aggregate for all such transactions in excess of two hundred and fifty thousand dollars ($250,000);
(xvii)    enter into any reinsurance, retrocession or other similar Contract under which any risks under a Covered Insurance Policy would be ceded or reinsured;
(xviii)    in respect of HRS, the Business or the Acquired Assets (A) make, revoke or change any material Tax election or settle or compromise any material Tax Liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment or grant any power of attorney with respect to Taxes or enter into any material closing agreement with respect to any Tax or surrender any material right to claim a Tax refund, (B) adopt or materially change any accounting method for Tax purposes or otherwise, or (C) file any amended U.S. federal, state, or foreign income Tax Return or any other

Exhibit 2.01

material amended Tax Return, in each case, except to the extent required after the date hereof by any concurrent change in Applicable Law;
(xix)    in respect of HRS, the Business or the Acquired Assets (A) make any changes in any material respect in, or waive the application in any material respect of, the methods, policies or principles in effect on the date hereof with respect to reserving, hedging, underwriting, investing, risk management, reinsurance, marketing or claims administration or (B) adopt any new reserving, hedging, underwriting, investing, risk management, reinsurance, marketing or claims administration methods, policies or principles, in each case, except to the extent required after the date hereof by any concurrent change in Applicable Law, SAP or GAAP, as applicable;
(xx)    make any changes in any material respect in, or waive the application in any material respect of, the methods, policies, practices or principles (A) of HRS or (B) used in connection with the Business, in each case, in effect on the date hereof with respect to accounting methodology, except to the extent required after the date hereof by any concurrent change in Applicable Law, SAP or GAAP, as applicable;
(xxi)    make any filing with any Governmental Body relating to (A) the withdrawal or surrender of any Seller Permit or (B) the withdrawal by Cedant from any lines or kinds of business relating to the Business;
(xxii)    cease providing or materially modify (including as to timing, form and amount) any material services to HRS or the Business that are provided to HRS or the Business as of the date hereof;
(xxiii)    amend or modify any terms or conditions of, or consent to the termination of (other than at its stated expiry date), any Assigned Lease;
(xxiv)    except as otherwise expressly required by Applicable Law or in the Ordinary Course of Business, amend any Covered Insurance Policies or related Contracts in connection with any Plan;
(xxv)    undertake any of the actions set forth on Section 7.1(a)(xxv) of the Business Disclosure Schedule; or
(xxvi)    agree or commit to do any of the foregoing.
(b) Nothing in this Section 7.1 shall be deemed to: (i) limit the transfer of Excluded Assets or Excluded Liabilities; (ii) limit the transfer of investment assets beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by HRS from HRS to Seller or its other Affiliates prior to the Closing; or (iii) other than Section 7.1(a)(xxv), prohibit Seller and its Affiliates from entering into, amending, or waiving any rights under any Contract (other than a Material Contract or any Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract) between Seller and its Affiliates (including HRS), on the one hand, and any Plan sponsor, Plan trustee or other non-affiliated

Exhibit 2.01

third-party administrator on behalf of a Plan, on the other hand, in the Ordinary Course of Business.
Section 7.2    Access to Information.
(a)    Prior to the Closing, Seller shall, and shall cause its Affiliates to, give Buyer and its authorized Representatives upon reasonable notice and during regular business hours, reasonable access to all Business Records (other than any Form I-9 of any Transferred Employee) and, to the extent applicable, the Excluded Business Records, personnel, officers and other facilities and properties relating to the Business; provided that any such access shall be conducted in accordance with Applicable Law (including any Applicable Law relating to antitrust, competition, employment or privacy issues) and in such a manner as to not unreasonably interfere with the normal operations of Seller and its Affiliates.
(b)    Notwithstanding anything in Section 7.2(a) to the contrary, but subject to the last sentence of this Section 7.2(b), Seller shall not have any obligation to make available to Buyer or its Representatives, or provide Buyer or its Representatives with, (i) any Tax Return filed by Seller or any of its Affiliates (other than HRS) or predecessors, or any related material, (ii) access to or copies of any personnel files or related records of any Business Employee, other than the information described in clauses (a)(i) and (ii) (except for any Form I-9 of any Transferred Employee) of the definition of Business Records, (iii) any trading and clearing records maintained by HSD, (iv) any internal Investment Asset approval memoranda, internal Investment Asset review, internal Investment Asset valuation or evaluation or other materials prepared by Seller or its Affiliates in connection with underwriting, evaluating or approving any Investment Asset (excluding, subject to clause (v) of this Section 7.2(b), any materials prepared by third parties that were created in connection with and included in any of the foregoing), (v) any report prepared by any third party in connection with the servicing of any Real Estate Loan, other than any servicing report with respect to any Real Estate Loan prepared during the twelve (12) month period preceding the date hereof and any such servicing reports received following the date hereof or (vi) any information to the extent that Seller determines, based on the advice of counsel, that making such information available would (A) jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or (B) contravene any Applicable Law (it being understood that Seller shall, and shall cause its Affiliates to, use reasonable best efforts to enable such information to be furnished or made available to Buyer or its Representatives without so jeopardizing privilege or contravening such Applicable Law, including by entering into a customary joint defense agreement or common interest agreement with Buyer). Notwithstanding the foregoing, in the case of each of clauses (i) through (v) above, Seller shall make available to Buyer or its Representatives, or provide Buyer or its Representatives with, such information as reasonably required by Buyer or its Representatives for the purpose of complying with Applicable Law or inquiry, investigation or request for documents or information by, or filing or submission with, any Governmental Body.
Section 7.3    Notifications. From the date hereof through the Closing Date, each
Party shall promptly notify the other Party and keep it advised of, to the Knowledge of Seller or to the Knowledge of Buyer, as applicable, the occurrence of any of the following:

Exhibit 2.01

(a)    any pending or threatened Action that challenges or seeks to restrain or enjoin the consummation of any of the transactions contemplated hereby;
(b)    any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect or it failing to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement;
(c)    in the case of Seller, the occurrence of any fact, circumstance, change, effect or event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(d)    any other event that would reasonably be expected to result in any of the conditions set forth in Article IX or Article X, as applicable, not being capable of being fulfilled by the Termination Date;
(e)    any written notice received by such Party from a Governmental Body or third party seeking to restrain or prohibit the transactions contemplated by this Agreement; or
(f)    the commencement of any material Action against such Party or its Affiliates that would adversely affect the ability of such Party or its Affiliates to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
No notification made pursuant to this Section 7.3 shall have the effect of satisfying any condition set forth in Article IX or Article X, nor shall any such notification or failure to make any such notification have any effect for the purposes of determining the right of any Party or Indemnified Party to claim or obtain indemnification under this Agreement or otherwise enforce its rights and remedies under this Agreement.
Section 7.4 Efforts and Actions to Cause the Closing to Occur. (a) Governmental Consents.
(i) Prior to Closing, upon the terms and subject to the conditions of this Agreement, each Party shall: (A) promptly prepare and file all forms, applications, registrations, notices and other materials that may be or may become reasonably necessary to be filed by such Party or its Affiliates with any Governmental Body to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements; (B) use its reasonable best efforts promptly to obtain all Governmental Consents that may be or become necessary in connection with such Party’s or its Affiliates’ authorization, execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby; and (C) use its reasonable best efforts to take or cause to be taken, all actions and do all things necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

Exhibit 2.01

(ii)    Prior to Closing, if any Party or an Affiliate thereof receives an inquiry or request for information or documentary material from any Governmental Body with respect to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, then such Party shall use its reasonable best efforts to provide, or cause to be provided, to such Governmental Body, as promptly as practicable and after consultation with the other Party, an appropriate response to such inquiry or request.
(iii)    Prior to Closing, the Parties shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and the Ancillary Agreements and work reasonably cooperatively in connection with obtaining the requisite Governmental Consents, including:
(A)    reasonably cooperating with each other in connection with any requisite Governmental Consents in respect of the transactions contemplated by this Agreement and the Ancillary Agreements;
(B)    promptly notifying each other of any communications from or with any Governmental Body with respect to the transactions contemplated by this Agreement or the Ancillary Agreements;
(C)    furnishing each other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of all necessary filings, submissions, amendments or responses to any Governmental Body;
(D)    providing each other with draft copies and as-filed copies of all filings, submissions, amendments or responses with Governmental Bodies and, to the extent reasonably practicable, providing each other with a reasonable opportunity to comment upon all such draft copies; provided that each Party may redact from such copies provided to the other Party any confidential information of such Party or its Affiliates and its directors and officers;
(E)    not participating in any substantive meeting, discussion or conversation with any Governmental Body in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, unless it consults with the other Party in advance to the extent it is reasonably practicable to do so, and, to the extent permitted by such Governmental Body, gives the other Party the opportunity to attend and participate therein; and
(F)    consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party hereto in connection with any Governmental Consents related to the transactions contemplated by this Agreement or the Ancillary Agreements.

Exhibit 2.01

(b) Third-Party Consents.
(i)    Seller and Buyer shall, and shall cause their respective Affiliates to, use reasonable best efforts to (i) identify any Third-Party Consents and any notifications to non-affiliated third parties (other than Governmental Bodies) that may be or become reasonably required to be made, obtained or delivered (as applicable) by Seller, Buyer or their respective Affiliates to consummate and make effective the transactions contemplated by the Transition Services Agreement as promptly as practicable following the date hereof and (ii) obtain any Third-Party Consents and deliver any notifications to non-affiliated third parties (other than Governmental Bodies) that may be or may become reasonably required to be made or obtained (as applicable) by Seller, Buyer or their respective Affiliates to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, other than any Third-Party Consents and notifications contemplated under the Master Assignment Agreement, which shall be subject to the terms thereof. Seller shall provide or cause to be provided to Buyer copies of any such notifications delivered to third parties pursuant to this Section 7.4(b)(i). The Parties agree that any costs and expenses payable to third parties (other than the respective Representatives of the Parties) in connection with the procurement of any such Third-Party Consents and delivery of any such notifications required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including any Third-Party Consents for, and notifications in connection with, the assignment or transfer to Buyer of the Acquired Assets or for the provision of services under the Transition Services Agreement, or in connection with the entry into a new Contract in lieu of the assignment or transfer of any Contract which would otherwise be a Transferred Contract, if requested by the applicable vendor or other counterparty thereto, shall be borne equally by Seller, on the one hand, and Buyer on the other hand.
(ii)    To the extent that any Acquired Asset may not, without resulting in a breach thereof, be transferred or assigned to Buyer, or a Sublease Agreement may not, without resulting in a breach of any applicable overlying lease, be entered into, in each case without a Third-Party Consent that has not been obtained by the Closing, this Agreement shall not constitute an agreement to transfer or assign, or enter into, as applicable, the same. If, on the Closing Date, any such Third-Party Consent is not obtained, then Seller shall use its reasonable best efforts to secure an arrangement reasonably satisfactory to Buyer under which Buyer would, in compliance with Applicable Law, obtain the benefits and assume the obligations and bear the economic burdens (solely to the extent such obligations and burdens would otherwise constitute Assumed Liabilities hereunder) associated with such Acquired Asset or Sublease Agreement in accordance with this Agreement, and Seller or its Affiliates would enforce for the benefit (and, subject to Article XI, at the expense) of Buyer any and all of their respective rights against any non-affiliated third party associated with such Acquired Asset or Sublease Agreement, including the right to terminate or not renew any Contract constituting any such Acquired Asset, in accordance with the terms hereof, in each case, on the prior written direction of Buyer, and Seller would promptly pay, or cause its

Exhibit 2.01

Affiliates to pay, to Buyer when received all monies received by Seller or its Affiliates in connection with any such Acquired Asset. From and after the Closing Date, the Parties shall continue to use their reasonable best efforts to obtain, as promptly as practicable, any such required Third-Party Consents that have not been obtained as of the Closing Date, and any costs and expenses payable to third parties (other than the respective Representatives of the Parties) in connection with the procurement of any such Third-Party Consents shall be subject to Section 7.4(b)(i).
(iii) To the extent that any Contract, the use of which is required to provide services to Buyer pursuant to the Transition Services Agreement, may not, without resulting in a breach thereof, be so used without a Third-Party Consent that has not been obtained by the Closing, neither this Agreement nor the Transition Services Agreement shall constitute an agreement to use the same. If Seller is unable to obtain a Third-Party Consent prior to the date the relevant services requiring such Third-Party Consent were otherwise due to be performed under the Transition Services Agreement, then Seller and its Affiliates shall not be obligated to provide the relevant services until such appropriate consents or approvals are obtained. In the event that Seller is unable to obtain any such Third-Party Consent within the above referenced timing, Seller and Buyer shall use their reasonable best efforts to agree upon a commercially reasonable alternative arrangement. From and after the Closing Date, the Parties shall continue to use their reasonable best efforts to obtain, as promptly as practicable, any such required Third-Party Consents that have not been obtained as of the Closing Date, and any costs and expenses payable to third parties (other than the respective Representatives of the Parties) in connection with the procurement of any such Third-Party Consents shall be subject to Section 7.4(b)(i).
Section 7.5    Shared Contracts.
(a)    From and after the Closing Date and for so long as the Transition Services Agreement remains in effect, Seller shall, and shall cause its Affiliates to, cooperate with Buyer to the extent reasonably requested by Buyer to cause the counterparty to any Shared Contract that is not a Transferred Contract to enter into a new agreement with Buyer as of the Closing with respect to the matters addressed by such Shared Contract that are related to the Business; provided that, subject to Section 7.4(b)(i), Seller shall not be required to compromise any right, asset or benefit or expend any amount or incur any Liabilities or provide any other consideration in connection therewith.
(b)    From and after the Closing Date and for so long as the Transition Services Agreement remains in effect, Buyer shall, and shall cause its Affiliates to, cooperate with Seller to the extent reasonably requested by Seller to cause the counterparty to any Shared Contract that is a Transferred Contract to enter into a new agreement with Seller or its Affiliates as of the Closing with respect to the matters addressed by such Shared Contract that are not related to the Business; provided that, subject to Section 7.4(b)(i), Buyer shall not be required to compromise any right, asset or benefit or expend any amount or incur any Liabilities or provide any other consideration in connection therewith.

Exhibit 2.01

Section 7.6    Multiparty Contracts. Prior to the Closing, Seller shall, and shall cause its applicable Affiliates to, use its and their reasonable best efforts to revise, amend or modify each Multiparty Contract so that, effective as of the Closing, (a) HRS, on the one hand, and Seller or any of its Affiliates (other than HRS), on the other hand, are no longer party to the same Contract, (b) HRS continues to retain the same benefits and obligations under such Contract insofar as applicable to HRS or the Business, (c) HRS has no outstanding or future liability under such Multiparty Contract and (d) HRS is irrevocably released and discharged from all Liabilities under such Multiparty Contract; provided that any documentation relating to clauses (a) through (d) above shall be in form and substance reasonably satisfactory to Buyer.
Section 7.7    Separate Accounts. Seller shall cause the assets held in each
Separate Account calculated on a fair value basis, as of the Effective Time, to equal the Separate Account Liabilities of each such Separate Account calculated on a fair value basis as of the Effective Time.
Section 7.8 Master Assignment Agreement Pre-Closing Actions. Prior to the Closing, except as otherwise agreed by the Parties, each Party shall, and shall cause its respective Affiliates to, cooperate with the other and use its reasonable best efforts to promptly take, or cause to be taken, prior to the Closing, the actions set forth on Section 7.8 of the Business Disclosure Schedule in order to effect the transactions contemplated by the Master Assignment Agreement.
Section 7.9 Real Property Arrangements. Prior to the Closing, except as otherwise agreed by the Parties, each Party shall, and shall cause its respective Affiliates to, negotiate in good faith to enter into the Initial Leases, the Sublease Agreements, the Assignment of Lease Agreements and the Real Property Licenses contemplated by Schedule 1.1(x) on the respective terms and subject to the respective conditions set forth on Schedule 1.1(x). The terms and conditions of Schedule 1.1(x) relating to the One Year Simsbury Lease and the One Year Windsor Lease shall remain in effect following the Closing.
Section 7.10 Copies of Investment Asset Materials. Within thirty (30) days after the date hereof, Seller shall make available to Buyer, to the extent in the possession or control of Seller and its Affiliates, with respect to all Investment Assets that are securities, copies of all indentures, trust agreements or other documents governing the terms or holdings of any such Investment Asset that has not been made available to Buyer prior to the date hereof.
ARTICLE VIII
ADDITIONAL AGREEMENTS Section 8.1    Employee Matters.
(a) Comparable Position. Not less than five (5) Business Days prior to the Closing, Seller shall, subject to the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, update Section 8.1(a)(i) of the Business Disclosure Schedule to add any individuals who become Business Employees after the date hereof and remove any individuals who have ceased to be Business Employees after the date

Exhibit 2.01

hereof. Within sixty (60) days after the date of this Agreement or, if later, within thirty (30) days of the date that Section 8.1(a)(i) of the Business Disclosure Schedule is updated pursuant to the preceding sentence (but not later than five (5) days prior to the Closing Date), Buyer or its Affiliates shall extend to each Business Employee a written offer of employment, effective as of the Closing Date (or such later date as is set forth (A) in the Master Assignment Agreement with respect to those Business Employees identified as “Transition Period Business Employees” in Section 8.1(a)(i) of the Business Disclosure Schedule (the “Transition Period Business Employees”); (B) below with respect to those Business Employees employed by Seller or any of its Affiliates who are Inactive Business Employees; and (C) in Section 8.1(j) with respect to Milestone Employees), that constitutes a Comparable Position with Buyer or its Affiliates (an “Offer of Employment”). Buyer shall offer Seller a reasonable opportunity to consult with Buyer in connection with the preparation of each form of Offer of Employment, and shall give due consideration to any reasonable comments provided by Seller with respect to any such form of Offer of Employment. Buyer shall provide Seller with a final copy of each such form at or prior to the time Offers of Employment using such form are made to any Business Employee. Each Offer of Employment shall set forth the position and compensation each such Business Employee will have with Buyer or its Affiliates following the Business Employee’s Effective Hire Date and (as applicable) acknowledge that each such Business Employee will have duties immediately following the Business Employee’s Effective Hire Date substantially similar to those performed immediately prior to the Business Employee’s Effective Hire Date. Except as set forth (x) in the Master Assignment Agreement with respect to Transition Period Business Employees, (y) below with respect to Inactive Business Employees and (z) in Section 8.1(j)(i) with respect to Milestone Employees, the employment relationship of each Business Employee with Seller or its applicable Affiliate shall terminate effective as of the Effective Time. Each Business Employee who actually commences employment with Buyer or one of its Affiliates (including HRS) following the Closing Date shall be referred to herein as a “Transferred Employee.” Each Transition Period Business Employee shall remain employed by Seller or Seller’s Affiliate, as the case may be, until the date on which such Transition Period Business Employee’s employment relationship with Seller or its applicable Affiliate is terminated pursuant to the Master Assignment Agreement, and shall become a Transferred Employee in accordance with the Master Assignment Agreement (provided that the Transition Period Business Employee actually commences employment with Buyer or one of its Affiliates). At the Closing, Seller shall deliver to Buyer a list identifying each Business Employee who is an Inactive Business Employee as of the Closing, along with the reason such Business Employee is listed as an Inactive Business Employee and, if known to Seller, the date such Business Employee is expected to cease to be an Inactive Business Employee. Inactive Business Employees shall remain employed by Seller or Seller’s Affiliate, as the case may be, until the earlier of the date the Inactive Business Employee returns to active employment, or the expiration of the Inactive Business Employee’s leave under Seller’s or such applicable Affiliate’s policies; such Inactive Business Employee shall become a Transferred Employee (if at all) on the first (1st) day of the Inactive Business Employee’s actual return to work from the leave. The date on which a Business Employee commences employment with Buyer or its Affiliates will be referred to as the “Effective Hire Date” which, for purposes of clarification, means: (i) 12:00:01 a.m., New York City time, on the first (1st) day immediately following the Closing Date for all Business Employees other than Transition Period Business Employees, Inactive Business Employees and Milestone Employees (provided that the Business Employees actually

Exhibit 2.01

commence employment with Buyer or one of its Affiliates on such date or, if not a Business Day, on the next following Business Day, or on such other later date, if any, as provided by the last sentence of this Section 8.1(a)); (ii) for any Transition Period Business Employee, the date and time specified in the Master Assignment Agreement (provided that the Transition Period Business Employee actually commences employment with Buyer or one of its Affiliates); (iii) for any Inactive Business Employee, 12:00:01 a.m., New York City time, on the first (1st) day of such Inactive Business Employee’s actual return to work from leave; and (iv) for any Milestone Employee, the date and time specified in Section 8.1(j). A Business Employee who reports for work (which may include a remote location for those Business Employees who are authorized to work remotely) on the day reasonably expected in accordance with Seller’s or its applicable Affiliate’s standard procedures (for example, if a Business Employee is not an Inactive Business Employee but is on vacation, out sick or otherwise unable to report to work on the first Business Day immediately following the Closing Date), or otherwise agreed to by Buyer or its applicable Affiliate and the applicable Business Employee, as such Business Employee’s first day of active work following the Closing (in each case, taking into account the transactions contemplated by Section 8.1(j) and the Master Assignment Agreement and any Inactive Business Employee’s approved leave, as applicable), shall be deemed to have actually commenced employment with Buyer or its applicable Affiliate as of his or her Effective Hire Date.
(b)    Employee Communications. During the period from the date hereof through the Closing Date, Buyer and Seller will reasonably cooperate to communicate to the Business Employees the details of the proposed terms and conditions of their employment with Buyer or its Affiliates, and Buyer shall reasonably consult with Seller regarding and prior to material communications from Buyer or its Affiliates to Business Employees prior to Closing.
(c)    Employment Terms. From a Transferred Employee’s Effective Hire Date through the first (1st) anniversary of the Closing Date or such earlier date on which such Transferred Employee’s employment with Buyer and its Affiliates terminates or the Transferred Employee accepts a new position with Buyer or any of its Affiliates, Buyer shall, or shall cause its Affiliates to, provide such Transferred Employee with terms and conditions of employment that constitute a Comparable Position. In no event shall Buyer or any of its Affiliates be liable for severance payable in respect of any Business Employee (or any other employee of Seller or any of its Affiliates) who does not become a Transferred Employee and, in respect of Transferred Employees, severance shall be payable by Buyer or its Affiliates only in accordance with Section 8.1(e) and only in respect of terminations of employment that occur after the commencement of the Transferred Employee’s employment with Buyer or one of its Affiliates.
(d)    Work Permits. Buyer shall, subject to Applicable Law, take, or cause its Affiliates to take, all necessary steps to sponsor, or transfer sponsorship of, the work permits for all Transferred Employees who are foreign nationals, and agrees to so sponsor, or cause its Affiliates to so sponsor, such foreign national Transferred Employees. Seller shall cooperate as necessary to effect Buyer’s or its Affiliates’ sponsorship or transfer of sponsorship of all such foreign national Transferred Employees.
(e)    Employee Benefits. Buyer and its Affiliates shall waive, or shall cause to be waived, any waiting period, probationary period, pre-existing condition exclusion, evidence of insurability requirement, or similar condition with respect to initial participation

Exhibit 2.01

under any plan, program, or arrangement established, maintained, or contributed to by Buyer or any of its Affiliates to provide health insurance, life insurance, or disability benefits with respect to each Transferred Employee who has, prior to the Effective Hire Date, satisfied, under Seller’s or its Affiliates’ comparable plans, the comparable eligibility, insurability or other requirements referred to in this sentence. To the extent required by Applicable Law, Seller shall be responsible for providing COBRA continuation coverage in respect of all Business Employees. If the Closing Date occurs prior to December 1, 2012, for the period during 2012 on or following a Transferred Employee’s Effective Hire Date, Seller shall, or shall cause its Affiliates to, provide the Transferred Employee with COBRA coverage in respect of medical (but not dental) benefits, and Buyer shall (i) pay, on behalf of such Transferred Employee, the excess of the applicable COBRA premium amount for such Transferred Employee for the level of such COBRA coverage for which such Transferred Employee is eligible on the Closing Date, over the active employee premium (which shall be paid by the Transferred Employee), and (ii) reimburse Seller for any reasonable and documented out-of-pocket costs and expenses, not to exceed fifty thousand dollars ($50,000), incurred by Seller and its Affiliates in connection with administering the collection of the active employee premium payable by the Transferred Employees. If a Business Employee described in the final sentence of Section 8.1(a) does not actually commence employment with Buyer or its Affiliates in the manner contemplated by the final sentence of Section 8.1(a), Seller shall reimburse Buyer promptly upon demand for the amount paid by Buyer in respect of such Business Employee pursuant to the preceding sentence. Each Transferred Employee shall, for purposes of determining such Transferred Employee’s eligibility to participate in, vesting, and calculating the benefit accrual for paid time off and severance, under all employee benefit plans, programs and arrangements of Buyer and its Affiliates, be credited with the service of such Transferred Employee with Seller or its Affiliates or entities that become Seller’s Affiliates up to the Effective Hire Date, to the same extent as if such service had been performed for Buyer or any of its Affiliates. In addition to the foregoing, Buyer shall, or shall cause one or more of its Affiliates to:
(i)    from the Closing Date to the first (1st) anniversary of the Closing Date, provide Transferred Employees with the greater of (x) the cash severance payments and welfare benefits continuation to which the Transferred Employee would have been entitled under the applicable Seller Severance Plan covering the Transferred Employee immediately prior to the Effective Hire Date (which payments and benefits are limited to periodic cash severance payments, sixty (60) days’ paid notice and continued participation in medical, dental, life, accidental death and dismemberment, health care reimbursement and dependent day care reimbursement plans until the end of the month in which the Transferred Employee receives his or her last periodic severance payment) and (y) the severance payments and benefits the Transferred Employee would be entitled to under the plan, policy, practice or agreement of Buyer or its Affiliates applicable to its similarly situated employees at such time, taking into account the Transferred Employee’s length of service with Seller and its Affiliates as provided in this Section 8.1(e);
(ii)    cause the defined contribution plan(s) maintained by Buyer or its Affiliates to accept a direct rollover in cash or cash equivalents of the account of any Transferred Employee in the investment and savings plan of Seller or Seller’s Affiliate or any other Tax-qualified retirement plan of Seller or Seller’s

Exhibit 2.01

Affiliate, that a Transferred Employee elects to make as a direct rollover, and, to the extent necessary, amend such defined contribution plan(s) prior to the Closing in order to carry out the intent of this Section 8.1(e);
(iii)    if the Closing occurs in 2012, during the remainder of 2012, provide each Transferred Employee with unpaid time off in an amount equal to the unused paid time off accrued by such Transferred Employee as of such Transferred Employee’s Effective Hire Date and paid out by Seller or its Affiliates in accordance with Section 8.1(f); provided that the amount of unpaid time off provided under this Section 8.1(e)(iii) shall not exceed five (5) Business Days for any Transferred Employee;
(iv)    from the Closing Date through the first (1st) anniversary of the Closing Date, provide the Transferred Employees with the vacation and paid time off accrual rate and maximum accrual the Transferred Employee would be eligible to receive under the plan, policy or agreement of Buyer or its Affiliates applicable to such Transferred Employee following the Effective Hire Date; provided that such vacation and paid time off accrual rate and maximum accrual shall not be decreased as a result of the obligation set forth in Section 8.1(e)(iii); and
(v)    reimburse Transferred Employees for education courses for which such Transferred Employees registered prior to the Effective Hire Date; provided that Transferred Employees have not already been reimbursed therefor, to the extent that Seller’s or its Affiliates’ policies would provide for such reimbursement if such Transferred Employees had continued to be employed by Seller or its Affiliates.
(f)    Paid Time Off. Seller shall, or shall cause its Affiliates to, pay to each Transferred Employee the amount of compensation due in respect of the unused paid time off accrued by such Transferred Employee as of the date such Transferred Employee’s employment with Seller or its Affiliates is terminated in accordance with Section 8.1(a).
(g)    Annual Incentive Bonus, Sales Incentive Plans and Long-Term Incentive Awards.
(i) Seller shall, or shall cause one or more of its Affiliates to, pay the bonus for the 2012 year under Seller’s Annual Incentive Plan to Transferred Employees who were covered under that plan immediately prior to the Closing and who (A) continue to be employed by Buyer or its Affiliates as of March 15, 2013, or (B) whose employment with Buyer or its Affiliates is involuntarily terminated (other than for cause) prior to March 15, 2013. The amount to be so paid by Seller or its Affiliates to all such Transferred Employees (the “2012 Bonus Pool”) shall be an amount equal to (1) the greater of (x) one hundred percent (100%), and (y) a bonus funding factor, as determined by Seller or its Affiliates in good faith taking into account the performance of the Business and other factors comparable to those taken into account by Seller or its Affiliates in determining bonuses under the Seller Annual Incentive Plan for participants in other businesses, multiplied by (2)

Exhibit 2.01

the target bonus pool applicable to the Transferred Employees under the Seller Annual Incentive Plan, based on such Transferred Employees’ tier and pay immediately prior to the Closing. In the event that the Closing Date occurs prior to December 31, 2012, Buyer or its Affiliates shall reimburse Seller for the portion of the 2012 Bonus Pool that is solely attributable to the period following the Closing Date. The 2012 Bonus Pool shall be distributed by Seller or its Affiliates in their discretion among such Transferred Employees. In the event that the Closing Date occurs on or after March 15, 2013, Seller shall, or shall cause one or more of its Affiliates to, pay bonuses to Business Employees for the 2012 year under Seller’s Annual Incentive Plan in accordance with its normal practices; provided that the total amount paid to Business Employees shall not be less than one hundred percent (100%) of the target bonus pool under the Seller Annual Incentive Plan applicable to such Business Employees; Seller or its Affiliates shall distribute such bonus pool in their discretion among eligible Business Employees. Buyer or its Affiliates shall provide an incentive bonus covering the entire 2013 calendar year, consistent with Section 8.1(c).
(ii) Buyer shall, or shall cause one or more of its Affiliates to, assume each Seller Sales Incentive Plan and all retention agreements entered into by Seller or its Affiliates with Transferred Employees that, by their terms, are not required to be fully satisfied as of the Closing Date or in connection with the Closing (each as identified in Section 5.18(a) of the Business Disclosure Schedule), and shall or shall cause its Affiliates to perform the obligations of Seller and its Affiliates thereunder.
(h)    Buyer and Seller shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, as appropriate to carry out the provisions of this Section 8.1.
(i)    No Amendment of Plans; No Third Party Beneficiaries. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement (i) is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of, or subject to, ERISA), and no Person (or his or her dependents or beneficiaries) participating in any such employee benefit plan maintained by either Seller or its Affiliates or Buyer or its Affiliates, shall have, directly or indirectly, any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise, or (ii) is intended to or shall confer upon any current or former director, employee or consultant (or his or her dependents or beneficiaries) of the Business any right to employment or continued employment for any period of time by reason of this Agreement or any Ancillary Agreement, or any right to a particular term or condition of employment.

Exhibit 2.01

(j) Milestone Employees.
(i) Secondment of Milestone Employees.
(A)    Secondment Period. Seller agrees to second to Buyer and Buyer agrees to accept those employees identified on Section 8.1(a)(i) of the Business Disclosure Schedule as “Milestone Employees” (the “Milestone Employees”) for the period commencing as of the Closing Date and ending, for each Milestone Employee, on the date set forth on Section 8.1(a)(i) of the Business Disclosure Schedule in respect of such Milestone Employee (each, a “Secondment Period”).
(B)    Employment Relationship. This secondment arrangement shall not affect the employment relationship that exists between each Milestone Employee and Seller or its applicable Affiliate during the respective Secondment Periods. Accordingly, each Milestone Employee shall remain an employee of Seller or its applicable Affiliate during the respective Secondment Periods, and no Milestone Employee will be considered to be in an employer-employee relationship with Buyer or any of its Affiliates during the respective Secondment Periods. Notwithstanding the foregoing and subject to Section 8.1(j)(i)(C), Seller agrees that it will not terminate the employment of any Milestone Employee or transfer any Milestone Employee to another position at Seller or any of its Affiliates during the respective Secondment Periods, in each case, without Buyer’s prior written consent, which consent may be withheld for any reason, and Buyer may inform Seller at any time that it no longer wishes to second one or more of the Milestone Employees due to poor performance or lack of work in which case the Secondment Period shall end and Buyer shall have no further obligations with respect to such Milestone Employee except as set forth in Section 8.1(j)(iv)(A).
(C)    Offer of Employment to Milestone Employees. Milestone Employees shall be considered Business Employees, and Buyer or its Affiliates shall extend to each Milestone Employee a written Offer of Employment at the same time and on the same terms and conditions as the other Business Employees; provided, however, that such offer shall be effective as of, and the respective “Effective Hire Date” of each Milestone Employee shall be, 12:00:01 a.m., New York City time, following the last day of the respective Secondment Period. Notwithstanding anything in this Agreement to the contrary, the employment relationship of each Milestone Employee with Seller or its applicable Affiliate shall continue through, and terminate effective as of, 11:59 p.m., New York City time, on the last day of the respective Secondment Periods (unless terminated earlier through the resignation of any Milestone Employee); provided that Seller may terminate any Milestone Employee (1) who ceases to be seconded by Buyer in accordance with Section 8.1(j)(i)(B) or (2) for cause, after reasonable consultation with Buyer. Each Milestone Employee who actually commences employment with Buyer or its Affiliates on the respective Effective Hire Date shall be considered a Transferred Employee for purposes of

Exhibit 2.01

this Agreement as of his or her Effective Hire Date; provided, however, that a Milestone Employee shall be deemed to have actually commenced employment with Buyer or its applicable Affiliate as of his or her Effective Hire Date (x) if such date is not a Business Day and the respective Milestone Employee commences employment on the next Business Day or (y) the respective Milestone Employee reports to work (which may include a remote location for those Milestone Employees who are authorized to work remotely) on the day reasonably expected in accordance with Seller’s or its applicable Affiliate’s standard procedures (for example, if a Milestone Employee is not an Inactive Business Employee but is on vacation, out sick or otherwise unable to report to work on the respective Effective Hire Date), or otherwise agreed to by Buyer or its applicable Affiliate and the applicable Milestone Employee, as such Milestone Employee’s first day of active work following the Secondment Period (in each case, taking into account the transactions contemplated by the Master Assignment Agreement and any Inactive Business Employee’s approved leave, as applicable).
(D) FINRA Registration. With respect to any Milestone Employees who are FINRA registered representatives, such employees’ registrations will transfer to Buyer’s selected broker-dealer at Closing in the same way as the securities registrations of the Transferred Employees who are registered representatives transferred at the Closing. During their respective Secondment Periods, such Milestone Employees will be registered representatives of Buyer’s broker-dealer Affiliate under an independent contractor model.
(ii)    Services to be Performed. The Milestone Employees shall perform services for Buyer and its Affiliates as directed by Buyer or any of its Affiliates. During the respective Secondment Periods, Buyer and its Affiliates shall have the sole discretion to provide supervision, control and direction to the Milestone Employees, and shall have the sole discretion to decide work assignments.
(iii)    Compensation for Milestone Employees. During the respective Secondment Periods, Seller shall pay, or shall cause to be paid, to each Milestone Employee any and all wages, bonuses and commissions, and Seller shall cause each Milestone Employee to be eligible to continue to participate in, and to receive benefits and credit under, any employee benefit plan, program or arrangement maintained by Seller or its Affiliates, as applicable, to the same extent he or she would participate in such plan, program or arrangement if the services performed by such individual for Buyer were services performed for Seller. In addition, Seller shall withhold, or cause to be withheld, all relevant employee-paid taxes and other employee-paid items, and shall file, or cause to be filed, all reports and maintain all records in connection therewith, during the respective Secondment Periods.
(iv)    Secondment Fee.
(A) Subject to Section 8.1(j)(iii), Buyer shall pay to Seller a secondment fee equal to the cash compensation and the fringe benefit rate

Exhibit 2.01

(which, for the avoidance of doubt, equals thirty one and one-half percent (31.5%) of the respective Milestone Employee’s base salary as in effect immediately before the Closing Date) applicable to the Milestone Employees (excluding any amounts with respect to equity grants, bonus payments for the 2012 year under Seller’s Annual Incentive Plan and any amounts with respect to post-retirement benefits) paid or provided to the Milestone Employees to the extent not in excess of the level of compensation payable to and the fringe benefit rate applicable to the Milestone Employees as in effect immediately prior to the Closing; provided, however, that Buyer shall only be responsible for severance benefits arising from the termination of the employment of a Milestone Employee as a result of a request by Buyer to end such Milestone Employee’s secondment for reasons which, if asserted by Seller or its Affiliates, would give rise to an obligation to pay severance under the Seller Severance Plan as in effect as of the date of this Agreement (in which case Seller shall, and shall cause its Affiliates to, include Buyer and its Affiliates as released parties in any release obtained from the Milestone Employee in connection with such severance).
(B) Buyer shall pay or cause to be paid the fees described in Section 8.1(j)(iv)(A) to Seller on or before the thirtieth (30th) day after receipt by Buyer of a monthly invoice listing the total cost from Seller.
(v) Compliance with Applicable Law.
(A)    Seller covenants that, during the respective Secondment Periods, it will, and will cause its Affiliates to, comply in all material respects with any and all provisions of Applicable Law with respect to the Milestone Employees. Subject to Section 8.1(j)(iv) regarding the payment of a secondment fee by Buyer to Seller, Seller shall pay, or shall cause to be paid, all taxes and levies, assessments and charges imposed on Seller or its Affiliates under Applicable Law with respect to the Milestone Employees, any services provided by the Milestone Employees to Buyer, or any compensation or benefits paid or payable to or received or receivable by the Milestone Employees. Additionally, during the respective Secondment Periods, Seller will maintain, or cause to be maintained, in effect any and all insurance and similar coverages (including workers’ compensation) that are required to be maintained by Applicable Law and any liability insurance amounts maintained by Seller or its Affiliates with respect to the Milestone Employees immediately prior to the respective Secondment Periods.
(B)    Buyer covenants that, during the respective Secondment Periods, it will, and will cause its Affiliates to comply in all material respects with any and all provisions of Applicable Law that are applicable to Buyer or any of its Affiliates (if any) with respect to the Milestone Employees.

Exhibit 2.01

(vi) Indemnification.
(A)    Buyer shall indemnify, defend and hold harmless the Seller Indemnified Persons from and against any Losses imposed on, sustained, incurred or suffered by any of the Seller Indemnified Persons to the extent arising from, relating to or in connection with (x) any act or omission by any Milestone Employee during his or her Secondment Period in providing the services contemplated by Section 8.1(j)(ii) or at the direction of Buyer or its Affiliates, or (y) any act or omission by Buyer or any of its Affiliates with respect to any Milestone Employee during his or her Secondment Period, including any termination of a Milestone Employee’s employment due to Buyer’s request for removal pursuant to Section 8.1(j)(i)(B), in each case, exclusive of any acts or omissions taken by, or at the direction of, Seller or its Affiliates.
(B)    Seller shall indemnify, defend and hold harmless the Buyer Indemnified Persons from and against any Losses imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Persons to the extent arising from, relating to or in connection with (x) any act or omission by any Milestone Employee during his or her Secondment Period taken at the direction of Seller or its Affiliates; or (y) any act or omission by Seller or any of its Affiliates with respect to any Milestone Employee during his or her Secondment Period (other than termination of a Milestone Employee’s employment due to Buyer’s request for removal pursuant to Section 8.1(j)(i)(B)).
Section 8.2    Insurance.    Buyer acknowledges and agrees that, effective
immediately as of the Effective Time, HRS and the Business will cease to be insured by any insurance policies of Seller and its Affiliates, including with respect to any insurable events occurring prior to the Effective Time.
Section 8.3    Use of Seller’s Trademarks; Corporate Names.
(a)    Buyer, for itself and its Affiliates, acknowledges and agrees that, other than the Transferred Owned Intellectual Property, the common law Trademarks included in the Acquired Assets or the HRS Owned Intellectual Property, and other than as contemplated in the Ancillary Agreements, Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Intellectual Property Rights of Seller or its Affiliates (excluding HRS), including the name “Hartford” and any Trademarks of Seller and its Affiliates (excluding HRS) (including all registrations and applications relating thereto) (collectively, the “Seller Name and Marks”), and, except as otherwise expressly provided in any Ancillary Agreement, neither Buyer nor any of its Affiliates (including, after the Closing, HRS) shall have any rights in the Seller Name and Marks.
(b)    Buyer agrees that, except as otherwise provided in any Ancillary Agreement, in connection with historical references to the Business or for purposes of making regulatory filings or in connection with regulatory investigations or inquiries, following the Closing Date, Buyer and its Affiliates (including HRS) shall cease and discontinue all uses of the Seller Name and Marks, either alone or in combination with other words and all Trademarks

Exhibit 2.01

confusingly similar to any of the foregoing. Buyer, for itself and its Affiliates (including, following the Closing, HRS), agrees that the rights of HRS to the Seller Name and Marks pursuant to the terms of any pre-existing Trademark agreements between HRS on the one hand, and Seller and its Affiliates (excluding HRS) on the other hand, shall terminate on the Closing Date.
(c) Buyer’s rights and obligations with respect to its use of the Seller Name and Marks shall be as set forth in the Transitional Trademark License Agreement and the Trademark License Agreement.
Section 8.4 Non-Competition.
(a) For purposes of this Section 8.4, “Competing Business” means the business of selling, marketing, underwriting, issuing, insuring, reinsuring or administering (i) bundled, semi-bundled or unbundled retirement plan programs, including any 401(k) Programs, 403(b) Programs, 457 Programs or similar bundled, semi-bundled or unbundled retirement plan programs, including any administrative, recordkeeping, actuarial and consulting services for defined contribution retirement plans, non-qualified deferred compensation plans and defined benefit plans, or (ii) group annuity contracts or group funding agreements offered or sold to any plan or program sponsored or maintained by any employee plan sponsor. A retirement plan program is “bundled” or “semi-bundled” if (x) recordkeeping services or other administrative or optional services and (y) investment alternatives are being provided in connection therewith. Notwithstanding the foregoing, “Competing Business” shall not include:
(i) any of the following activities or businesses engaged in by Seller or its Affiliates as of the date hereof outside of HFSG’s Retirement Plans Group:
(A)    selling, marketing or providing proprietary investment products (or any lifetime income or longevity product in connection with, or as a component part of, a proprietary investment product) on an investment-only or limited service basis to, or managing investments for, 401(k) Programs, 403(b) Programs, 457 Programs or other similar retirement benefit programs and their sponsors; provided that neither HFSG nor any Affiliate of HFSG provides bundled or semi-bundled retirement plan services in connection with such 401(k) Programs, 403(b) Programs, 457 Programs or other similar retirement benefit programs;
(B)    issuing any securities or other assets held by any Separate Account or custodial account for the benefit of Plan participants;
(C)    administering HFSG’s Investment and Savings Plan or any other retirement plans offered by Seller or its Affiliates for their respective employees;
(D)    providing investment management or similar services to Seller or its Affiliates or any non-affiliated third party;

Exhibit 2.01

(E)    selling and/or underwriting insurance products (other than insurance products of the type sold or underwritten by the Business) or providing any services relating thereto;
(F)    reinsuring and/or assuming insurance products (other than insurance products of the type sold or underwritten by the Business) or providing any services relating thereto;
(G)    conducting the mutual fund business carried on by Seller and its Affiliates, including the offering of mutual funds as an investment option in connection with any retirement program;
(H)    selling, marketing or providing individual fixed or variable annuities to any 401(k) Programs, 403(b) Programs, 457 Programs or other similar retirement benefit programs and their participants, beneficiaries or sponsors; provided that the issuer of any such product and its Affiliates do not provide bundled or semi-bundled retirement plan services in connection with such 401(k) Programs, 403(b) Programs, 457 Programs or other similar retirement benefit programs; and
(I)    selling, marketing or administering any individual or group life or disability insurance products offered by HFSG’s Group Benefits Division, including to participants, beneficiaries or sponsors of 401(k) Programs, 403(b) Programs, 457 Programs or other similar retirement benefit programs; or
(ii) any activities expressly contemplated by this Agreement or the Ancillary Agreements (including the Reinsurance Agreement and Administrative Services Agreement).
(b)    Subject to the limitations set forth in Sections 8.4(c) and (d) below, during the thirty (30) month period following the Closing Date, neither HFSG nor any of its current or future Affiliates shall, directly or indirectly, (i) engage in or own an Equity Interest in a Competing Business in any county, state, territory or province of the United States or (ii) renew any of the Business Products and Services for their own or any of their Affiliate’s account (except as expressly contemplated by this Agreement or the Ancillary Agreements).
(c)    Notwithstanding anything to the contrary contained in this Section 8.4, nothing in this Section 8.4 shall prohibit HFSG or any of its current or future Affiliates from:
(i) making investments in the Ordinary Course of Business, including in a general or separate account of an insurance company or in an investment fund or other investment vehicle, in Persons engaging in a Competing Business; provided that each such investment is a passive investment where neither HFSG nor any of its current or future Affiliates: (A) intends to or has the right to influence or direct the operation or management of any such Person; or (B) is a participant with any other Person in any group with such intention or right;

Exhibit 2.01

(ii)    acquiring not more than ten percent (10%) of the total issued and outstanding Equity Interests of any Person engaging in a Competing Business as a result of the exercise of contractual remedies by HFSG or any of its current or future Affiliates as the holder of a debt instrument; provided that following the exercise of any such contractual remedies, such Competing Business is not conducted under the “Hartford” name;
(iii)    making investments in Buyer and its Affiliates;
(iv)    acquiring (and thereafter, owning and operating) any Person or business (an “Acquired Business”) where such Acquired Business derived less than twenty-five percent (25%) of its net operating revenue on a consolidated basis for its most recent fiscal year from a Competing Business (a “Permitted Acquisition”); provided that following the consummation of a Permitted Acquisition, no Competing Business undertaken by such Acquired Business shall represent, in any fiscal quarter during the thirty (30) month period following the Closing Date, more than twenty-five percent (25%) of the net operating revenue on a consolidated basis of the Acquired Business, and such Competing Business shall in no event be conducted under the “Hartford” name;
(v)    selling any of its assets or businesses to a Person that is itself, or has Affiliates that are, engaged in lines of business that compete with a Competing Business; provided that none of the Business Records are used in connection with a Competing Business; or
(vi)    managing, controlling, advising or providing administrative or similar services (which shall not include bundled or semi-bundled retirement plan services in connection with 401(k) Programs, 403(b) Programs, 457 Programs or other similar retirement benefit programs) to investment funds or other investment vehicles in connection with passive investments made by such investment funds or vehicles in Persons engaging in a Competing Business, so long as such investments are in the Ordinary Course of Business.
(d) Notwithstanding anything to the contrary contained herein, this Section 8.4, other than the proviso in Section 8.4(c)(v) and Section 8.4(e): (i) shall cease to apply to any Person from and after such time as such Person ceases to be an Affiliate of HFSG;
(ii)    shall not apply to any Person that purchases or receives assets, operations or a business from HFSG or one of its Affiliates, so long as such Person is not an Affiliate of HFSG after such transaction is consummated; and (iii) shall cease to apply if a controlling interest in HFSG or all or substantially all of its assets are sold to, or HFSG merges with or into, a Person that was not, immediately prior thereto, an Affiliate of HFSG; provided, that in the case of clauses (i), (ii) and
(iii)    above, none of HFSG, its then current or former Affiliates or any such acquiring Person nor any of its Affiliates shall carry on a Competing Business in the United States using the name “Hartford” during the time period set forth in Section 8.4(b).
(e) Following the Closing Date, none of HFSG, its then current or former Affiliates (other than HRS) or any Person who becomes an Affiliate of HFSG or any of

Exhibit 2.01

its Affiliates by virtue of a direct or indirect Change of Control of HFSG shall, directly or indirectly, utilize any Plan sponsor information, Plan participant information or other customer information obtained, derived or extrapolated from the Business Records in connection with the offering, marketing, selling, endorsing or issuing of any insurance or financial product, except, in each case, as specifically contemplated by the Ancillary Agreements.
(f)    Each of HFSG and Seller acknowledges that the covenants set forth in this Section 8.4 are an essential element of this Agreement and that, but for these covenants, Buyer would not have entered into this Agreement. Each of HFSG and Seller acknowledges that this Section 8.4 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any Ancillary Agreement by Buyer.
(g)    The Parties acknowledge that the type and periods of restriction imposed in the provisions of this Section 8.4 are fair and reasonable and are reasonably required for the protection of the Parties. If any of the restrictions or covenants in this Section 8.4 are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the restrictions or covenants contained in this Section 8.4, or any portion thereof, are deemed to be unenforceable because such covenant or restriction is held to cover a geographic area or to be of such duration as is not permitted under Applicable Law, the Parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, said provision shall then be enforceable.
Section 8.5 Covenants Not to Hire Employees.
(a)    During the thirty (30) month period following the Closing Date, HFSG shall not, and shall cause its Affiliates not to, without Buyer’s prior written consent, directly or indirectly, seek to employ or employ any Transferred Employee, or contract for the services of such Transferred Employee, or induce or attempt to induce any such individual to leave his or her employment or employment relationship with Buyer or its Affiliates (including HRS); provided, however, that this restriction shall not prohibit HFSG or its Affiliates from (i) making general solicitations for employment contained in a newspaper or other periodical or on a website or blog not directed at such persons, or (ii) hiring any such individual whose employment with Buyer or the applicable Affiliate was terminated by Buyer or the applicable Affiliate at least three (3) months prior to such hiring.
(b)    During the thirty (30) month period following the Closing Date, Buyer shall not, and shall cause its Affiliates not to, without Seller’s prior written consent, directly or indirectly, seek to employ or employ any employee of Seller or its Affiliates who directly provides transition services to Buyer in connection with the Business pursuant to the Transition Services Agreement, or contract for the services of any such individual, or induce or attempt to induce any such individual to leave his or her employment or employment relationship with Seller or its Affiliates; provided, however, that this restriction shall not prohibit Buyer or its Affiliates from (i) making general solicitations for employment contained in a newspaper or other periodical or on a website or blog not directed at such persons, (ii) hiring any such individual whose employment with Seller or the applicable Affiliate was terminated by Seller or the applicable Affiliate at least three (3) months prior to such hiring or (iii) hiring any Transition

Exhibit 2.01

Period Business Employee as of the “Effective Date” (as such term is used in the Master Assignment Agreement).
(c)    The Parties acknowledge that the covenants set forth in this Section 8.5 are an essential element of this Agreement and that, but for these covenants, the Parties would not have entered into this Agreement. The Parties to this Agreement acknowledge that this Section 8.5 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any Ancillary Agreement by the Parties.
(d)    The Parties acknowledge that the type and periods of restriction imposed in the provisions of this Section 8.5 are fair and reasonable and are reasonably required for the protection of the Parties. If any of the restrictions or covenants in this Section 8.5 are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the restrictions or covenants contained in this Section 8.5, or any portion thereof, are deemed to be unenforceable because such covenant or restriction is held to cover a geographic area or to be of such duration as is not permitted under Applicable Law, the Parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, said provision shall then be enforceable.
Section 8.6 Termination of Certain Affiliate Agreements and Obligations; Certain Assets and Liabilities of HRS.
(a)    Except (i) as otherwise contemplated by the Ancillary Agreements or (ii) as set forth in Section 8.6(a) of the Business Disclosure Schedule, Seller shall, and shall cause its Affiliates (including HRS) to, take such action as may be necessary to terminate, prior to or concurrently with the Closing, all Contracts solely between Seller or one or more of its Affiliates (other than HRS), on the one hand, and HRS, on the other hand.
(b)    Except for intercompany obligations arising from Contracts set forth in Section 8.6(b) of the Business Disclosure Schedule, Seller shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that, prior to or concurrently with the Closing, HRS, on the one hand, and Seller and its Affiliates (other than HRS), on the other hand, shall settle, discharge, offset, pay or repay in full all Intercompany Payables and Intercompany Receivables, regardless of their maturity, for the amount due (including any accrued and unpaid interest to but excluding the date of payment), fees and other amounts due or outstanding thereunder.
(c)    Seller shall, and shall cause its Affiliates to, transfer the Excluded Assets and Excluded Liabilities from HRS to Seller or its other Affiliates prior to the Closing pursuant to an irrevocable assignment.
Section 8.7    Confidentiality.
(a) The Parties agree that the terms of the Confidentiality Agreement shall continue in full force and effect until the Closing. From and after the Closing, all of the obligations of Buyer under the Confidentiality Agreement shall terminate, except for

Exhibit 2.01

(i) confidentiality obligations of Buyer (and related remedies of Seller in the event Buyer breaches such obligations) with respect to any “Evaluation Materials” (as such term is defined in the Confidentiality Agreement) that are not related to the Business and (ii) except as provided in Section 8.1(a), non-solicitation obligations of Buyer (and related remedies of Seller in the event Buyer breaches such obligations) set forth therein, which obligations (and related remedies) shall continue in full force and effect in accordance with terms of the Confidentiality Agreement.
(b)    From and after the Closing, (i) Seller shall, and shall cause its Affiliates and Representatives to, maintain in confidence any written, oral or other information relating to or obtained from Buyer and its Affiliates (including HRS and, to the extent relating to the Business, the Business Records) and (ii) Buyer shall, and shall cause its Affiliates and Representatives to, maintain in confidence any written, oral or other information relating to or obtained from Seller or its Affiliates, other than to the extent relating to HRS or the Business, except that the foregoing requirements of this Section 8.7(b) shall not apply to the extent that (1) any such information is or becomes generally available to the public other than (A) in the case of Seller, as a result of disclosure by Seller or any of its Affiliates or Representatives in violation of this Section 8.7(b) and (B) in the case of Buyer, as a result of disclosure by Buyer or any of its Affiliates or Representatives in violation of this Section 8.7(b) or the Confidentiality Agreement (as modified pursuant to Section 8.7(a)) or (2) any such information is required by Applicable Law or a Governmental Body to be disclosed, provided that, to the extent permitted by Applicable Law or Governmental Body, the disclosing Party (A) gives prior notice of such required disclosure to the other Party as soon as practicable, (B) cooperates with the other Party, at such other Party’s sole cost and expense, to preserve the confidentiality of such information consistent with the requirements of such Applicable Law or Governmental Body, and (C) uses its reasonable best efforts to limit any such disclosure to the minimum disclosure necessary or required to comply with such Applicable Law or Governmental Body. Each of the Parties hereto shall instruct its Affiliates and Representatives having access to the information described in this Section 8.7(b) of the foregoing obligation of confidentiality and shall be liable for any breach of this Section 8.7(b) by any of its Affiliates or Representatives.
(c)    Notwithstanding anything to the contrary in Section 8.7(b), nothing in this Section 8.7 shall prohibit Seller or any of its Affiliates from using from and after the Closing any information of the type described in Section 8.7(b)(i) to the extent solely relating to the Business to the extent reasonably required and solely for the purpose of (i) the performance by Seller or its Affiliates of their obligations under this Agreement and the Ancillary Agreements,
(ii) the preparation and reporting of financial statements of Seller and its Affiliates, (iii) the preparation of Tax Returns or regulatory filings and Tax reporting, (iv) complying with Applicable Law, (v) matters relating to the Excluded Assets or Excluded Liabilities, or (vi) for any other reasonable business purpose that does not adversely affect in any material respect Buyer or any of its Affiliates (including HRS or the Business).
Section 8.8    Residual Information. From and after the Closing, (a) Seller and its Affiliates may use in their businesses for any and all purposes any Residual Information of Seller’s and its Affiliates’ personnel that relates to the Business, and (b) Buyer and its Affiliates may use in the Business and in their other businesses for any and all purposes any Residual Information of Transferred Employees that relates to Seller’s and its Affiliates’ businesses, in each case, subject to the confidentiality obligations of Seller and Buyer pursuant to Section 8.7;

Exhibit 2.01

provided, that no license is granted hereby to any Patents, Copyrights or Trade Secrets owned by a Party or its Affiliates. For the avoidance of doubt, none of Buyer, Seller or any of their respective Affiliates shall have any obligation under this Section 8.8 to provide any Residual Information or embodiments thereof to the other Party or its Affiliates.
Section 8.9    Further Action.
(a)    From and after the Closing Date, each of the Parties shall execute and deliver such documents, instruments of conveyance and transfer and other papers and take such further actions as may reasonably be required or appropriate from time to time to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby. Without limiting the foregoing, but subject to the terms of this Agreement, from and after the Closing Date (i) Seller shall, and shall cause its Affiliates to, do all things necessary, proper or advisable under Applicable Law as reasonably requested by Buyer to put Buyer or an Affiliate thereof as designated by Buyer in effective possession, ownership and control of the Transferred Equity Interests and the Acquired Assets, and Buyer shall cooperate with Seller for such purpose, and (ii) Buyer shall, and shall cause its Affiliates to, do all things necessary, proper or advisable under Applicable Law as reasonably requested by Seller to assure that Buyer or an Affiliate thereof as designated by Buyer, rather than Seller or any of its Affiliates, is the obligor in respect of, and is responsible for performing, all Assumed Liabilities, and Seller shall cooperate with Buyer for such purposes.
(b)    During the period between the date hereof and the Closing, the Parties agree to negotiate in good faith and reasonably cooperate in preparing, supplementing and finalizing any schedules or exhibits to the Ancillary Agreements. Notwithstanding any provision to the contrary herein, the finalized schedules and exhibits to each of the Ancillary Agreements shall be attached to the applicable forms of Ancillary Agreements to be executed and delivered by the Parties at the Closing; provided that, with respect to any Software owned by Seller or its Affiliates that is made available to, or operated for the benefit of, Buyer or its Affiliates pursuant to the Transition Services Agreement, the term for the corresponding Service under the Transition Services Agreement shall be a period reasonably requested by Buyer.
(c)    From and after the date hereof, Seller shall, and shall cause its Affiliates to, use their reasonable best efforts to obtain as promptly as practicable true and complete copies of, and provide to Buyer true and complete copies of, those Contracts listed in item five (5) of Section 5.15(b) of the Business Disclosure Schedule and item forty-eight (48) of Section 4.2(b)(ii) of the Seller Disclosure Schedule.
Section 8.10 Ancillary Agreements. On the Closing Date, Buyer shall, and shall cause each Buyer Party to, and Seller shall, and shall cause HRS and each Seller Party to, execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been executed prior to the date hereof.
Section 8.11 Transfer and Maintenance of Business Records.
(a) Within sixty (60) days of the date of this Agreement, but in any event not later than five (5) Business Days prior to the Closing Date, Seller and Buyer shall work

Exhibit 2.01

together in good faith and shall use their reasonable best efforts to develop and implement a plan that will result in the delivery or transfer, subject to compliance with Applicable Law, of the Business Records to Buyer at the Closing (or at such later time as the Parties may agree in writing) in a manner consistent with the principles, procedures and guidelines set forth on Schedule 8.11(a) (the “Business Records Plan”). The Business Records Plan shall also address the treatment of the Excluded Business Records. From the date hereof until the Closing or such later time as the applicable Business Records are transferred and delivered to Buyer in accordance with the Business Records Plan, Seller shall, and shall cause its Affiliates to, maintain such Business Records in accordance with Applicable Law and in the same manner and with the same care that the Business Records have been maintained prior to the execution of this Agreement.
(b) After the Closing, each of the Parties shall, and shall cause its respective Affiliates (including HRS in the case of Buyer) to, preserve, until such date as may be required by such Party’s standard document retention policies (or such later date as may be required by Applicable Law), all pre-Closing Date records related to the Business possessed or permitted to be possessed by such Person (including, in the case of Seller, the Excluded Business Records). During such period, upon any written request meeting the requirements of the penultimate sentence of this Section 8.11(b) from a Party or its Representatives, the Party in possession or control of such records (including, in the case of Seller, the Excluded Business Records) shall (i) provide to the requesting Party or its Representatives reasonable access to such records (including, in the case of Seller, the Excluded Business Records) during normal business hours; provided that such access shall not unreasonably interfere with the conduct of the business of the Party in possession or control of such records, and (ii) permit the requesting Party or its Representatives to make copies of such records, in each case, at no cost to the requesting Party or its Representatives (other than for reasonable out-of-pocket expenses). Nothing herein shall require either Party to disclose (A) any information to the other if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any Applicable Law (it being understood that the disclosing Party shall, and shall cause its Affiliates to, use reasonable best efforts to enable such information to be furnished or made available to the requesting Party or its Representatives without so jeopardizing privilege or contravening such Applicable Law, including by entering into a customary joint defense agreement or common interest agreement with the requesting Party); (B) except as provided in Section 12.2(e), such Party’s Tax records (except for Tax records of, or with respect to, HRS); or (C) any personnel files or related records of the type that constitute Excluded Business Records, in the case of each of clauses (B) and (C), except to the extent access to such information is reasonably required by the requesting Party or its Representatives for the purpose of complying with Applicable Law or any inquiry, investigation or request for documents or information by, or filing or submission with, any Governmental Body. Nothing herein shall require Seller to disclose (I) any internal Investment Asset approval memoranda, internal Investment Asset review, internal Investment Asset valuation or evaluation or other materials prepared by Seller or its Affiliates in connection with underwriting, evaluating or approving any Investment Asset (excluding, subject to clause (II) of this Section 8.11(b), any materials prepared by third parties that were created in connection with and included in any of the foregoing); (II) any report prepared by any third party in connection with the servicing of any Real Estate Loan, other than any servicing report with respect to any Real Estate Loan prepared during the twelve (12) month period preceding the date hereof and any such servicing reports

Exhibit 2.01

received following the date hereof; or (III) any trading and clearing records maintained by HSD, in the case of each of clause (I) through (III), except to the extent access to such information is reasonably required by Buyer or its Representatives for the purpose of complying with Applicable Law or any inquiry, investigation or request for documents or information by, or filing or submission with, any Governmental Body. Such records (including, in the case of Seller, the Excluded Business Records) may be requested under this Section 8.11(b) to the extent reasonably required in connection with (i) the performance by a Party or its Affiliates of their obligations under this Agreement and the Ancillary Agreements or (ii) accounting, actuarial, litigation, federal securities disclosure, governmental or regulatory inquiry, investigation, filing, submission or request for documents or information, or other similar purpose (other than for purposes relating to claims between Seller and Buyer or any of their respective Affiliates under this Agreement or any Ancillary Agreement). Notwithstanding the foregoing, any and all such records may be destroyed by a Party if such destroying Party sends to the other Party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the other Party notifies the destroying Party that such other Party desires to obtain possession of such records, in which event the destroying Party shall transfer the records to such requesting Party and such requesting Party shall pay all reasonable expenses of the destroying Party in connection therewith.
Section 8.12 Post-Closing Receipts. To the extent that, after the Closing, (a) Buyer or any of its Affiliates (including HRS) receives any mail for Seller or its Affiliates, or any payment or instrument that is for the account of Seller or any of its Affiliates according to the express terms of this Agreement or any Ancillary Agreement, Buyer shall promptly deliver such mail, amount or instrument to Seller, and (b) Seller or any of its Affiliates receives any mail for Buyer or its Affiliates, or any payment or instrument that is for the account of Buyer or any of its Affiliates (including HRS) according to the express terms of this Agreement or any Ancillary Agreement, Seller shall promptly deliver such mail, amount or instrument to Buyer.
Section 8.13 Waivers; Releases.
(a) Effective as of the Closing, Seller, for itself and on behalf of its Affiliates (other than HRS) and each of its and their successors, heirs and executors (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have or might have or may assert now or in the future, against HRS or any of its successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, an “HRS Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing; provided, however, that nothing contained in this Section 8.13(a) shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent arising under this Agreement or any Ancillary Agreement, including with respect to Article XI hereof. Seller shall, and shall cause each Seller Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any

Exhibit 2.01

kind against any HRS Releasee based upon any matter released pursuant to this Section 8.13(a). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Seller Releasor or HRS Releasee of the existence of any such claims or of Liability for any matter or precedent upon which any Liability may be asserted.
(b)    Effective as of the Closing, Buyer, for itself and on behalf of HRS, its Affiliates and each of their successors, heirs and executors (each, a “Buyer Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Buyer Releasor has, may have or might have or may assert now or in the future, against Seller or any of its Affiliates (other than HRS) and their respective successors and assigns (each, a “Seller Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing; provided, however, that with respect to the Buyer Releasors that are not HRS or any of its successors or assigns, nothing in this Section 8.13(b) shall release, discharge, waive, relinquish or otherwise affect the rights or obligations of any Buyer Releasor (other than HRS) to the extent such rights or obligations do not arise out of or relate to any claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions or causes of action HRS may have had against any Seller Releasee prior to the Closing; and provided further that nothing contained in this Section 8.13(b) shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent arising under this Agreement or any Ancillary Agreement, including with respect to Article XI hereof. Buyer shall, and shall cause each Buyer Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Seller Releasee based upon any matter released pursuant to this Section 8.13(b). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Buyer Releasor or Seller Releasee of the existence of any such claims or of Liability for any matter or precedent upon which any Liability may be asserted.
(c)    Without limiting the generality of Section 8.13(a), if the Closing occurs, Seller, for itself and on behalf of the Seller Releasors, hereby irrevocably and forever waives and releases any right to indemnification, contribution, reimbursement, set-off or other rights to recovery that the Seller Releasors might otherwise have against any HRS Releasee with respect to representations and warranties made, and the covenants, obligations and agreements to be performed at or prior to the Closing, by HRS under this Agreement and the certificate delivered at the Closing pursuant to Article IX.
Section 8.14 Cooperation/Integration. During the period from the date of this Agreement until the Closing Date, each Party shall, and shall cause its respective Affiliates to, (a) make available their respective employees to serve as members of one or more transition teams to plan transition matters and attend regular meetings to discuss planning and implementation of transition plans and (b) reasonably cooperate with the other Party to assist in the development and implementation of transition plans in anticipation of the Closing Date.

Exhibit 2.01

Section 8.15 Exclusivity. From and after the date of this Agreement, Seller shall not, and shall cause its Affiliates and its and its Affiliates’ respective Representatives not to, directly or indirectly, (a) solicit, initiate, encourage or facilitate any inquiry, indication of interest, proposal or offer from any Person other than Buyer or its Representatives (an “Alternate Bidder”) relating to or in connection with a proposal or offer for a merger, consolidation, amalgamation, business combination, sale or transfer of properties or assets (other than to the extent expressly permitted under Section 7.1(a)(xvi)(A)) (including any reinsurance transaction), sale of Equity Interests (including by way of a tender or exchange offer), or similar transaction involving HRS or any part of the Business (an “Acquisition Proposal”), (b) participate in or attend any discussions or negotiations or enter into any agreement, arrangement or understanding, whether or not legally binding, with, or provide or confirm any information to, any Alternate Bidder relating to or in connection with any Acquisition Proposal by such Alternate Bidder or (iii) accept any proposal or offer from any Alternate Bidder relating to a possible Acquisition Proposal or otherwise commit to, or enter into or consummate any transaction contemplated by any Acquisition Proposal with any Alternate Bidder. In the event that Seller or any of its Affiliates or any of its or its Affiliates’ respective Representatives receives an Acquisition Proposal, Seller shall promptly notify Buyer of such proposal and provide a copy thereof (if in written or electronic form) or, if in oral form, a written summary of the terms and conditions thereof, including the names of the interested parties. Seller shall promptly request that all Alternate Bidders who executed a confidentiality agreement with HFSG or its Affiliates in connection with the consideration of a possible Acquisition Proposal (each a “Seller Confidentiality Agreement”) return, or destroy, all confidential information heretofore furnished to such Alternate Bidder by or on behalf of Seller or its Affiliates subject to the terms of such Seller Confidentiality Agreement.
Section 8.16 Seller Confidentiality Agreements. At the Closing, Seller or its applicable Affiliates shall assign to Buyer or, if designated by Buyer, HRS, all of their rights under any Seller Confidentiality Agreement relating to confidentiality obligations of any Alternate Bidder (and related remedies in the event such Alternate Bidder breaches such obligations) with respect to any “Evaluation Materials” (as such term is defined in the Confidentiality Agreement) that are related to HRS or the Business, to the extent such rights are assignable or the assignment thereof would not violate any confidentiality provision of any such Confidentiality Agreement. Following the Closing, to the extent such rights are not assignable to Buyer or, if designated by Buyer, HRS, or the assignment thereof would violate any confidentiality provision thereunder, Seller shall promptly notify Buyer in writing in the event it becomes aware of a breach of any Seller Confidentiality Agreement, and, if so directed by Buyer, shall enforce its rights under such Seller Confidentiality Agreement for Buyer’s benefit, at Buyer’s sole expense.
Section 8.17 Resignations. Seller shall cause the managers of HRS, as specified in writing by Buyer at least five (5) Business Days prior to the Closing Date, to resign such positions, effective as of the Closing.
Section 8.18 Bank Accounts. Prior to the Closing, Seller and its Affiliates shall change, effective as of the Closing, the individuals authorized to draw on or having access to the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by HRS to the

Exhibit 2.01

individuals designated in writing by Buyer at least ten (10) Business Days prior to the Closing Date.
Section 8.19 Electronic Data Room. From and after the Closing, Seller and its Affiliates and their respective Representatives shall cease to have access to the virtual data site at https://datasite.merrillcorp.com; provided, however, that Seller’s legal department shall be permitted to (a) retain, solely for archival purposes, one CD-ROM containing the contents of such virtual data site as of the Closing Date and (b) subject to Section 8.4(e), utilize the contents of such CD-ROM to the extent relating to any Claim Notice by a Buyer Indemnified Person for indemnification pursuant to Article XI or Section 12.4.
Section 8.20 Investment Assets.
(a)    Notwithstanding anything in this Section 8.20 to the contrary, from the date of this Agreement to the Closing Date, Seller shall not permit Cedant to sell or otherwise dispose of Investment Assets except (i) to fund cash and cash equivalent requirements arising out of the operation of the Business, (ii) to effect the transactions contemplated by this Agreement, (iii) to manage the credit risk related to an Investment Asset to the extent Seller or its Affiliates reasonably determines that such Investment Asset has or may be subject to credit-related impairments or credit-related losses in value or (iv) to cause the Investment Assets to be in compliance with the requirements of the Investment Guidelines and Applicable Law. All sales or other dispositions of Investment Assets contemplated by clauses (i) and (ii) of this Section 8.20(a) shall be effected in accordance with the procedures and guidelines set forth on Section 8.20(a) of the Business Disclosure Schedule. Subject to Section 8.20(b), all sales or other dispositions of Investment Assets contemplated by clauses (iii) and (iv) of this Section 8.20(a) shall be effected with the objective of maintaining the credit quality and effective duration of the Investment Asset portfolio as existed on the date of this Agreement.
(b)    In order for any investment asset of Cedant acquired after the date of this Agreement to qualify as an Investment Asset eligible for deposit by Cedant, on behalf of Buyer, to the Trust Account pursuant to Section 3.3(b), such investment asset shall be required to meet the criteria set forth on Section 8.20(b) of the Business Disclosure Schedule. Notwithstanding anything in this Section 8.20 to the contrary, in no event shall Seller permit Cedant to take any action with respect to the Investment Assets that would result in the failure of the Investment Assets to be deposited on the Closing Date by Cedant, on behalf of Buyer, to the Trust Account pursuant to Section 3.1(a) of the Reinsurance Agreement to meet the requirements of the Investment Guidelines as of the Closing.
(c)    Seller shall, within ten (10) Business Days following the end of each calendar month during the period from the date of this Agreement to the Closing Date, deliver to Buyer (i) a list of the Investment Assets to be deposited on the Closing Date by Cedant, on behalf of Buyer, to the Trust Account pursuant to Section 3.1(a) of the Reinsurance Agreement, including the Fair Market Value thereof, determined as of the close of business (New York City time) on the last day of the preceding calendar month, (ii) a list of the Investment Assets sold or otherwise disposed of during the preceding month and a description of the basis for such sale or disposition, and (iii) a list of the Investment Assets acquired by Cedant during the preceding month.

Exhibit 2.01

(d)    In connection with the matters contemplated by Section 3.3(b) and to effect the deposit of Investment Assets to the Trust Account at the Closing, Seller shall cause Cedant to (i) transfer all book-entry securities pursuant to the book-entry system and (ii) for all non-book-entry securities, (A) execute and deliver such customary documents, bond powers, endorsements, instruments, certificates, assignments, UCC-3 filings and other writings, in each case, without representations, warranties or recourse (other than as expressly provided in this Agreement), including the original promissory note or other instrument evidencing such security, in each case pursuant to documentation in form and substance reasonably satisfactory to Buyer (collectively, the “Investment Asset Transfer Documents”), and (B) take or cause to be taken, in consultation with Buyer, such other reasonable and customary actions necessary, proper or advisable under Applicable Laws, in consultation with Buyer, or otherwise to consummate and make effective the transfer of such non-book-entry securities. In connection with the foregoing, at the Closing Seller shall cause Cedant to transfer to Buyer all Business Records relating to the foregoing Investment Assets, including all Securities Documents. Seller shall, and shall cause its Affiliates to, use reasonable best efforts to cause all such Investment Assets described in Section 8.20(d)(i) to be registered or recorded, as applicable, in the name of the Trustee in its capacity as such under the Trust Agreement, or otherwise as directed by Buyer in accordance with the terms of the Trust Agreement, effective as of the Closing. Following the Closing, Seller shall, and shall cause its Affiliates to, use reasonable best efforts to cause such registration or recording to be completed for all such Investment Assets not so registered or recorded as of the Closing. With respect all Investment Assets described in Section 8.20(d)(ii), Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to cause such Investment Assets to be registered or recorded, as applicable, in the name of the Trustee in its capacity as such under the Trust, or as otherwise determined by Buyer in accordance with the terms of the Trust Agreement, and Seller shall cooperate with Buyer in registering or recording, as applicable, such Investment Assets, as soon as reasonably practicable after the Closing. All costs and expenses in connection with the transfer of the Investment Assets pursuant to this Section 8.20(d) and Section 8.20(e) shall be borne by Seller, including any costs and expenses incurred by Buyer, provided that such costs and expenses shall be limited to Buyer’s reasonable and documented out-of-pocket expenses and shall not include costs and expenses of outside counsel.
(e)    In connection with the matters contemplated by Section 3.3(b), and to effect the deposit of Investment Assets to the Trust Account at the Closing, Seller shall cause Cedant to sell, assign, transfer, convey and deliver, on behalf of Buyer, to the Trustee under the Trust Agreement, with a copy to Buyer, in such capacity, or otherwise as directed by Buyer in accordance with the terms of the Trust Agreement, all of Cedant’s right, title and interest, as Lender, in and to each of the Real Estate Loans and the Real Estate Loan Documents (the “Real Estate Loan Transfer”). In connection with such Real Estate Loan Transfer, Seller shall cause Cedant to: (i) execute and deliver such reasonable and customary documents, allonges, endorsements, instruments, certificates, assignments and other writings, in each case, in recordable form (as applicable) and without representations, warranties or recourse (other than as expressly provided in this Agreement), including: (A) the original promissory note or other instrument; (B) allonges; (C) an assignment of mortgage or deed of trust, as applicable, in proper recordable form for the jurisdiction in which the mortgaged property is located; (D) an assignment of the non-recordable documents; and (E) UCC-3 filings; (ii) furnish and provide, on behalf of Buyer, to the Trustee under the Trust Agreement, in such capacity, or otherwise as directed by Buyer in accordance with the terms of the Trust Agreement, originals or copies, as

Exhibit 2.01

applicable, of all other Real Estate Loan Documents in Cedant’s or its Affiliates’ possession or control; (iii) cause all recordable assignments of mortgages or deeds of trust and UCC-3 filings to be recorded or filed, as applicable, in the jurisdiction in which the mortgaged property is located or other applicable filing office; and (iv) take or cause to be taken, in consultation with Buyer, all such other reasonable and customary actions necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective the Real Estate Loan Transfer. Except for (1) the agreements identified in Section 5.5(a) of the Business Disclosure Schedule and (2) any servicing agreements that Buyer, prior to the Closing, requests to Seller not to be terminated, Seller shall cause all servicing agreements relating to the Real Estate Loans to be terminated as of the Closing. Seller shall, and shall cause Cedant to, satisfy all applicable transfer requirements and procedures under the Real Estate Loan Documents in connection with the Real Estate Loan Transfer, which shall include sending notices of the transfer of each Real Estate Loan to the applicable obligor and any other parties entitled to such notice.
(f) Not later than four (4) Business Days following Buyer’s receipt of the Investment Assets List pursuant to Section 2.3(a)(v), Buyer shall be permitted to require Seller to cause Cedant to substitute any Investment Asset that would, in Buyer’s reasonable judgment, which is developed in consultation with KPMG LLP (or, if applicable, such other nationally recognized accounting firm that has replaced KPMG LLP), result in a reduction in Buyer’s statutory surplus immediately after giving effect to the Closing as a result of a credit-related impairment to such Investment Asset or its associated interest maintenance reserves (a “Disqualified Investment Asset”) with cash or short-term investment assets with a Statutory Book Value equal to the Statutory Book Value on Cedant’s statutory statements of the investment asset being so replaced and that meets the requirements of the Investment Guidelines, in which event Seller shall cause Cedant to so substitute such Disqualified Investment Asset prior to the Closing. Notwithstanding anything herein to the contrary, (i) in determining whether any Investment Asset meets the criteria of a Disqualified Investment Asset, the Parties shall not be permitted to take into account facts or circumstances existing on or prior to the date of this Agreement, (ii) any substitutions pursuant to this Section 8.20(f) shall be effected prior to the selection of Investment Assets pursuant to Section 3.3(b) and (iii) any failure to satisfy the duration requirements of the Investment Guidelines due to a substitution required under this Section 8.20(f) shall not be considered a failure to meet the Investment Guidelines.
Section 8.21 Replacement Assets and Contracts.
(a) Notwithstanding any other provision of this Agreement to the contrary, including Section 7.4(b) and Schedule 1.1(a) but subject to Section 8.21(b), the costs and expenses (including applicable Taxes and delivery charges) of Buyer and its Affiliates procuring the following Information Technology, Software and Contracts shall be borne equally by Seller, on the one hand, and Buyer on the other hand:
(i) Tangible Information Technology procured by Buyer or its Affiliates to replace tangible Information Technology owned or leased by Seller or its Affiliates, used in connection with the Business during the twelve (12) months prior to the Closing and that is not included in the Acquired Assets; provided that (A) Buyer shall consult with Seller and provide Seller with at least thirty (30) days prior written notice of its intention to replace such tangible Information Technology and

Exhibit 2.01

Seller shall have no obligation to bear any such costs and expenses if, within such thirty (30) day period, Seller transfers such tangible Information Technology to Buyer at no additional cost or expense to Buyer (provided that such transferred tangible Information Technology is of a level of quality and performance at least equivalent to the level of quality and performance used in connection with the Business in the twelve (12) months prior to the date of this Agreement), in which event such transferred tangible Information Technology shall be an Acquired Asset for all purposes hereunder, (B) such replacement tangible Information Technology procured by Buyer or its Affiliates is of a level of quality and performance not materially superior, when compared with other tangible Information Technology commercially available for the same purposes at the time it is procured, to the level of quality and performance of the replaced tangible Information Technology, when compared with other tangible Information Technology commercially available for the same purposes at the time it was acquired by Seller or its Affiliates, and (C) Seller shall have no obligation to bear any such costs and expenses if the tangible Information Technology included in the Acquired Assets at the Closing or transferred to Buyer pursuant to this Section 8.21(a)(i) provides Buyer and its Affiliates with at least equivalent aggregate capacity, functionality, quality and performance as was used in connection with the Business during the twelve (12) months prior to the date of this Agreement;
(ii)    Software procured or licensed by Buyer or its Affiliates to replace Software owned by Seller or its Affiliates, used in connection with the Business during the twelve (12) months prior to the Closing and that is not included in the Acquired Assets or licensed to Buyer pursuant to the Software License Agreement; provided that (A) Buyer shall consult with Seller and provide Seller with at least thirty (30) days prior written notice of its intention to replace such Software, and Seller shall have no obligation to bear any such costs and expenses if, within such thirty (30) day period, Seller notifies Buyer in writing that Seller elects, and Buyer agrees (such agreement not to be unreasonably withheld, conditioned or delayed), to license to Buyer pursuant to the Software License Agreement, at no additional cost or expense to Buyer, the Software to be replaced and the Software License Agreement is amended to include the license of such Software to Buyer on the same terms and conditions as the other Software licensed pursuant to the Software License Agreement, and (B) the costs and expenses to be borne by Seller and Buyer shall include the costs and expenses paid by Buyer to any third Person to permit the use in connection with the Business of any Software otherwise used by Buyer or its Affiliates in the operation of their other respective businesses as a replacement for any Software owned by Seller or its Affiliates that is the subject of this Section 8.21(a)(ii); and
(iii)    Contracts entered into by Buyer or its Affiliates to replace an Enterprise Contract or a Contract to which Seller or an Affiliate is, or during the twelve (12) months prior to the Closing was, a party and that is not a Transferred Contract, in each case, pursuant to which products and services were provided to or in support of the Business during the twelve (12) months prior to the Closing; provided, in each case, that (A) Buyer shall consult with Seller and provide

Exhibit 2.01

Seller with at least thirty (30) days prior written notice of its intention to replace such Enterprise Contract or other Contract, including any such Contract that expires in accordance with its terms during the period referenced in Section 8.21(b)(ii), and Seller shall have no obligation to bear any such costs and expenses if, within such thirty (30) day period, Seller notifies Buyer in writing that Seller elects, and Buyer agrees (such agreement not to be unreasonably withheld, conditioned or delayed), to transfer or assign such Enterprise Contract or other Contract to Buyer at no additional cost or expense to Buyer and such Enterprise Contract or other Contract is actually transferred or assigned to Buyer, in which event such Enterprise Contract or other Contract shall be deemed a Transferred Contract for all purposes hereunder, and (B) the costs and expenses to be borne by Seller and Buyer shall include the costs and expenses paid by Buyer to the applicable vendor under the Enterprise Contract or other Contract to permit the use in connection with the Business of any products and services under an existing Contract between Buyer or its Affiliates and such vendor as a replacement for any products and services provided under an Enterprise Contract or other Contract that is the subject of this Section 8.21(a)(iii).
(b) Seller’s obligation to bear costs and expenses pursuant to Section 8.21(a) is subject to the following limitations:
(i)    Seller’s obligation is limited to costs and expenses arising out of the procurement, license or lease by Buyer or its Affiliates and does not extend to (A) any costs or expenses incurred by Buyer or its Affiliates in connection with implementing and/or integrating such tangible Information Technology, Software, product, service or asset into the Business or Buyer’s or its Affiliates’ operations, and (B) ongoing license, lease, maintenance or other fees or charges paid or payable by Buyer or its Affiliates for the use or receipt of such tangible Information Technology, Software, product, service or asset;
(ii)    Buyer must identify any tangible Information Technology, Software, product, service or asset for which it intends to seek reimbursement from Seller in connection with the replacement thereof within twelve (12) months after the expiration or termination of the Transition Services Agreement; and
(iii)    Seller shall not be obligated to bear any costs and expenses incurred in connection with the procurement, license or lease by Buyer or its Affiliates with respect to tangible Information Technology, Software, products, services and assets used in connection with the Business during the twelve (12) months prior to the Closing if, and only to the extent that, such tangible Information Technology, Software, products, services or assets in connection with Business has been used exclusively in connection with providing any Excluded Services (as defined in the Transition Services Agreement).
(c) To the extent that any Third Party Consent is required in connection with the transfer or assignment of any of the assets or Contracts described in Section 8.21(a), the

Exhibit 2.01

Parties agree that any costs and expenses payable to third parties in connection with the procurement of any such Third-Party Consents shall be subject to Section 7.4(b)(i).
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
The obligations of Buyer under this Agreement to consummate the Closing shall be subject to the satisfaction or waiver (by Buyer), at or prior to the Closing, of the following conditions:
Section 9.1    Representations and Warranties; Covenants.
(a)    Each of the covenants, agreements and obligations in this Agreement to be performed or complied with by Seller or its Affiliates at or prior to the Closing shall have been performed or complied with in all material respects.
(b)    (i) Each of the representations and warranties of Seller contained in Sections 4.1, 4.2(a), 5.1, 5.2(a), 5.3(a), 5.3(b) and 5.3(c)(i) (collectively, the “Seller Specified Representations”) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though made on the Closing Date; and (ii) each of the representations and warranties of Seller contained in this Agreement (other than the Seller Specified Representations) shall be true and correct (without regard to any references to “material” or “Material Adverse Effect” or any other similar qualifier) on and as of the date hereof and on and as of the Closing Date as though made on the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), except where the failures of such representations and warranties referenced in clause (ii) to be true and correct, taken together, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed on behalf of Seller by a duly authorized executive officer of Seller, certifying the satisfaction of the conditions in Section 9.1(a) and Section 9.1(b) (which certificate shall not impose any personal liability on such officer).
Section 9.2 Governmental Consents. All Governmental Consents required to be made or obtained prior to the Closing that are set forth in Schedule 9.2 shall have been made or obtained, as applicable, shall be in full force and effect, and, if applicable, any applicable waiting period in respect thereof shall have expired or been terminated without disapproval thereof.
Section 9.3    No Restraint.
(a) No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law restraining, enjoining, impeding or otherwise prohibiting or making unlawful the Closing or the transactions contemplated by this Agreement or the Ancillary Agreements.

Exhibit 2.01

(b) There shall not be any pending Action by any Governmental Body challenging or seeking to restrain, enjoin, impede or otherwise prohibit the Closing or the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 9.4 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, change, effect or event that has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
The obligations of Seller under this Agreement to consummate the Closing shall be subject to the satisfaction or waiver (by Seller), on or prior to the Closing Date, of the following conditions:
Section 10.1 Representations and Warranties; Covenants.
(a)    Each of the covenants, agreements and obligations in this Agreement to be performed or complied with by Buyer or its Affiliates at or prior to the Closing shall have been performed or complied with in all material respects.
(b)    (i) Each of the representations and warranties of Buyer contained in Sections 6.1 and 6.2(a) (collectively, the “Buyer Specified Representations”) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though made on the Closing Date; and (ii) each of the representations and warranties of Buyer contained in this Agreement (other than the Buyer Specified Representations) shall be true and correct (without regard to any references to “material” or any other similar qualifier) on and as of the date hereof and on and as of the Closing Date as though made on the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), except where the failures of such representations and warranties referenced in clause (ii) to be true and correct, taken together, would not reasonably be expected to prevent Buyer and its Affiliates from performing their material obligations under this Agreement and the Ancillary Agreements.
(c)    Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed on behalf of Buyer by a duly authorized executive officer of Buyer, certifying the satisfaction of the conditions in Section 10.1(a) and Section 10.1(b) (which certificate shall not impose any personal liability on such officer).
Section 10.2 Governmental Consents. All Governmental Consents required to be made or obtained prior to the Closing that are set forth in Schedule 9.2 shall have been made or obtained, as applicable, shall be in full force and effect, and, if applicable, any applicable waiting period in respect thereof shall have expired or been terminated without disapproval thereof.

Exhibit 2.01

Section 10.3 No Restraint.
(a)    No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law restraining, enjoining, impeding or otherwise prohibiting or making unlawful the Closing or the transactions contemplated by this Agreement or the Ancillary Agreements.
(b)    There shall not be any pending Action by any Governmental Body challenging or seeking to restrain, enjoin, impede or otherwise prohibit the Closing or the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 10.4 No Adverse Buyer Event. Since the date hereof, neither of the following shall have occurred or, solely in the case of clause (a), shall be reasonably expected to occur: (a) Buyer shall have become insolvent or been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or proceedings shall have been instituted against Buyer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy to take possession of its assets or assume control of its operations; or (b) Buyer’s RBC Ratio (as defined in the Reinsurance Agreement) shall have fallen below three hundred percent (300%) as of a quarter-end and Buyer shall not have cured such shortfall as of the forty-fifth (45th) calendar day following such quarter-end.
ARTICLE XI
INDEMNIFICATION
Section 11.1 Indemnification; Remedies.
(a) From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective Representatives and their respective successors and permitted assignees (collectively the “Buyer Indemnified Persons”) from and against any Losses imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Persons to the extent arising from, relating to or in connection with:
(i)    any inaccuracy in or breach of (determined without regard to any references to “material” or “Material Adverse Effect” or any other similar qualifiers, other than with respect to Section 5.7(a), as to which this parenthetical shall not apply) any of Seller’s representations and warranties contained in this Agreement (other than any inaccuracy in or breach of the representations and warranties contained in Section 5.8, which shall be subject to indemnification in accordance with Section 12.4(a)) or any certificate or instrument delivered hereunder;
(ii)    any breach of or failure by Seller or HFSG to perform or comply with any of the covenants or agreements of Seller or HFSG, respectively, contained in this Agreement (other than any breach of or failure to perform any of the covenants contained in Section 7.1(a)(xviii) or Article XII, which shall be subject to indemnification in accordance with Section 12.4(a)); or

Exhibit 2.01

(iii)    any Excluded Liabilities (other than Pre-Closing Taxes, which shall be subject to indemnification in accordance with Section 12.4(a)).
(b) From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, and their respective Representatives and their respective successors and permitted assignees (collectively the “Seller Indemnified Persons”) from and against any Losses imposed on, sustained, incurred or suffered by any of the Seller Indemnified Persons to the extent arising from, relating to or in connection with:
(i)    any inaccuracy in or breach of (determined without regard to any references to “material” or any other similar qualifier) any of Buyer’s representations and warranties contained in this Agreement or any certificate or instrument delivered hereunder;
(ii)    any breach of or failure by Buyer to perform or comply with any of the covenants or agreements of Buyer contained in this Agreement (other than any breach of or failure to perform the covenants contained in Article XII, which shall be subject to indemnification in accordance with Section 12.4(b));
(iii)    any Assumed Liabilities; or
(iv)    any Liability of HRS specifically recorded as a liability on the Final Master Settlement Statement and up to the amount so recorded, except as otherwise subject to indemnification by Seller under Section 11.1(a).
(c) Seller’s and Buyer’s indemnification obligation under Section 11.1(a) and Section 11.1(b), respectively, shall be subject to each of the following limitations:
(i)    With respect to indemnification for Losses arising out of any breach of any representation or warranty contained in this Agreement (other than (x) (A) with respect to Seller, the Seller Specified Representations and Section 5.20, and (B) with respect to Buyer, the Buyer Specified Representations and Section 6.7 (collectively with the representations and warranties described in clause (A), the “Specified Representations”), which shall survive the Closing Date indefinitely or until the latest date permitted by Applicable Law, and (y) with respect to Seller, the representations and warranties made in (A) Section 5.18, which shall survive until the third (3rd) anniversary of the Closing Date, and (B) Section 5.13(j), which shall survive for twenty-five (25) years following the Closing Date), such obligation to indemnify shall terminate on the eighteen (18) month anniversary of the Closing Date unless, before such date, Seller or Buyer, as applicable, has provided the other Party with an applicable Claim Notice;
(ii)    Except with respect to any Specified Representation, there shall be no obligation to indemnify, with respect to Seller, under Section 11.1(a)(i) or, with respect to Buyer, under Section 11.1(b)(i):
(A) for any claim (or series of related claims arising
from the same underlying facts, events or circumstances) where the aggregate

Exhibit 2.01

Losses relating thereto are less than fifty thousand dollars ($50,000) (any such claim or series of related claims, a “De Minimis Claim”);
(B)    until the aggregate of all Losses (other than in respect of De Minimis Claims) for which, but for this clause (B), Seller would be liable under Section 11.1(a)(i) or Buyer would be liable under Section 11.1(b)(i), as applicable, exceeds on a cumulative basis an amount equal to six million dollars ($6,000,000), and then only to the extent of such excess; and
(C)    for any amount in excess of an amount equal to one hundred million dollars ($100,000,000), in the aggregate.
(iii)    Notwithstanding anything contained in this Agreement to the contrary, in the event that any fact, event or circumstance results in payment to Buyer of a Purchase Price Adjustment Amount pursuant to Section 2.3(f) and/or a Reinsurance Settlement Adjustment Amount pursuant to Section 2.3(f), and such fact, event or circumstance would also constitute a breach of or inaccuracy in any of Seller’s representations or warranties under this Agreement, Seller shall have no obligation to indemnify any Buyer Indemnified Person with respect to such breach or inaccuracy to the extent of such Purchase Price Adjustment Amount payment and/or Reinsurance Settlement Adjustment Amount payment, as applicable; and
(iv)    Each Loss shall be reduced by: (A) the net amount of any insurance proceeds actually received by Buyer or any Buyer Indemnified Person or Seller or any Seller Indemnified Person, as the case may be, with respect to such Loss (calculated net of any out-of-pocket expenses incurred by such Person in collecting such amount and net of the amount of any increase in such Person’s and its Affiliates’ next annual insurance premium arising out of such Loss); provided that nothing in this Section 11.1(c)(iv) shall obligate either Party to maintain any insurance); (B) the net amount of any indemnity payment, contribution or other similar payment Buyer or any Buyer Indemnified Person or Seller or any Seller Indemnified Person, as the case may be, actually received from any third party not affiliated with such Indemnified Party with respect to such Loss; and (C) any cash Tax Benefit attributable to such Loss that is actually realized by the Indemnified Party (up to, but not in excess of, the amount of such indemnification payment) in the year of such Loss and in the succeeding year after such indemnification payment is made; provided that each Loss shall be increased to take account of any cash Tax Costs attributable to such indemnification payment that is actually realized by the Indemnified Party in the year of such indemnification and in the succeeding year after such indemnification.
Section 11.2 Notice of Claim; Defense.
(a) If (i) any non-affiliated third party or Governmental Body institutes, threatens or asserts any Action that may give rise to Losses for which a Party (an “Indemnifying Party”) may be liable for indemnification under this Article XI (a “Third-Party Claim”) or (ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) shall have

Exhibit 2.01

a claim to be indemnified by an Indemnifying Party that does not involve a Third-Party Claim, then the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim and to the extent practicable based on then-available information, a good faith estimate of the amount of all related Losses (a “Claim Notice”); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its indemnification obligations under this Article XI except to the extent that the Indemnifying Party is actually prejudiced by the failure of the Indemnified Parties to provide a timely and adequate Claim Notice. Any Claim Notices in respect of a breach of a representation or warranty must be delivered prior to the expiration of any applicable survival period specified in Section 11.1(c)(i) for such representation or warranty; provided that if, prior to such applicable date, the Indemnified Party shall have notified the Indemnifying Party in accordance with the requirements of this Section 11.2(a) of a claim for indemnification under this Article XI (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article XI notwithstanding the passing of such applicable date. Nothing in this Agreement shall impose any time limitation on the delivery of a Claim Notice in respect of a breach or failure to perform a covenant or obligation of a Party hereunder.
(b)    The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party or (ii) the Third-Party Claim would reasonably be expected to result in an injunction or equitable relief against the Indemnified Party that would, in each case, have a material effect on the operation of the business of such Indemnified Party or any of its Affiliates.
(c)    Subject to Section 11.2(b), in the event of a Third-Party Claim, the Indemnifying Party may elect to assume, at its own expense, the defense of a Third-Party Claim and retain counsel reasonably acceptable to the Indemnified Parties to represent such Indemnified Parties in connection with such Third-Party Claim. Subject to Section 11.2(b), the Indemnified Parties may participate, at their own expense and through separate legal counsel of their choice, in the defense of any such Third-Party Claim; provided, however, that the Indemnifying Party shall (i) control the defense of the Indemnified Parties in connection with such Action and (ii) bear the reasonable fees, costs and expenses of such separate counsel if an actual or potential conflict of interest makes representation by the same counsel inappropriate. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of a Third-Party Claim to the extent that such Third-Party Claim is subject to indemnification by the Indemnifying Party under this Article XI. If the Indemnifying Party chooses to assume the defense of any Third-Party Claim, Seller or Buyer (as the case may be) shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate (including, upon the reasonable request of the other Party, making reasonably available books, records and personnel with respect to the subject matter of such Third-Party Claim) with the Indemnifying Party in the defense of such Third-Party Claim. All costs and expenses incurred in connection with such reasonable cooperation shall be borne by the Indemnifying Party. If the Indemnifying Party has assumed the defense of any Third-Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to a settlement,

Exhibit 2.01

compromise or discharge of, or the entry of any judgment arising from, any Third-Party Claim; provided, however, that no such consent shall be required if (i) such settlement, compromise, discharge or entry of any judgment (A) does not involve any finding or admission of any violation of Applicable Law or admission of any wrongdoing or any violation of the rights of any Person and does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party and (B) does not subject the Indemnified Party to any injunctive relief or other equitable remedy and does not encumber any of the assets of any Indemnified Party or result in any restriction or condition that would apply to or affect any Indemnified Party or the conduct of any Indemnified Party’s business and (ii) (A) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such settlement or judgment) and (B) such settlement, compromise, discharge or entry of judgment includes a complete and unconditional release of each Indemnified Party from any and all Liabilities in respect of such Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim, and is in compliance with its obligations under this Section 11.2(c), the Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to such Third-Party Claim or admit to any liability with respect to such Third-Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, delayed or conditioned). If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, then the Indemnified Party shall have the right to assume its own defense (without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement), and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnified Party shall be reimbursed by the Indemnifying Party. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Action that is entered into without its prior written consent (not to be unreasonably withheld, conditioned or delayed).
(d) If there shall be any conflicts between the provisions of this Section 11.2 and Section 12.2(g) (relating to Tax contests), the provisions of Section 12.2(g) shall control with respect to Tax contests.
Section 11.3 No Duplication; Exclusive Remedy.
(a)    Any Liability for indemnification hereunder and under any Ancillary Agreement shall be determined without duplication of recovery by reason of the same Loss.
(b)    Except as provided under (i) the provisions of Section 2.4, (ii) the provisions of Article XII (relating to Tax matters), (iii) the provisions hereof providing for equitable remedies or (iv) the provisions of any Ancillary Agreement, from and after the Closing, the exclusive remedy of Seller, the Seller Indemnified Persons, Buyer and the Buyer Indemnified Persons in connection with a breach of this Agreement (and any certificate or instrument delivered hereunder) and the transactions contemplated hereby (whether under this Agreement or arising under Applicable Law) shall be, in the absence of willful misconduct, willful and material breach or fraud, as provided in this Article XI.

Exhibit 2.01

Section 11.4 Limitation on Set-off. Neither Buyer nor Seller shall have any right to set off any unresolved indemnification claim pursuant to this Article XI against any payment due pursuant to Article II or Article III or any Ancillary Agreement.
Section 11.5 Mitigation. If an Indemnifying Party shall, following receipt of a Claim Notice, request in writing that an Indemnified Party take steps to mitigate its Losses subject to indemnification hereunder by such Indemnifying Party, such Indemnified Party shall use its reasonable best efforts to take, or to cause its Affiliates to take, in consultation with and as directed by such Indemnifying Party, reasonable steps to mitigate such Losses, so long as and to the extent the Indemnifying Party promptly reimburses the Indemnified Party for any reasonable, out-of-pocket costs and expenses incurred by the Indemnified Party in taking such mitigation steps hereunder. In the event that such a written request is not made by an Indemnifying Party and an Indemnified Party determines to mitigate its Losses that are subject to indemnification hereunder by the Indemnifying Party, the Indemnified Party shall be entitled to prompt reimbursement for any reasonable, out-of-pocket costs and expenses incurred by such Indemnified Party in providing its mitigation actions. Notwithstanding anything to the contrary herein or under Applicable Law, no Buyer Indemnified Person shall be required to take any action, or omit to take any action, in connection with the potential mitigation of any Loss imposed on, sustained, incurred or suffered by any such Buyer Indemnified Person to the extent arising from, relating to in connection with any Excluded Liability unless Seller advances such Buyer Indemnified Person’s costs and expenses in connection with any such mitigation actions.
Section 11.6 Recovery by Indemnified Party.
(a)    In any case where an Indemnified Party recovers from a third party not affiliated with such Indemnified Party any amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (net of any out-of-pocket expenses incurred by such Indemnified Party in collecting such amount and net of such Indemnified Party’s estimated increase in such Person’s and its Affiliates’ next annual insurance premium arising out of such Loss (the “Estimated Premium Increase”), but not in excess of (x) the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter, minus (y) the amount of the Estimated Premium Increase. If a payment by an Indemnified Party to an Indemnifying Party is made pursuant to the immediately preceding sentence and the actual increase in such Indemnified Party’s and its Affiliates’ next annual insurance premium arising out of the applicable Loss is more than or less than the amount of the Estimated Premium Increase, the Indemnifying Party or the Indemnified Party, respectively, shall pay to the other the amount by which the actual increase exceeds, or is less than, as applicable, the Estimated Premium Increase.
(b)    If any portion of Losses to be reimbursed by the Indemnifying Party pursuant to this Article XI would reasonably be expected to be recoverable from a third party not affiliated with the relevant Indemnified Party (including under any applicable third-party insurance coverage) based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall reasonably promptly after becoming aware of such fact give notice thereof to the Indemnifying Party and, upon the request of the

Exhibit 2.01

Indemnifying Party, shall use its reasonable best efforts as directed by the Indemnifying Party to collect the amount recoverable from such third party, in which event the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses incurred in connection with such collection. If any portion of Losses actually paid by the Indemnifying Party pursuant to this Article XI would reasonably be expected to have been recoverable from a third party not affiliated with the relevant Indemnified Party (including under any applicable third-party insurance coverage) based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall transfer, to the extent transferable, such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party any amount actually paid by the Indemnifying Party pursuant to this Article XI.
Section 11.7 Right to Indemnification. Notwithstanding any other provision in this Agreement to the contrary, the rights of the Indemnified Parties under this Article XI and Article XII (relating to tax matters) shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, including with respect to any information provided under Section 7.3 and, with respect to the accuracy or inaccuracy of or compliance with, any of the representations and warranties set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty set forth in this Agreement, or on the performance of or compliance with any covenant, agreement, condition and obligation set forth in this Agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants, agreements, conditions and obligations.
Section 11.8 Reserves. Notwithstanding anything to the contrary contained herein, neither Seller nor any of its Affiliates makes any representation or warranty with respect to, and nothing contained in this Agreement, the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of Seller or any of its Affiliates, for any purpose of this Agreement, the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, with respect to: (a) the adequacy or sufficiency of any of the reserves with respect to the Business, (b) other than as set forth in Section 5.6(c), whether or not such reserves were determined in accordance with any actuarial, statutory or other standard, (c) the future profitability of the Business or (d) the effect of the adequacy or sufficiency of such reserves on any “line item” or asset, liability or equity amount.
Section 11.9 Transfer or Funding of Indemnification Obligations. In the event that at any time from the Closing Date through and including the sixth (6th) anniversary thereof, an Indemnifying Party: (a) consolidates with or amalgamates, combines or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation, amalgamation, combination or merger; or (b) sells, transfers, pledges or otherwise disposes of all or substantially all of its properties, assets (including investment assets) or capital stock of its Subsidiaries (whether in one transaction or a series of related transactions) to one or more Persons, then, and in each such case, such Indemnifying Party shall, at its option and after reasonable prior written notice to, and reasonable consultation with, the other Party:

Exhibit 2.01

(i)    cause such Person(s) to assume by a written instrument entered into for the benefit of, and enforceable by, the Indemnified Parties the obligations of such Indemnifying Party set forth in this Article XI and Section 12.4, subject to the terms and conditions set forth herein, which obligations of the assuming Person shall expire on the sixth (6th) anniversary of the Closing Date, other than with respect to any matter that is the subject of a Claim Notice provided by an Indemnified Party on or prior to such sixth (6th) anniversary, it being understood and agreed that after the expiration of any such obligations, the Indemnifying Party who so assigned such obligations shall continue to be responsible therefor;
(ii)    cause an Affiliate of such Indemnifying Party with a senior debt or financial strength rating by any rating agency that assigned a rating to such Indemnifying Party as of the Closing Date that is at least equal to the senior debt or financial strength rating assigned to such Indemnifying Party by such rating agency as of the Closing Date to assume by a written instrument entered into for the benefit of, and enforceable by, the Indemnified Parties the obligations of such Indemnifying Party set forth in this Article XI and Section 12.4, subject to the terms and conditions set forth herein, which obligations of the assuming Person shall expire on the sixth (6th) anniversary of the Closing Date, other than with respect to any matter that is the subject of a Claim Notice provided by an Indemnified Party on or prior to such sixth (6th) anniversary, it being understood and agreed that after the expiration of any such obligations, the Indemnifying Party who so assigned such obligations shall continue to be responsible therefor; or
(iii)    establish and maintain an escrow account with a United States bank or trust company for the benefit of the Indemnified Parties to secure performance by such Indemnifying Party of its obligations under this Article XI and Section 12.4 and deposit into such account an amount equal to the greater of (A) (1) five (5) multiplied by the aggregate amount paid by the Indemnifying Party to all Indemnified Parties pursuant to this Article XI and Section 12.4 during the twenty-four (24) months immediately preceding the closing date of such transaction plus (2) the aggregate amount of all pending indemnification claims made against such Indemnifying Party by or on behalf of all Indemnified Parties pursuant to this Article XI and Section 12.4, and (B) twenty five million dollars ($25,000,000). Such escrow account shall terminate on the sixth (6th) anniversary of the Closing Date, at which time any funds remaining therein shall be released to such Indemnifying Party; provided that if any claims for indemnification under this Article XI or Section 12.4 are pending as of such termination date, then an amount equal to the aggregate amount of such pending claim(s) shall remain in the escrow account, with the amount of any excess funds remaining in the escrow account being released to such Indemnifying Party upon the resolution of each claim in accordance with the terms and conditions set forth in this Article XI or Section 12.4, as applicable. Notwithstanding anything in this Agreement to the contrary, the escrow account described in this Section 11.9(iii) shall not be deemed to be the sole and exclusive remedy of any Indemnified Party pursuant to this Article XI or Section 12.4.

Exhibit 2.01

Section 11.10 Cost of Enforcement. If any claim for indemnification is brought by a Party to this Agreement under this Article XI or Section 12.4, the prevailing Party in any such claim for indemnification shall be reimbursed by the other Party for all of its reasonable attorneys’ fees and costs and expenses incurred in connection with enforcement of such claim, in addition to any other relief to which such prevailing Party may be entitled. For purposes of the foregoing, (a) “prevailing Party” means (i) in the case of the Party initiating the enforcement of rights or remedies, that it recovered substantially all of its claims, and (ii) in the case of the Party defending against such enforcement, that it successfully defended substantially all of the claims made against it, and (b) if neither Party is a “prevailing Party” within the meaning of the foregoing, then neither Party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other Party.
ARTICLE XII
TAX MATTERS
Section 12.1 Transfer Taxes. All Transfer Taxes imposed by any Tax Authority in connection with this Agreement and any other transactions contemplated hereby shall be borne equally by Buyer and Seller, whether levied on Seller, Buyer or their respective Affiliates.
Section 12.2 Tax Returns and Covenants.
(a)    Seller shall prepare and file all Tax Returns with the appropriate federal, state, local and foreign Tax Authorities relating to HRS for all Pre-Closing Tax Periods and shall pay all Taxes due with respect to such Tax Returns. Seller shall include the income of HRS (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss accounts taken into income under Treasury Regulations Section 1.1502-19) on Seller’s consolidated federal income Tax Returns for all Pre-Closing Tax Periods and pay any federal income Taxes attributable to such income. Buyer shall cause HRS to furnish Tax information to Seller for the period that includes the Closing Date in accordance with Seller’s past custom and practice. The income of HRS shall be apportioned to the Pre-Closing Tax Period and the period after the Closing Date by closing the books of HRS as of the end of the Closing Date.
(b)    Buyer shall prepare and file, or cause to be prepared and filed, all Straddle Tax Returns required to be filed by HRS and shall cause HRS to pay the Taxes shown to be due thereon; provided that Seller shall promptly reimburse Buyer for the portion of such Tax that relates to a Pre-Closing Tax Period. Seller will furnish to Buyer all information and records reasonably requested by Buyer for use in preparation of any Straddle Tax Returns. Buyer shall allow Seller to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at any time during the sixty (60) day period immediately preceding the filing of such Tax Return. Buyer and Seller agree to cause HRS to file all Tax Returns for any Straddle Period on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Tax Authority will not accept a Tax Return filed on that basis.

Exhibit 2.01

(c)    In the case of any Straddle Period, (i) real, personal and intangible property Taxes (“Property Taxes”) with respect to the Acquired Assets or the assets of HRS for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of HRS (other than Property Taxes) for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date (and, for such purpose, the taxable period of any partnership or other pass-through entity in which HRS holds a beneficial interest shall be deemed to terminate at such time).
(d)    Seller will cause any Tax Sharing Arrangement involving HRS to be terminated effective prior to or as of the Closing Date, to the extent any such arrangement relates to HRS, and after the Closing Date HRS shall have no obligation under any such arrangement for any past, present or future period. To the extent any payments are due under any Tax Sharing Arrangement described above, such payments shall be settled prior to the Closing Date.
(e)    Seller and Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to HRS, the Business and the Acquired Assets (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return. Seller and Buyer shall reasonably cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to HRS. For the avoidance of doubt, nothing herein shall require Seller to provide Buyer access to any federal, state or local consolidated income Tax Return that includes Seller or its Affiliates (other than as such information solely relates to HRS). Any information obtained under this Section 12.2(e) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.
(f)    Without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), none of Buyer or its Affiliates shall, to the extent it may affect Seller and its relevant Subsidiaries with respect to Pre-Closing Tax Periods, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement or any other agreement or arrangement with any Tax Authority, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment. This Section 12.2(f) shall not apply to any action in the Ordinary Course of Business to the extent consistent with the most recent past practices of Seller or its relevant Subsidiaries.
(g)    (i) Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates or, after the Closing Date, HRS, of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any taxable period

Exhibit 2.01

ending on or before the Closing Date or any Straddle Period or relating to a Tax for which Seller may be liable pursuant to this Agreement, provided that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent such failure directly results in an increase in the amount for which Seller is liable under Section 12.4(a). Seller shall promptly notify Buyer in writing upon receipt by Seller, any of its Affiliates or, prior to the Closing Date, HRS, of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the Business or the Acquired Assets for any taxable period beginning after the Closing Date or any Straddle Period or relating to a Tax for which Buyer may be liable pursuant to this Agreement, provided that failure to comply with this provision shall not affect Seller’s right to indemnification hereunder except to the extent such failure directly results in an increase in the amount for which Buyer is liable under Section 12.4(b).
(ii)    Seller shall have the sole right to represent HRS’ interests in any Tax audit or administrative or court proceeding relating to a taxable period ending on or before the Closing Date or relating to a Tax for which Seller otherwise may be liable pursuant to this Agreement, and to employ counsel of Seller’s choice at Seller’s expense; provided that Buyer shall be permitted, at Buyer’s expense, to be present at, and to participate in, any such audit or proceeding. Notwithstanding the foregoing, Seller shall not be entitled to settle after the Closing Date, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect in any material respect the liability for Taxes of Buyer or of HRS relating to any taxable period ending after the Closing Date for which Buyer must indemnify Seller pursuant to Section 12.4(b) without the prior written consent of Buyer. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that Seller has indemnified Buyer against the effects of any such settlement.
(iii)    Buyer shall have the sole right to represent HRS’ interest in any Tax audit or administrative or court proceeding relating to a taxable period beginning after the Closing Date or relating to a Tax for which Buyer otherwise may be liable pursuant to this Agreement, and to employ counsel of Buyer’s choice at Buyer’s expense; provided that Seller shall be permitted at Seller’s expense, to be present at, and to participate in, any such audit or proceeding. Notwithstanding the foregoing, Buyer shall not be entitled to settle after the Closing Date, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect in any material respect the liability for Taxes of Seller or of HRS relating to any taxable period for which Seller must indemnify Buyer pursuant to Section 12.4(a) without the prior written consent of Seller. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that Buyer has indemnified Seller against the effects of any such settlement.
(iv)    Buyer shall have the sole right to represent HRS’ interest in any Tax audit or administrative or court proceeding relating to any Straddle Period, and to employ counsel of Buyer’s choice at Buyer’s expense; provided that Seller shall be permitted at Seller’s expense, to be present at, and to participate in, any such audit or proceeding. Notwithstanding the foregoing, Buyer shall not be entitled to settle after the Closing Date, either administratively or after

Exhibit 2.01

the commencement of litigation, any claim for Taxes which would adversely affect in any material respect the liability for Taxes of Seller or of HRS relating to any taxable period for which Seller must indemnify Buyer pursuant to Section 12.4(a) without the prior written consent of Seller. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that Buyer has indemnified Seller against the effects of any such settlement.
Section 12.3 Tax Characterizations of Adjustments. Seller and Buyer agree to treat, and to cause their respective Affiliates to treat, all payments made either to or for the benefit of the other under any indemnity provisions of this Agreement and for any misrepresentations or breach of representations and warranties or covenants as adjustments to the Purchase Price and the Ceding Commission for all Tax purposes and that such treatment shall govern for purposes hereof.
Section 12.4 Tax Indemnification and Parties’ Responsibility.
(a)    Seller and its relevant Subsidiaries are and shall remain solely responsible for, and shall jointly and severally indemnify and hold harmless each Buyer Indemnified Person from and against (i) all Pre-Closing Taxes (or the non-payment thereof), (ii) Seller’s portion of any Taxes as determined in Section 12.1 and (iii) all Taxes or Losses imposed on or with respect to Buyer or its Affiliates or HRS, arising from or relating to any breach by Seller or its Affiliates of any covenant under this Article XII or Section 7.1(a)(xviii) or any representation or warranty under Section 5.8 (determined without regard to any references to “material” or “Material Adverse Effect” or any other similar qualifiers). To the extent there are Tax assets or attributes of HRS generated during a taxable period (or portion thereof) ending on or before the Closing Date that are permitted, under Applicable Law, to reduce Taxes imposed on or with respect to Seller, a Subsidiary of Seller or HRS for taxable periods (or portions thereof) ending on or before the Closing Date, such Tax assets or attributes shall be used to reduce such Taxes.
(b)    Buyer and its relevant Subsidiaries shall be solely responsible for, and shall jointly and severally indemnify and hold harmless each Seller Indemnified Person from and against (i) all Taxes imposed on or with respect to HRS, the Acquired Assets or the Business, as applicable (A) for taxable periods beginning after the Closing Date and (B) with respect to Straddle Periods, for the portion of such Taxes allocable to the period beginning after the Closing Date (as determined under Section 12.2(c)), (ii) Buyer’s portion of any Taxes as determined in Section 12.1, and (iii) all Taxes imposed on or with respect to Seller or its Affiliates, HRS, the Acquired Assets or the Business, arising from or relating to any breach by Buyer or its Affiliates of any covenant under this Article XII.
(c)    The indemnities provided for in the preceding Section 12.4(a) and Section 12.4(b) shall survive until thirty (30) days following the expiry of the applicable statute of limitations in respect of the Taxes subject to indemnification as provided herein.
(d)    Amounts indemnifiable under this Section 12.4 shall be (i) reduced by any cash Tax Benefit attributable to any adjustment that gives rise to such indemnifiable amount that is actually realized by the indemnified party (up to, but not in excess of, the amount

Exhibit 2.01

of such indemnification payment) in the year of the loss and in the succeeding year after such indemnification payment is made, and (ii) increased by any cash Tax Costs attributable to such indemnified amount that is actually realized by the Indemnified Party in the year of indemnification and in the succeeding year after such indemnification. For purposes of this Section 12.4(d) and Section 11.1(c)(iv), a “Tax Benefit” means the amount by which the Tax liability of an indemnified party or compensated party is reduced on an actually realized basis (through a reduction in current cash Tax Liability), and “Tax Cost” means the amount by which the Tax liability of an indemnified party or compensated party is increased on an actually realized basis (through an increase in current cash Tax Liability).
Section 12.5 Tax Refunds.
(a)    Any Tax refund (including any interest in respect thereof) received by Buyer or HRS, and any amounts credited against Tax to which Buyer or HRS becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period, or portion thereof, for which Seller is liable pursuant to Section 12.4(a), shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within ten (10) days after receipt of such credit or entitlement thereto. Buyer shall pay Seller interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 12.5(a).
(b)    Any Tax refund (including any interest in respect thereof) received by Seller, and any amounts credited against Tax to which Seller becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period, or portion thereof, for which Buyer is liable pursuant to Section 12.4(b), shall be for the account of Buyer and Seller shall pay over to Buyer any such refund or the amount of any such credit within thirty (30) days after receipt of such credit or entitlement thereto. Seller shall pay Buyer interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 12.5(b).
Section 12.6 Purchase Price Allocation.
(a) The Parties agree that the Purchase Price (including, for these purposes, any other consideration paid to Seller hereunder, including any Assumed Liabilities and the Ceding Commission) (the “Allocable Amount”) shall be allocated for all Tax purposes among the Transferred Equity Interests, the Covered Insurance Policies and the Acquired Assets in respect of the Business in accordance with the fair market values of the Transferred Equity Interests, the Covered Insurance Policies and the Business as mutually agreed between Seller and Buyer and reflected on an allocation schedule (the “Allocation Schedule”). The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Buyer and Seller shall use their reasonable best efforts to negotiate and agree on a final allocation of the Allocable Amount (the “Final Allocation”) within one-hundred and twenty (120) days following the Closing. Buyer and Seller each agrees to file Internal Revenue Service Form 8594 (or any successor form), and all federal, state, local and foreign Tax Returns, in accordance with the Final Allocation, as finally agreed by Buyer and Seller or as determined under Section 12.6(b). Buyer and Seller each agrees to provide the other promptly with any other information required to complete Form 8594 (or any successor form).

Exhibit 2.01

(b) If for any reason Seller and Buyer are unable to agree on the Final Allocation in accordance with Section 12.6(a), then Seller and Buyer may submit their disagreement concerning the Final Allocation to final and binding arbitration in the same manner provided for Adjustment Disputes by Section 2.4(f) above, except as modified herein. Either Buyer or Seller may submit such disagreement if, for any reason, Buyer and Seller are unable to agree on a Final Allocation within one-hundred and twenty (120) days following the Closing, as provided in Section 12.6(a). The sole arbitrator, a partner at an Accounting Firm appointed pursuant to Section 2.4(f)(i) above, shall, based solely on information provided by Seller and Buyer, and not by independent review, resolve only those issues in dispute with respect to the Final Allocation. The decision of the sole arbitrator shall be final and binding, shall be in accordance with the provisions of this Section 12.6 and shall be the exclusive remedy of the Parties with respect to any disputes arising with respect to the Final Allocation. In the event the sole arbitrator concludes that one Party was correct as to sixty-five percent (65%) or more (by dollar amount) of the disputed items, then the other Party shall pay the Accounting Firm’s fees, costs and expenses. In the event the sole arbitrator fails to make such conclusion, then each Party shall pay one-half the Accounting Firm’s fees, costs and expenses. Any subsequent allocations necessary as a result of payments made pursuant to this Agreement shall be made in a manner consistent with the Final Allocation as finally determined pursuant to this Section 12.6. For all Tax purposes, Seller and Buyer agree to (i) report, and cause their respective Affiliates to report, the transactions contemplated by this Agreement in a manner consistent with the Final Allocation, which shall be binding upon Seller and Buyer and their respective Affiliates, and (ii) not take any position inconsistent therewith in any Tax Return, Tax filing, audit, refund claim or otherwise.
ARTICLE XIII
TERMINATION
Section 13.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by the mutual written consent of Buyer and Seller;
(b)    by Buyer if Seller (i) breaches or fails to perform or comply with any covenants, agreements, conditions or obligations in this Agreement that are required to be performed or complied with by it prior to the date of such termination, or (ii) breaches any of its representations or warranties contained herein or if any such representations or warranties become inaccurate, in each case, such that would reasonably be expected to result in the conditions to the Closing set forth in Section 9.1(a) or Section 9.1(b) not being satisfied; provided that, if curable, Seller shall have failed to cure such breach within thirty (30) days after receipt of written notice from Buyer requesting such breach to be cured (or such lesser period if such 30-day period would otherwise lapse beyond the Termination Date);
(c)    by Seller if Buyer (i) breaches or fails to perform or comply with any covenants, agreements, conditions or obligations in this Agreement that are required to be performed or complied with by it prior to the date of such termination, or (ii) breaches any of its representations or warranties contained herein or if any such representations or warranties

Exhibit 2.01

become inaccurate, in each case, such that would reasonably be expected to result in the conditions to the Closing set forth in Section 10.1(a) or Section 10.1(b) not being satisfied; provided that, if curable, Buyer shall have failed to cure such breach within thirty (30) days after receipt of written notice from Seller requesting such breach to be cured (or such lesser period if such 30-day period would otherwise lapse beyond the Termination Date);
(d)    by Buyer or Seller if any Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law or non-appealable Governmental Order restraining, enjoining, impeding or otherwise prohibiting or making unlawful the Closing or the transactions contemplated by this Agreement or the Ancillary Agreements; or
(e)    by Buyer or Seller if the Closing shall not have occurred on or before May 1, 2013 (the “Termination Date”); provided, however, that if the last of the conditions set forth in Article IX and Article X (excluding conditions that, by their terms, cannot be satisfied until the Closing) are satisfied or waived on any of the last three (3) Business Days of April 2013, then the Termination Date will be extended until June 3, 2013.
Notwithstanding anything in this Section 13.1 to the contrary, neither Party may terminate this Agreement pursuant to subsections (b), (c), (d) or (e) above if its failure to perform or comply with any of its covenants, agreements, conditions or obligations, or the breach or inaccuracy of any of its representations or warranties, under this Agreement has been the principal cause of, or has resulted in, the event or condition purportedly giving rise to a right to terminate this Agreement under such subsection.
Section 13.2 Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 13.1 (other than Section 13.1(a)) shall give written notice of such termination to the other Party to this Agreement.
Section 13.3 Exclusive Remedies; Effect of Termination.
(a)    Without limiting the remedies available to the Parties following the termination of this Agreement pursuant to Section 13.3(b), prior to the earlier of the Closing or the termination of this Agreement, the sole and exclusive remedy of each Party for any breach or inaccuracy of any representation or warranty of the other Party contained in this Agreement or any certificate or instrument delivered by the other Party hereunder shall be refusal to close the transactions contemplated hereunder in accordance with Section 9.1(b) or Section 10.1(b), as applicable, and termination of this Agreement in accordance with this Article XIII; provided, however, that nothing in this Section 13.3(a) will relieve any Party hereto from Liability arising out of any willful misconduct, willful and material breach or fraud by such Party of any of its representations, warranties, covenants or other agreements contained in this Agreement.
(b)    In the event that this Agreement shall be terminated pursuant to this Article XIII, this Agreement shall forthwith become null and void and of no further force and effect and no Party shall have any Liability to any other Party hereto or their respective Affiliates, shareholders, directors, officers, partners, managers, employees, representatives, agents or controlling persons (within the meaning of Section 15 of the Securities Act and

Exhibit 2.01

Section 20 of the Exchange Act); provided, however, that nothing in this Article XIII will relieve any Party hereto from Liability arising out of any willful misconduct, willful and material breach or fraud by such Party of any of its representations, warranties, covenants or other agreements contained in this Agreement; provided further that Article I, this Section 13.3, Article XIV (other than Section 14.1 and Section 14.2) and any confidentiality obligations of the Parties (arising under this Agreement or under the Confidentiality Agreement) shall remain in full force and effect and shall survive the termination of this Agreement.
ARTICLE XIV
GENERAL PROVISIONS
Section 14.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, other than Specified Representations, shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made for such representations and warranties pursuant to Article XI or Section 12.4, as applicable (at which time such representations and warranties shall terminate, except as otherwise provided in Section 11.2(a)). All Specified Representations shall survive indefinitely or until the latest date permitted by Applicable Law.
Section 14.2 Remedies. Each Party agrees that any failure to perform, or breach of its obligations under this Agreement will result in irreparable injury to the other Party, that the remedies available to such other Party at law alone will be an inadequate remedy for such failure or breach and that, in addition to any other legal or equitable remedies that such other Party may have, such other Party may seek to enforce its rights in court by an Action for specific performance and the Parties expressly waive the defense that a remedy in damages will be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an order or injunction to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties further agree that (a) by seeking any remedy provided for in this Section 14.2, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 14.2 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 14.2 before exercising any other right under this Agreement.
Section 14.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflict of laws principles that might lead to the application of the laws of another jurisdiction); provided, however, for the avoidance of doubt, Sections 5-1401 and 5-1402 of the General Obligations Law shall apply.
Section 14.4 Jurisdiction; Venue. Subject to Sections 2.4 and 12.6(b), each of the Parties hereto irrevocably agrees that any and all Actions arising out of, relating to or in connection with this Agreement or the transactions contemplated by this Agreement or the formation, breach, termination or validity of this Agreement brought by any other Party or its

Exhibit 2.01

successors or assigns, shall be brought and determined exclusively in the courts of the United States of America for the Southern District of New York or, in the event that such courts do not have subject matter jurisdiction over such Action, in the courts of the State of New York located in the Borough of Manhattan, The City of New York. Each of the Parties agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 14.6, or in such other manner as may be permitted by Applicable Law, will be valid and sufficient service thereof. Each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement or the transactions contemplated by this Agreement or the formation, breach, termination or validity of this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Agreement, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the Action should be dismissed on the basis of forum non conveniens, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 14.5 Jury Waiver. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD-PERSON CLAIM OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 14.5.
Section 14.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day of transmission if sent via electronic mail to the email address given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, or (d) on the second Business Day after delivery to an overnight courier (such as Federal Express) or an overnight mail service (such as the Express Mail service) maintained by the United States Postal Service, to the Party as follows:

Exhibit 2.01

(a)    If to Buyer, to:
Massachusetts Mutual Life Insurance Company 1295 State Street
Springfield, Massachusetts 01111
Attention: Elaine Sarsynski
Facsimile: 413-744-1177
Email:    esarsynski@massmutual.com

with copies to (which shall not constitute notice):
Massachusetts Mutual Life Insurance Company 1295 State Street
Springfield, Massachusetts 01111
Attention: General Counsel
Facsimile: 413-226-4134
Email: mroellig49@massmutual.com
Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square
New York, New York 10036 Attention: Robert J. Sullivan
Todd E. Freed
Facsimile: 212-735-2000

Email:	robert.sullivan@skadden.com todd.freed@skadden.com

(b)	If to Seller, to:
Hartford Life, Inc.
c/o The Hartford Financial Services Group One Hartford Plaza
Hartford, Connecticut 06155
Attention: General Counsel
Facsimile: 860-547-4721
Email:    alan.kreczko@thehartford.com

with a copy to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Perry J. Shwachman
Sean M. Keyvan
Facsimile: 312-853-7036
Email:    pshwachman@sidley.com

Exhibit 2.01

skeyvan@sidley.com
(c)    If to HFSG, to:
The Hartford Financial Services Group One Hartford Plaza
Hartford, Connecticut 06155
Attention: General Counsel
Facsimile: 860-547-4721
Email:    alan.kreczko@thehartford.com

with a copy to (which shall not constitute notice):
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Perry J. Shwachman Sean M. Keyvan
Facsimile: (312) 853-7036
Email:    pshwachman@sidley.com
skeyvan@sidley.com

or to such other address as such Party may indicate by a notice delivered to the other Parties hereto in accordance with this Section 14.6.
Section 14.7 Successors and Assigns; No Third-Party Beneficiaries.
(a)    The rights and obligations of a Party under this Agreement shall not be assignable or delegable by such Party without the written consent of the other Parties.
(b)    Except as otherwise provided in Section 8.4(d), this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Except as otherwise provided in Article XI and Article XII, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties and their respective successors and assigns permitted by this Section 14.7 any right, remedy or claim under or by reason of this Agreement.
Section 14.8 Entire Agreement; Amendments.
(a) This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto, the Confidentiality Agreement and the Ancillary Agreements contain the entire understanding of the Parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the Parties, which representations, warranties, agreements, understandings or letters of intent shall be of no force or effect for any purpose, and shall be interpreted without reference to any prior drafts hereof.

Exhibit 2.01

(b)    Except for the representations and warranties expressly set forth in Article IV and Article V, any certificate or instrument delivered hereunder by Seller and any Ancillary Agreement, (i) Buyer has not relied on any representation or warranty from Seller or any other Person in determining to enter into this Agreement and (ii) neither Seller nor any other Person has made any representation or warranty, express or implied, as to the Business (or the value or future thereof), the Acquired Assets, the Assumed Liabilities, HRS, the Covered Insurance Policies or the accuracy or completeness of any information regarding any of the foregoing that Seller or any other Person furnished or made available to Buyer and its Representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials).
(c)    Except for the representations and warranties expressly set forth in Article VI, any certificate or instrument delivered hereunder by Buyer and any Ancillary Agreement, (i) Seller has not relied on any representation or warranty from Buyer or any other Person in determining to enter into this Agreement and (ii) neither Buyer nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information furnished or made available to Seller and its Representatives (including, as applicable, any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials).
(d)    Except for updates to Section 8.1(a)(i) of the Business Disclosure Schedule in compliance with Section 8.1(a) hereof, this Agreement may not be amended, modified or supplemented except by a written instrument signed by an authorized Representative of each of the Parties or their respective successors in interest.
Section 14.9 Interpretation. The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Subject to Section 14.6, all references to “written notice” herein shall include notice by print, fax or electronic mail. All references to a “willful and material breach” refer to an action or omission that the breaching Party takes or omits to take with the intent of breaching this Agreement. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term. Except as otherwise set forth herein, any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein. Any statute or regulation referred to herein means such statute or

Exhibit 2.01

regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section. Any agreement referred to herein shall include reference to all Exhibits, Schedules and other documents or agreements attached thereto. References to dollars or “$” shall mean U.S. dollars. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. Each representation, warranty, covenant, agreement and condition contained in this Agreement shall have independent significance. Notwithstanding anything in this Agreement or any of the Ancillary Agreements to the contrary, (a) the listing or inclusion of any item, matter, agreement, document or instrument in the Seller Disclosure Schedule, the Business Disclosure Schedule or in any Schedule or Exhibit to this Agreement or in any written agreement or documentation or certificate delivered pursuant hereto and (b) any action taken or not taken in connection with this Agreement, any of the Ancillary Agreements or otherwise, shall not limit or restrict Seller’s indemnification obligations under Article XI or Article XII with respect to Excluded Liabilities.
Section 14.10 HFSG Guaranty.
(a)    HFSG hereby unconditionally, absolutely and irrevocably guarantees, undertakes and promises to cause Seller to fully and promptly pay, perform and observe all of Seller’s obligations under, with respect to, in connection with or otherwise arising out of or relating to this Agreement (collectively, the “Obligations”), whether according to the present terms hereof, or pursuant to any change in the terms, covenants and conditions hereof at any time hereafter made or granted, including pursuant to any amendments, waivers, extensions or renewals affecting this Agreement and the transactions contemplated hereby. In the event that Seller fails in any manner whatsoever to pay, perform, discharge or observe any of the Obligations, HFSG will itself duly and promptly pay, perform, discharge or observe, as the case may be, such Obligations, or cause the same to be duly and promptly paid, performed, discharged or observed, in each case as if HFSG were itself Seller with respect to such Obligations.
(b)    In regards to monetary obligations, HFSG agrees that its guarantee under this Section 14.10 constitutes a guarantee of payment when due and not of collection. Notwithstanding anything in this Agreement to the contrary, Buyer may proceed to enforce this Section 14.10 against HFSG without first pursuing or exhausting any right or remedy that Buyer or any of its successors or assigns may have against Seller, any of its successors or assigns (or any Affiliates thereof) or any other Person. Any payment by HFSG pursuant to this Section 14.10 will, to the extent of actual receipt by Buyer of such payment as it relates to any Obligation under this Agreement, discharge such Obligation of Seller to Buyer under this Agreement.
(c)    To the fullest extent permitted by Applicable Law, HFSG waives: (i) any defense based on or arising out of any defense of Seller on account of lack of power or authority by Seller to execute, deliver or perform this Agreement; (ii) any right to require Seller, as a condition of payment or performance by HFSG, to (A) proceed against any other guarantor of the Obligations or any other Person or (B) pursue any other remedy whatsoever; (iii) promptness, diligence and any requirement that Buyer protect, secure, perfect or insure any security interest or lien or any property subject thereto; (iv) notices, demands, presentments,

Exhibit 2.01

protests, notices of protest, notices of dishonor and notices of any action or inaction, notices of any renewal, extension or modification of the Obligations or any agreement related thereto and notices of any of the matters referred to in this Section 14.10(c) and any right to consent to any thereof; and (v) any other legal or equitable defense available to a surety or guarantor under Applicable Law. Buyer may, at its election, foreclose on any security held by it, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with Seller or exercise any other right or remedy available to it against Seller, without affecting or impairing in any way the liability of HFSG under this Section 14.10 except to the extent the Obligations have been paid in full in cash or otherwise satisfied in full. To the fullest extent permitted by Applicable Law, HFSG waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of HFSG against Seller or any security.
(d) The obligations of HFSG under this Section 14.10 shall be valid and enforceable and shall not be discharged, terminated, reduced or impaired or otherwise affected by, whether or not HFSG shall have had notice or knowledge of any of them, (i) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement or any other agreement, (ii) the release of, or any impairment of or failure to perfect any lien on or security interest in, any security held by Buyer for the Obligations or any of them, (iii) any default, failure or delay, willful or otherwise, in the payment or performance of the Obligations or (iv) any other act or omission that may or might in any manner or to any extent vary the risk of HFSG or otherwise operate as a discharge of HFSG as a matter of law or equity. HFSG expressly authorizes Buyer to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of HFSG under this Section 14.10.
(e)    Notwithstanding the provisions of this Section 14.10, HFSG shall have the rights, remedies and legal or equitable defenses that are available to Seller under the terms of this Agreement or Applicable Law with respect to the Obligations.

(f)    The obligations of HFSG under this Section 14.10 shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any change, restructuring or termination of the corporate structure or existence of Seller, or any dissolution, insolvency, liquidation, conservation, rehabilitation, bankruptcy, reorganization, receivership, supervision, arrangement or similar statutory, administrative, judicial or delinquency proceeding of or affecting Seller or any other guarantor of the Obligations or by any defense which Seller or any other guarantor of the Obligations may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding unless also stayed in connection with the insolvency, bankruptcy or reorganization of HFSG.
(g)    Subject to Section 14.10(j), HFSG agrees that its guarantee under this Section 14.10 shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored upon the insolvency, bankruptcy or reorganization of Seller or otherwise.

Exhibit 2.01

(h)    HFSG agrees that it shall have no right of subrogation, reimbursement, contribution or indemnity with respect to payments made under this Section 14.10 until such time as all Obligations have been paid in full. If an amount shall be paid to HFSG on account of such rights at any time in violation of the preceding sentence, such amount shall be held in trust for the benefit of Buyer and shall forthwith be paid to Buyer to be credited and applied to the obligations under this Section 14.10.
(i)    Notwithstanding the provisions of Section 11.10, HFSG agrees to pay on demand all expenses of Buyer (including the reasonable fees and expenses of its counsel) for the protection or enforcement of the rights of Buyer against HFSG under this Section 14.10.
(j)    HFSG’s guarantee of the Obligations under this Section 14.10 shall expire on and be of no further force and effect following the third (3rd) anniversary of the Closing Date, other than with respect to (i) any matter that is the subject of a Claim Notice provided by a Buyer Indemnified Person on or prior to such third (3rd) anniversary and (ii) if not yet paid on or prior to such third (3rd) anniversary, any obligation of Seller to pay or cause to be paid the Purchase Price Adjustment Amount or the Reinsurance Settlement Adjustment Amount.
Section 14.11 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
Section 14.12 Expenses. Except as otherwise expressly set forth in this Agreement and the Ancillary Agreements, each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and the Ancillary Agreements and to its performance and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants, whether or not the Closing shall have occurred. Seller acknowledges and agrees that none of the costs and expenses incurred in the establishment and maintenance of the virtual data site at https://datasite.merrillcorp.com and in the negotiation and preparation of this Agreement or the Ancillary Agreements or the performance and compliance with the agreements and conditions contained herein or therein shall be borne or payable by HRS.
Section 14.13 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, so long as the economic or legal substance of the transactions contemplated by this Agreement is

Exhibit 2.01

not affected in any manner adverse to any Party. Upon such determination that any provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Nothing in this Section 14.13 shall affect either Party’s right to terminate this Agreement pursuant to Section 13.1. Section 8.4(g) and Section 8.5(d) supersede this Section 14.13 solely with respect to Section 8.4 and Section 8.5, respectively.
Section 14.14 Execution in Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by electronic delivery in .pdf format, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed and delivered by each of the Parties hereto.
Section 14.15 No Public Announcement. Neither Seller or its Affiliates nor Buyer or its Affiliates shall issue or cause the publication of any press release or other public announcement concerning the transactions contemplated by this Agreement or any Ancillary Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except for: (a) such publication, announcement or communication as may be required by Applicable Law or applicable securities exchange rules, in which case the Party hereto required to publish such press release or public announcement shall allow the other Party hereto a reasonable opportunity to comment on such press release or public announcement in advance of such publication, to the extent practicable in the circumstance; (b) disclosures necessary to implement the provisions of this Agreement; or (c) any complaint, crossclaim, counterclaim or other filing or submission with, by or to any Governmental Body relating to or in connection with the enforcement or defense of the rights of a Party hereto or remedies arising under this Agreement or an applicable Ancillary Agreement and any such publication, announcement or communication as may be required by Applicable Law or applicable securities exchange rules related to the subject matter of this clause (c).
Section 14.16 Disclosure Schedules. Matters reflected in any section of a Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section of a Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Applicable Law or order of any Governmental Body shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
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Exhibit 2.01

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.
HARTFORD LIFE, INC.
By: /s/ David Levenson
Name: David Levenson
Title: CEO
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Exhibit 2.01

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: /s/ Roger W. Crandall
Name: Roger W. Crandall
Title: Chairman, President and
Chief Executive Officer

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Exhibit 2.01

Solely for purposes of Sections 8.4, 8.5, 14.2,
14.3, 14.4, 14.5, 14.6, 14.7, 14.8, 14.9, 14.10, 14.11, 14.12, 14.13, 14.14 and 14.15 and to the extent applicable to such Sections, Article I:
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
By: /s/ Christopher J. Swift _ Name: Christopher J. Swift Title: Chief Financial Officer

Exhibit 2.01

Below is a list of omitted schedules (or similar attachments) from the Purchase and Sale Agreement by and among Massachusetts Mutual Life Insurance Company, Hartford Life, Inc. and The Hartford Financial Services Group, Inc. dated as of September 4, 2012. The registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.
Schedule 1.1(a)    Acquired Assets
Schedule 1.1(b)    Assigned Leases
Schedule 1.1(c)    Assumed Liabilities
Schedule 1.1(d)    Enterprise Contracts
Schedule 1.1(e)    Excluded Assets
Schedule 1.1(f)    General Account Net Settlement Methodologies
Schedule 1.1(g)    Investment Assets
Schedule 1.1(h)    Form of Master Settlement Statement
Schedule 1.1(i)    Material Distributors
Schedule 1.1(j)    Net Flow Methodologies
Schedule 1.1(k)    Plans Discontinued or Lapsed as of December 31, 2011
Schedule 1.1(l)    Net Worth Methodologies
Schedule 1.1(m)    Other Transferred Contracts
Schedule 1.1(n)    Pro Forma Master Settlement Statement
Schedule 1.1(o)    Pro Forma Statement of General Account Net Settlement
Schedule 1.1(p)    Pro Forma Statement of Net Flows
Schedule 1.1(q)    Pro Forma Statement of Net Worth
Schedule 1.1(r)    Significant Mutual Fund Organizations
Schedule 1.1(s)    Significant Plans
Schedule 1.1(t)    Form of Statement of General Account Net Settlement
Schedule 1.1(u)    Form of Statement of Net Flows
Schedule 1.1(v)    Form of Statement of Net Worth
Schedule 1.1(w)    Form of Statement of Separate Accounts
Schedule 1.1(x)    Real Property Arrangements
Schedule 1.1(y)    Transferred Information Technology Contracts
Schedule 3.3(b)    Selection of Investment Assets Methodologies
Schedule 8.11(a)    Business Records Principles
Schedule 9.2    Required Regulatory Consents

Exhibit A    Form of Administrative Services Agreement
Exhibit B    Form of Hold Harmless and Indemnification Agreement
Exhibit C    Form of Intercompany Agreement
Exhibit D    Form of Master Assignment Agreement
Exhibit E    Form of Patent Assignment
Exhibit F    Form of Patent License Agreement
Exhibit G    Form of Reinsurance Agreement
Exhibit H    Form of Services Agreement
Exhibit I        Form of Software License Agreement
Exhibit J        Form of Trademark Assignment
Exhibit K    Form of Trademark License Agreement
Exhibit L    Form of Transition Services Agreement
Exhibit M    Form of Transitional Trademark License Agreement
Exhibit N    Form of Trust Agreement
Exhibit O    Form of Bill of Sale
Exhibit P    Form of Assignment and Assumption Agreement
Seller Disclosure Schedule Business Disclosure Schedule Buyer Disclosure Schedule